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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CLAYTON HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01, of Clayton Holdings, Inc. ("Clayton common stock")
(2)	Aggregate number of securities to which transaction applies:
22,891,224 shares, comprised of (A) 22,176,787 shares of common stock outstanding as of April 30, 2008, (B) 30,276 shares of common stock underlying deferred stock units, and (C) options to purchase 684,161 shares of common stock with exercise prices at or below $6.00.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$6.00 (per share consideration set forth in the merger agreement).

	(4)	Proposed maximum aggregate value of transaction: $133,827,968 (excludes $3,519,376 representing the aggregate exercise price of the options included in the aggregate number of securities)
	(5)	Total fee paid: $5,260
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Clayton Holdings, Inc.
2 Corporate Drive
Shelton, Connecticut 06484
(203) 926-5600

                        , 2008

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

Dear Stockholder:

        You are cordially invited to attend a special meeting of the stockholders of Clayton Holdings, Inc. which will be held at the offices of Goodwin Procter LLP, located at One Exchange Place, Boston, Massachusetts 02109, on                        , 2008, at                    , local time.

        At the special meeting, we will ask you to consider and vote on a proposal to approve and adopt a merger agreement that we entered into with Cobra Green LLC and Cobra Acquisition Corp., a wholly-owned subsidiary of Cobra Green, on April 13, 2008. If our stockholders approve and adopt the merger agreement and the merger is completed, we will become a wholly-owned subsidiary of Cobra Green, and you will be entitled to receive $6.00 in cash, without interest and less any applicable withholding taxes, for each share of Clayton common stock that you own.

        After careful consideration, our board of directors, by the unanimous vote of all directors present, approved the merger agreement and determined that the merger and the merger agreement are fair to, advisable and in the best interests of our company and our stockholders. Our board of directors recommends that you vote "FOR" the approval and adoption of the merger agreement.

        The accompanying proxy statement provides a detailed description of the proposed merger, the merger agreement and related matters. We urge you to read these materials carefully.

        Your vote is very important.    Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Clayton common stock entitled to vote at the special meeting. Therefore, failure to vote will have the same effect as a vote against the approval and adoption of the merger agreement.

        Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible, or submit your proxy by telephone or the Internet. If you have Internet access, we encourage you to record your vote via the Internet. This action will not limit your right to vote in person at the special meeting.

        If you have any questions or need assistance voting your shares, please call our proxy solicitor, D.F. King & Co., Inc., at                    .

        Thank you for your cooperation and your continued support of Clayton Holdings, Inc.

                      Sincerely,

                      Frank P. Filipps
                       Chairman of the Board of Directors
                      and Chief Executive Officer

        This proxy statement is dated                        , 2008 and is first being mailed to stockholders on or about                        , 2008.

Clayton Holdings, Inc.
2 Corporate Drive
Shelton, Connecticut 06484
(203) 926-5600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On                        , 2008

To the Stockholders of Clayton Holdings, Inc.:

        We will hold a special meeting of the stockholders of Clayton Holdings, Inc. at the offices of Goodwin Procter LLP, located at One Exchange Place, Boston, Massachusetts 02109, on                        , 2008, at                    , local time, to consider and act upon the following matters:

  1.
  To approve and adopt the Agreement and Plan of Merger dated as of April 13, 2008, among Clayton Holdings, Inc. ("Clayton Holdings", "Clayton" or "we", "us", "our", "ours", etc.), Cobra Green LLC ("Cobra Green") and Cobra Acquisition Corp., a wholly-owned subsidiary of Cobra Green (the "Merger Subsidiary"), pursuant to which each holder of shares of Clayton common stock will be entitled to receive $6.00 in cash, without interest and less any applicable withholding taxes, for each share of Clayton common stock held by such holder;

  2.
  To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement; and

  3.
  To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

        Only holders of record of Clayton common stock as of the close of business on                        , 2008 are entitled to the notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Clayton common stock entitled to vote at the special meeting.

        Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible, or submit your proxy by telephone or the Internet. If you have Internet access, we encourage you to record your vote via the Internet. This action will not limit your right to vote in person at the special meeting. If you fail to vote by proxy or in person, it will have the same effect as a vote against the approval and adoption of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote "FOR" approval and adoption of the merger agreement.

        The Clayton board of directors recommends that stockholders vote "FOR" approval and adoption of the merger agreement.

        If the merger is completed, Clayton stockholders who do not vote in favor of the approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of Clayton common stock, as determined by the Delaware Court of Chancery under applicable provisions of Delaware law. A copy of the applicable Delaware statutory provisions is included as Annex C to the accompanying proxy statement, and a summary of these provisions can be found under the section entitled "Appraisal Rights" beginning on page 53 in the accompanying proxy statement.

        Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives). If you attend, please note that you may be asked to present valid photo identification. If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of common stock. The list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at 2 Corporate Drive, Shelton, Connecticut 06484 during ordinary business hours at least 10 days before the special meeting.

                      By Order of the Board of Directors,

                      Steven L. Cohen
                       Secretary

Shelton, Connecticut
                        , 2008

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	37
THE MERGER AGREEMENT	39
Structure and Effective Time of the Merger	39
Merger Consideration	39
Treatment of Equity-Based Awards	39
Payment for the Shares	40
Directors and Officers	41
Representations and Warranties	41
Conduct of Business Pending the Merger	42
Stockholder Meeting; Proxy Statement	44
No Solicitation of Transactions; Change of Recommendation	45
Efforts to Complete the Merger	46
Additional Agreements	47
Conditions to the Merger	47
Termination of the Merger Agreement	49
Effect of Termination; Liability Cap	50
Fees and Expenses Following Termination	50
Specific Performance	51
Indemnification and Directors' and Officers' Insurance	51
Employee Obligations	52
APPRAISAL RIGHTS	53
MARKET PRICE AND DIVIDEND DATA	56
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	57
FUTURE STOCKHOLDER PROPOSALS	59
WHERE YOU CAN FIND MORE INFORMATION	59
AGREEMENT AND PLAN OF MERGER	Annex A
OPINION OF BANC OF AMERICA SECURITIES LLC	Annex B
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW	Annex C

SUMMARY TERM SHEET

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we urge you to read carefully this entire proxy statement and the annexes to this proxy statement. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

        In this proxy statement, the terms "we," "us," "our," "our company," "Clayton" and "Clayton Holdings" refer to Clayton Holdings, Inc. and the term "Cobra Green" refers to Cobra Green LLC.

The Companies

Clayton Holdings, Inc.
2 Corporate Drive
Shelton, Connecticut 06484
(203) 926-5600
www.clayton.com

        Clayton Holdings, Inc. was founded in 2005 through the union of Clayton Services, Inc., a leading provider of integrated loan and portfolio analysis, operations support and consulting services to the primary, capital and investor markets, and The Murrayhill Company, a leader in the securities surveillance and credit risk management business. Clayton has since added a number of companies to its corporate structure. In each case, Clayton has expanded its offerings to provide our clients greater capabilities and deeper services in the areas of analytics, consulting and outsourcing.

Cobra Green LLC
c/o Greenfield Partners, LLC
50 North Water Street
South Norwalk, Connecticut 06854
(203) 354-5000

        Cobra Green LLC, a Delaware limited liability company, was formed exclusively for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Cobra Green has not engaged in any business except in anticipation of the merger. Cobra Green is affiliated with Greenfield Acquisition Partners V, L.P., an affiliate of Greenfield Partners, LLC.

        Greenfield Partners, LLC is a private partnership that specializes in real estate and related investments on behalf of itself and a select group of private and institutional partners. Since inception in 1997, Greenfield Partners, LLC has secured in excess of $3.5 billion in equity commitments to eight (8) different investment funds and operates in both North America and abroad. The firm's most recent funds are Greenfield Acquisition Partners V, L.P. and Greenfield Land Partners II, L.P., which have equity commitments of $1.0 billion and $400 million, respectively.

Cobra Acquisition Corp.
c/o Greenfield Partners, LLC
50 North Water Street
South Norwalk, Connecticut 06854
(203) 354-5000

        Cobra Acquisition Corp., which we refer to as the Merger Subsidiary, is a Delaware corporation and a direct wholly-owned subsidiary of Cobra Green. The Merger Subsidiary was formed exclusively for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. The Merger Subsidiary has not engaged in any business except in anticipation of the merger.

The Merger (page 18)

        Upon the terms and subject to the conditions of the merger agreement, the Merger Subsidiary will be merged with and into us, and each holder of shares of Clayton common stock will be entitled to receive $6.00 in cash, without interest and less any applicable withholding taxes, for each share of Clayton common stock held by such holder immediately prior to the merger unless such holder has exercised his or her statutory appraisal rights with respect to the merger. As a result of the merger, we will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of Cobra Green. You will not own any shares of the surviving corporation. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

The Special Meeting (page 14)

        The special meeting will be held on                        , 2008 at                    , local time, at the offices of Goodwin Procter LLP, located at One Exchange Place, Boston, Massachusetts 02109. At the special meeting, you will be asked to vote upon a proposal to approve and adopt the merger agreement that we have entered into with Cobra Green and the Merger Subsidiary. You will also be asked to vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement. You may also be asked to vote upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date; Stock Entitled to Vote (page 14)

        Our board of directors has fixed the close of business on                        , 2008, as the record date for determining stockholders entitled to notice of and to vote at the special meeting. On the record date, we had            outstanding shares of common stock held by approximately                        stockholders of record. We have no other class of voting securities outstanding.

        Stockholders of record on the record date will be entitled to one (1) vote per share of Clayton common stock on any matter that may properly come before the special meeting and any adjournment or postponement of that meeting.

Vote Required (page 15)

        Pursuant to the requirements of the Delaware General Corporation Law and the merger agreement, approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Clayton common stock entitled to vote at the special meeting. Failure to vote, by proxy or in person, will have the same effect as a vote "AGAINST" approval and adoption of the merger agreement.

        The affirmative vote of the holders of a majority of the shares of Clayton common stock present in person or by proxy and entitled to vote at the special meeting will be required to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the approval and adoption of the merger agreement. Failure to vote, in person or by proxy, will have no effect on the approval of the adjournment proposal.

Our Board's Recommendation (page 14)

        Our board of directors has (i) determined that the merger and the merger agreement are fair to, advisable and in the best interests of our company and our stockholders, (ii) approved the merger agreement, (iii) resolved to recommend that the stockholders approve and adopt the merger agreement, and (iv) directed that such matter be submitted for consideration of the stockholders of Clayton at the special meeting. Accordingly, our board of directors recommends that our stockholders vote "FOR" approval and adoption of the merger agreement at the special meeting.

        For the factors considered by our board of directors in reaching its decision to approve the merger agreement see "The Merger—Reasons for the Merger and Recommendations of the Board of Directors" beginning on page 23 of this proxy statement.

Opinion of Clayton's Financial Advisor (page 25 and Annex B)

        In connection with the merger, Banc of America Securities LLC, Clayton's financial advisor, delivered to Clayton's board of directors a written opinion, dated April 13, 2008, as to the fairness, from a financial point of view and as of the date of the opinion, of the per share merger consideration to be received by holders of Clayton common stock. The full text of the written opinion, dated April 13, 2008, of Banc of America Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety. Banc of America Securities provided its opinion to Clayton's board of directors for the benefit and use of Clayton's board of directors in connection with and for purposes of its evaluation of the per share merger consideration from a financial point of view. Banc of America Securities' opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger.

Conditions to the Merger (page 47)

        Neither we nor Cobra Green nor the Merger Subsidiary is required to complete the merger unless the following conditions are satisfied or waived:

  •
  the merger agreement shall have been approved and adopted by the affirmative vote of a majority of the outstanding shares of Clayton common stock entitled to vote on such matter;

  •
  the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act") shall have expired or been earlier terminated; and

  •
  no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits or makes illegal consummation of the merger.

        Neither Cobra Green nor the Merger Subsidiary is required to complete the merger unless the following conditions are satisfied or waived:

  •
  our representations and warranties must be true and correct, subject to certain materiality thresholds;

  •
  we shall have performed in all material respects all obligations required to be performed by us under the merger agreement;

  •
  subject to certain exceptions, there has been no change, event or effect that has, or reasonably would be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, results of operations or financial condition of us and our subsidiaries taken as a whole since the date of the merger agreement;

  •
  holders of 10% or fewer of the issued and outstanding shares of Clayton common stock have properly exercised their appraisal rights; and

  •
  all filings, permits, authorizations, consents or approvals related to the origination, ownership or servicing of loans that are required as a consequence of the transactions contemplated by the merger agreement and set forth therein shall have been made or obtained.

        We are not required to complete the merger unless the following conditions are satisfied or waived:

  •
  the representations and warranties of Cobra Green and the Merger Subsidiary must be true and correct, subject to certain materiality thresholds; and

  •
  Cobra Green and the Merger Subsidiary shall have performed in all material respects all obligations required to be performed by them under the merger agreement.

No Solicitation of Transactions; Change of Recommendation (page 45)

        We have agreed that we will not, and we will cause our subsidiaries and representatives not to, directly or indirectly:

  •
  initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, any acquisition proposal;

  •
  engage or participate in, or knowingly facilitate any discussions or negotiations regarding, or furnish any non-public information to any person in connection with any inquiries, proposals or offers that constitute or would reasonably be expected to lead to, any acquisition proposal; or

  •
  enter into any letter of intent, agreement in principal or other similar type of agreement relating to an acquisition proposal or enter into any agreement or agreement in principal requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or resolve, propose or agree to do any of the foregoing.

        Notwithstanding the restrictions against solicitation, until the time at which our stockholders approve and adopt the merger agreement, we may respond to a bona fide written acquisition proposal if our board of directors, after consultation with our outside counsel, determines in good faith that the failure to respond would be inconsistent with our fiduciary obligations and our board of directors determines in good faith, after consultation with our outside legal and financial advisors, that the acquisition proposal in respect of which such action is to be taken, if consummated, is or could reasonably be expected to lead to a superior proposal. We may furnish information in response to a request by such third party in respect of such proposal if we receive from the person so requesting such information an executed confidentiality agreement on terms not less restrictive than the terms of the confidentiality agreement entered into between us and Cobra Green, provided, that, contemporaneously with furnishing any such non-public information to such third party, we furnish to Cobra Green all such non-public information not previously provided to Cobra Green.

        If there are any inquiries, discussions, negotiations, proposals or expressions of interest with respect to an acquisition proposal, then we are required to promptly (but in any event within 24 hours) notify Cobra Green and provide a summary of the material terms and conditions thereof, including price, and the identity of the person making any acquisition proposal.

        We have agreed in the merger agreement that our board of directors will recommend that our stockholders vote in favor of the approval and adoption of the merger agreement subject to the exceptions set forth below. We have also agreed that, subject to the exceptions set forth below, our board of directors and each committee thereof will not withdraw, amend or change, (or publicly propose to withdraw, amend or change in a manner adverse to Cobra Green), or knowingly make any public statement inconsistent with our recommendation to the stockholders or propose publicly to approve, adopt or recommend any acquisition proposal.

        However, until such time as our stockholders approve and adopt the merger agreement, our board of directors may, in response to an acquisition proposal that our board of directors concludes in good faith, after consultation with our outside legal counsel and financial advisors, is a superior proposal (1) effect an adverse recommendation change, and/or (2) enter into a definitive agreement with respect to such superior proposal. If our board of directors determines to take either of these actions, it may do so only on or after the fourth business day after Cobra Green has received written notice from us advising Cobra Green that our board of directors is prepared to take such action and at the end of such period, our board of directors determines in good faith after consultation with our outside legal counsel and financial advisors that such proposal remains a superior proposal. Also during this four (4) business day period, Cobra Green shall be entitled to deliver one or more counterproposals to the superior proposal.

        The merger agreement defines a "superior proposal" to mean any bona fide written acquisition proposal of more than half of Clayton's assets, made by a third party that our board of directors determines in good faith, after consultation with our outside legal counsel and financial advisor, to be more favorable from a financial point of view to Clayton's stockholders than the transaction contemplated by the merger agreement.

Termination of the Merger Agreement (page 49)

        The merger agreement may be terminated by either us or Cobra Green at any time prior to the effective time of the merger whether before or after our stockholders have approved and adopted the merger agreement:

  •
  by mutual written consent;

  •
  if the merger has not been consummated by October 31, 2008 (except in the case of certain permitted extensions);

  •
  if any order of a government authority enjoining, restraining or otherwise prohibiting the merger exists and such order has become final and nonappealable; or

  •
  if our stockholders fail to approve and adopt the merger agreement at the stockholders' meeting or any adjournment or postponement thereof.

Cobra Green can terminate the merger agreement if:

  •
  we breach or fail to perform in any material respect any of our representations, warranties, covenants or agreements made in the merger agreement, and such breach or condition is not curable by October 31, 2008 (except in the case of certain permitted extensions) or, if curable, has not been cured within 30 days of our receipt of written notice from Cobra Green of such breach or failure to perform; or

  •
  (i) our board of directors fails to include a recommendation to approve and adopt the merger agreement in the proxy statement, (ii) our board of directors has approved, endorsed or recommended, or publicly announced an intention to approve, to the stockholders an acquisition proposal (other than pursuant to the merger agreement) or otherwise made an adverse recommendation change, (iii) our board of directors fails to publicly reaffirm its recommendation of the merger agreement and the merger as promptly as practicable (but in any event within five (5) business days) after Cobra Green requests in writing that our board of directors do so, provided that Cobra Green may not make such a request on more than two (2) occasions with respect to any particular acquisition proposal and that such request may only be made in the event that we receive an acquisition proposal or material amendment to an acquisition proposal, (iv) a tender offer or exchange offer for outstanding shares has been commenced and our board of directors recommends that the stockholders tender their shares in such tender or exchange, or on or after the eleventh business day after the commencement of such tender or exchange offer, our board of directors fails to recommend against acceptance of such offer or makes no recommendation or states an inability to make a recommendation; (v) we have delivered a determination notice to Cobra Green that our board of directors intends to make an adverse recommendation change or intends to terminate the merger agreement to enter into a superior proposal; or (vi) we fail to convene and hold the stockholders' meeting in accordance with the merger agreement.

We can terminate the merger agreement if:

  •
  Cobra Green or the Merger Subsidiary breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements made in the merger agreement, and such breach or condition is not curable by October 31, 2008 (except in the case of certain permitted extensions) or, if curable, has not been cured within 30 days of Cobra Green's receipt of written notice from us of such breach or failure to perform;

  •
  Cobra Green or the paying agent have not received the equity financing within ten (10) business days of the satisfaction of all the conditions to closing (other than those conditions that are to be satisfied at the closing); or

  •
  the termination is effected prior to receipt of the requisite stockholder approval in order to enter into an agreement with respect to a superior proposal, provided, however, that before terminating the merger agreement:

  •
  we have provided Cobra Green with four (4) business days prior written notice of our decision to terminate the merger agreement, (which notification shall include in reasonable detail the material terms and conditions of the superior proposal, including the amount and form of proposed consideration and any material conditions of the superior proposal),

  •
  Cobra Green has not, as of the fourth business day, made an offer that in the reasonable judgment of our board of directors after consultation with our outside counsel and financial advisor is at least as favorable to our stockholders from a financial point of view as the superior proposal, and

  •
  we have paid or pay Cobra Green, in immediately available funds, at the time of termination, a termination fee of $6,700,000.

Specific Performance (page 51)

        Cobra Green and the Merger Subsidiary are entitled to seek an injunction to prevent breaches of the merger agreement by us and to enforce specifically the terms of the merger agreement.

        Pursuant to the merger agreement, we are not entitled to enforce specifically the terms of the merger agreement other than with respect to the confidentiality provision set forth therein.

Effect of Termination; Liability Cap (page 50)

        Other than for certain exceptions as listed in the merger agreement, in the event of a termination of the merger agreement by either us or Cobra Green, the merger agreement will immediately become null and void and have no effect, and none of Cobra Green, the Merger Subsidiary or us, or any of the respective subsidiaries or any of the respective officers or directors will have any liability or obligation under the merger agreement. Though we and Cobra Green will not be released from any liabilities arising out of fraud or intentional and material breach, in no event will either we or Cobra Green be liable for any breach, loss or damages, under any theory or for any reason under the merger agreement, in excess of $9,000,000 in the aggregate.

        In addition, should we elect to terminate the merger agreement after Cobra Green or the paying agent have not received the equity financing within ten (10) business days of the satisfaction of all of the closing conditions required by the merger agreement our sole and exclusive remedy is the termination fee of $9,000,000 to be paid by Cobra Green within two (2) business days after the termination of the merger agreement.

Fees and Expenses Following Termination (page 50)

        Cobra Green must pay us a termination fee of $9,000,000 within two (2) business days after the termination of the merger agreement if we terminate the merger agreement after Cobra Green or the paying agent have not received the equity financing within ten (10) business days of the satisfaction of all of the closing conditions required by the merger agreement.

        We are required to pay Cobra Green a termination fee of $6,700,000 in the event that the merger agreement is terminated because:

  •
  our board of directors (i) fails to include a recommendation to approve and adopt the merger agreement in the proxy statement, (ii) makes an adverse recommendation change, or (iii) fails to publicly reaffirm its recommendation of the merger agreement and the merger as promptly as practicable (but in any event within five (5) business days) after Cobra Green requests in writing that our board of directors do so;

  •
  a tender offer or exchange offer for outstanding shares has been commenced and our board of directors recommends that the stockholders tender their shares in such tender or exchange, or on or after the eleventh business day after the commencement of such tender or exchange offer, our board of directors fails to recommend against acceptance of such offer or makes no recommendation or states an inability to make a recommendation;

  •
  we have delivered a determination notice to Cobra Green that our board of directors intends to make an adverse recommendation change or intends to terminate the merger agreement to enter into a superior proposal;

  •
  we fail to convene and hold the stockholders' meeting in accordance with the merger agreement;

  •
  we terminate the merger agreement prior to the approval and adoption of the merger agreement by our stockholders upon the entry into a definitive agreement to effect a superior proposal in accordance with the merger agreement;

  •
  the approval and adoption of the merger agreement by the stockholders has not been obtained, and (i) an acquisition proposal had been publicly announced at or prior to the time the merger agreement was terminated and (ii) within 12 months after such termination of the merger agreement we have consummated, or reached a definitive agreement to consummate, any acquisition proposal; or

  •
  the merger has not been consummated by October 31, 2008 (except in the case of certain permitted extensions), and (i) an acquisition proposal had been publicly announced at or prior to the time the merger agreement was terminated and (ii) within 12 months after such termination of the merger agreement we have consummated, or reached a definitive agreement to consummate, any acquisition proposal.

Limited Guaranty (page 7)

        We have entered into a limited guaranty with Greenfield Acquisition Partners V, L.P. pursuant to which Greenfield Acquisition Partners V, L.P. has guaranteed Cobra Green's obligation to pay us:

  •
  a termination fee of $9,000,000 within two (2) business days after we terminate the merger agreement if Cobra Green or the paying agent have not received the equity financing within ten (10) business days of the satisfaction of all of the closing conditions required by the merger agreement; or

  •
  any awards not to exceed $9,000,000 in the aggregate granted pursuant to a judgment of a court of the State of Delaware for a claim based on fraud or intentional and material breach of the merger agreement by Cobra Green.

Voting Agreement (page 32)

        In connection with the merger, Cobra Green has entered into a voting agreement, dated as of April 13, 2008, with investment funds affiliated with TA Associates, Inc. ("TA Associates") pursuant to which, among other things, such investment funds have agreed to vote all shares of Clayton common stock beneficially owned by such funds in favor of, and against any acquisition proposal made in opposition to or in competition with, the consummation of the merger and the transactions contemplated by the merger agreement. As of the record date, the funds affiliated with TA Associates own beneficially and of record an aggregate of approximately [37.3]% of Clayton's outstanding common stock.

Regulatory Matters (page 36)

        Under the provisions of the HSR Act, we and Cobra Green may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. We and Cobra Green each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on May             , 2008 and, in accordance with the merger agreement, requested "early termination" of the waiting period. We and Cobra Green do not believe that any foreign antitrust approvals are required to consummate the merger.

        As part of our mortgage loan servicing business, we are required by law to maintain state issued permits, licenses and registrations in connection with loan servicing in the various states. Many state regulations require the state's consent to a change of control of the holder of the permit, license or registration. The merger is conditioned on our ability, with the help and cooperation of Cobra Green, to obtain such consent from twelve (12) states, Puerto Rico and the District of Columbia. The merger is also conditioned on obtaining licenses from two (2) new states. We are not aware of any other state regulatory requirements that remain to be complied with in order to complete the merger, other than the filing of the certificate of merger with the Secretary of State of Delaware.

Appraisal Rights (page 53)

        Under Delaware law, holders of Clayton common stock may have the right to receive an appraisal of the fair value of their shares of Clayton common stock in connection with the merger. To exercise appraisal rights, a Clayton stockholder must not vote for the proposal to approve and adopt the merger agreement, must deliver to Clayton a written appraisal demand before the stockholder vote on the merger agreement is taken at the special meeting, must not submit a letter of transmittal, and must strictly comply with all of the procedures required by Delaware law.

        A copy of Section 262 of the Delaware General Corporation Law, or the DGCL, is also included as Annex C to this proxy statement.

Material U.S. Federal Income Tax Consequences (page 37)

        If the merger is completed, the exchange of common stock by our stockholders for the cash merger consideration will generally be treated as a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended. Because of the complexities of the tax laws, we advise you to consult your personal tax advisors concerning the applicable U.S. federal, state, local, foreign and other tax consequences of the merger to you.

Treatment of Equity-Based Awards (page 39)

        Upon consummation of the merger, each outstanding stock option, whether vested or unvested, will be cancelled in consideration for a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $6.00 over the per share exercise price for the option multiplied by (ii) the number of shares of Clayton common stock that the option holder could have purchased (assuming full vesting) upon full exercise of that option immediately prior to completion of the merger.

        The merger agreement, after giving effect to the acceleration provisions of our stock option plans, further provides that upon the completion of the merger, each outstanding share of Clayton common stock and each outstanding Clayton deferred stock unit that is subject to vesting and restrictions on transfer, including restricted shares held by our executive officers and deferred stock units held by our directors, will become fully vested and free of restrictions on transfer and each holder will receive $6.00 for each such share or deferred stock unit, as applicable, less any applicable federal or state withholding tax.

        Upon the completion of the merger, Clayton will pay each executive officer $6.00 for each phantom share held by such officer less any applicable federal or state withholding tax.

        Except as set forth above, each right of any kind, contingent or accrued, to acquire or receive shares of common stock or benefits measured by the value of shares of common stock, and each award of any kind consisting of shares of common stock that may be held, awarded, outstanding, payable or reserved for issuance under any of our plans, will be cancelled.

Interests of Our Directors and Executive Officers in the Merger (page 32)

        In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of Clayton common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware that these interests existed when it approved and adopted the merger.

  Equity-Based Awards

        Our directors and executive officers holding (i) shares of unvested restricted stock, (ii) shares of unvested deferred stock units, and (iii) phantom shares, will receive cash payments at or shortly following the closing of the merger.

  Change of Control Employment Agreements

        Each of our executive officers is party to an employment agreement with us, which may require us to make certain payments and/or provide certain benefits to such executive officers in the event of a change of control of Clayton, including the merger, followed by a qualifying termination of their employment.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers briefly address some commonly asked questions about the special meeting of stockholders and the merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should still carefully read this entire proxy statement, including each of the annexes.

The Special Meeting

Q.
Who is soliciting my proxy?

A.
This proxy is being solicited by our board of directors.

Q.
What will I be asked to vote upon at the special meeting?

A.
You will be asked to vote on the approval and adoption of the merger agreement that we have entered into with Cobra Green, pursuant to which a wholly-owned subsidiary of Cobra Green will be merged with and into us and we will become a wholly-owned subsidiary of Cobra Green. We will also be asking you to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of approval and adoption of the merger agreement.

Q.
What stockholder approvals are required for the mergers?

A:
The holders of a majority of the outstanding shares of Clayton common stock on the record date for the Clayton special meeting of stockholders must vote in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby. Only holders of record of Clayton common stock at the close of business on            , 2008, or the record date, are entitled to notice of and to vote at the special meeting. As of the record date, there were            shares of Clayton common stock outstanding and entitled to vote at the special meeting.

Q.
Who is entitled to vote at the special meeting?

A.
Holders of record of shares of Clayton common stock as of the close of business on            , 2008 are entitled to vote at the special meeting.

Q.
What should I do now?

A.
After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed proxy card. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy card.

Q.
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A.
Brokers or other nominees who hold shares of Clayton common stock in "street name" for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers, commonly referred to as broker "non-votes". You should follow the procedures provided by your broker regarding the voting of your shares. These non-voted shares of Clayton common stock will not be counted as votes cast or shares voting and will have the same effect as votes "AGAINST" approval and adoption of the merger agreement. Non-voted shares of Clayton common stock will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement.

Q.
What if I do not vote?

A.
If you fail to vote by proxy or in person, it will have the same effect as a vote "AGAINST" approval and adoption of the merger agreement. Failure to vote will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement.

If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote "FOR" approval and adoption of the merger agreement and "FOR" approval of the adjournment proposal.

If you submit your properly signed proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will have the same effect as a vote "AGAINST" the approval and adoption of the merger agreement. With respect to the proposal to approve one or more adjournments to the special meeting, an abstention will have no effect, and the proposal will be decided by the stockholders who cast votes "FOR" and "AGAINST" that proposal.

Q.
When should I send in my proxy card?

A.
You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q.
May I change my vote after I have mailed my signed proxy card?

A.
Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q.
May I vote in person?

A.
Yes. You may attend the special meeting of stockholders and vote your shares of Clayton common stock in person. If you hold shares in "street name," you must provide a proxy executed by your bank or broker in order to vote your shares at the meeting.

The Merger

Q.
What is the proposed transaction?

A.
Cobra Green will acquire us by merging a subsidiary of Cobra Green into us. We will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of Cobra Green.

Q.
If the merger is completed, what will I be entitled to receive for my shares of Clayton common stock and when will I receive it?

A.
You will be entitled to receive $6.00 in cash, without interest and less any applicable withholding taxes, for each share of Clayton common stock that you own.

  After the merger closes, Cobra Green will arrange for a letter of transmittal to be sent to each stockholder. The merger consideration will be paid to a stockholder once that stockholder submits a properly completed letter of transmittal, his, her or its stock certificates and any other required documentation.

Q:
Am I entitled to appraisal rights?

A:
Under the Delaware General Corporation Law, holders of shares of Clayton common stock who do not vote for the adoption and approval of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than the amount a Clayton stockholder would be entitled to receive under the merger agreement. Any holder of shares of Clayton common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to Clayton prior to the vote on the adoption and approval of the merger agreement and the transactions contemplated thereby and must not vote or otherwise submit a proxy in favor of adoption and approval of the merger agreement and the transactions contemplated thereby. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. Because of the complexity of the Delaware law relating to appraisal rights, if you are considering exercising your appraisal right, we encourage you to seek the advice of your own legal counsel.

Q.
Why is the board of directors recommending the merger?

A.
Our board of directors believes that the merger and the merger agreement are fair to, advisable and in the best interests of Clayton and its stockholders and recommends that you approve and adopt the merger agreement. For a more detailed explanation of the factors that our board of directors considered in determining whether to recommend the merger, see "The Merger—Reasons for the Merger and Recommendation of our Board of Directors" on page 23 of this proxy statement.

Q.
Will the merger be a taxable transaction to me?

A.
Yes. The receipt of cash for shares of our common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our common stock. For a more detailed explanation of the tax consequences of the merger, see "Material U.S. Federal Income Tax Consequences" on page 37 of this proxy statement. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.
When is the merger expected to be completed?

A.
We expect the merger to be completed in the third quarter of 2008 following satisfaction or waiver of all conditions, including expiration or termination of the waiting period under the HSR Act, receipt of certain permits, authorizations, consents and approvals related to the origination, ownership and servicing of loans, and approval and adoption of the merger agreement by our stockholders. We and Cobra Green each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on May             , 2008. We and Cobra Green do not believe that any foreign antitrust approvals are required to consummate the merger.

Q.
What will happen to my shares of common stock in Clayton after the merger?

A.
Following the effectiveness of the merger, your shares of Clayton common stock will represent solely the right to receive the merger consideration, and trading in Clayton common stock on the NASDAQ Global Market will cease. Price quotations for our common stock will no longer be available and we will cease filing periodic reports under the Securities Exchange Act of 1934.

Q.
Should I send in my stock certificates now?

A.
No. After the merger closes, Cobra Green will arrange for a letter of transmittal containing detailed instructions to be sent to each stockholder. The merger consideration will be paid to a stockholder once that stockholder submits a properly completed letter of transmittal accompanied by that stockholder's stock certificates and any other required documentation.

  PLEASE DO NOT SEND YOUR CLAYTON STOCK CERTIFICATES NOW.

Q.
What should I do if I have questions?

A.
You should direct any questions regarding the special meeting of stockholders or the merger to our proxy solicitor, D.F. King & Co., Inc. at                  .

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement, and the documents to which we refer you in this proxy statement, contains forward-looking statements (as that term is defined under Section 21E of the Securities Exchange Act of 1934) about our plans, objectives, expectations and intentions. You can identify these statements by words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," "may," "will" and "continue" or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

  •
  the requirement that our stockholders approve and adopt the merger agreement with Cobra Green and the Merger Subsidiary;

  •
  either parties' failure to satisfy other conditions to the merger;

  •
  the effect of the announcement of the merger on our customer and supplier relationships, operating results and business generally, including our ability to retain key employees;

  •
  adverse changes in the mortgage-backed securities market, the mortgage lending industry or the housing market;

  •
  the level of competition for Clayton's services;

  •
  the loss of one or more of Clayton's largest clients;

  •
  Clayton's ability to maintain its professional reputation;

  •
  management's ability to execute Clayton's business strategy; and

  •
  other risks detailed in our current filings with the Securities and Exchange Commission, or SEC, including our Annual Report on Form 10-K, as amended, for the year ended December 31, 2007.

        See "Where You Can Find More Information" on page 59 of this proxy statement. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement are based on the information available to us as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING OF STOCKHOLDERS

        We are furnishing this proxy statement to you, as a holder of Clayton common stock, as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders, or at any postponement or adjournment thereof.

Date, Time and Place of the Special Meeting

        The special meeting of stockholders of Clayton will be held at the offices of Goodwin Procter LLP, located at One Exchange Place, Boston, Massachusetts 02109, on            , 2008, at                    , local time.

Purpose of the Special Meeting

        The purpose of the special meeting is:

  •
  to vote on the proposal to approve and adopt the Agreement and Plan of Merger dated as of April 13, 2008, among Clayton, Cobra Green and the Merger Subsidiary, a copy of which is attached as Annex A to this proxy statement;

  •
  to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement; and

  •
  to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.

Our Board's Recommendation

        Our board of directors, by the unanimous vote of all directors present, approved the merger agreement and determined that the merger and the merger agreement are fair to, advisable and in the best interests of our company and our stockholders. Accordingly, our board of directors recommends that our stockholders vote "FOR" approval and adoption of the merger agreement at the special meeting.

Record Date; Stock Entitled to Vote

        The holders of record of shares of Clayton common stock as of the close of business on            , 2008, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, there were            shares of Clayton common stock outstanding and entitled to vote held by approximately            stockholders of record. Each share of our common stock entitles the holder to one (1) vote on all matters properly coming before the special meeting or any adjournment or postponement thereof.

Quorum

        Our charter and by-laws and Delaware law require the presence, in person or by duly executed proxy, of the holders of a majority of the voting power of outstanding shares of our common stock entitled to vote at the special meeting to constitute a quorum. Both abstentions and broker "non-votes" (as that term is described in the next section) will be counted as present for purposes of determining the existence of a quorum. If a quorum is not present and if the adjournment proposal has the necessary majority, we expect to adjourn the special meeting to solicit additional proxies and intend to vote any proxies we have received at the time of the special meeting in favor of an adjournment.

Vote Required for Approval

        Our charter and by-laws and Delaware law require the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting to approve and adopt the merger agreement. For the proposal to approve and adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to approve and adopt the merger agreement, but will count for the purpose of determining whether a quorum is present.

        The affirmative vote of the holders of a majority of the shares of Clayton common stock present in person or by proxy and entitled to vote at the special meeting will be required to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the approval and adoption of the merger agreement. Failure to vote, in person or by proxy, will have no effect on the approval of the adjournment proposal.

        Brokers or other nominees who hold shares of Clayton common stock in "street name" for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers, sometimes referred to as broker "non-votes". These non-voted shares of Clayton common stock will not be counted as votes cast or shares voting and will have the same effect as votes "AGAINST" approval and adoption of the merger agreement. Non-voted shares of Clayton common stock will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement.

        On the record date, our directors and executive officers and their affiliates owned [8,497,295] shares of our common stock, or approximately [38.3%] of our total outstanding shares. These shares include [8,283,227] shares of our common stock, or approximately [37.3%] of our outstanding shares that are subject to the voting agreement.

Voting

        Holders of record of Clayton common stock may vote their shares by attending the special meeting and voting their shares of Clayton common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. All shares of Clayton common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of Clayton common stock represented by the proxy will be voted "FOR" approval and adoption of the merger agreement, "FOR" approval of any proposal to adjourn the special meeting to solicit additional proxies in favor of approval and adoption of the merger agreement, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

        Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact our proxy solicitor, D.F. King & Co., Inc. at             .

        Stockholders who hold their shares of Clayton common stock in "street name," meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of Clayton common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting. Brokers or other nominees may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers, commonly referred to as broker "non-votes". You should follow the procedures provided by your broker regarding the voting of your shares. These non-voted shares of Clayton common stock will not be counted as votes cast or shares voting and will have the same effect as votes "AGAINST" approval and adoption of the merger agreement.

Revocability of Proxies

        You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary at Office of the Secretary, Clayton Holdings, Inc., 2 Corporate Drive, Shelton, Connecticut 06484, stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Solicitation of Proxies

        This proxy solicitation is being made and paid for by Clayton on behalf of its board of directors. In addition, we expect to retain D.F. King & Co., Inc. to assist in the solicitation for a fee of approximately $7,500, a nominal fee per stockholder contact, reimbursement of reasonable out-of-pocket expenses and indemnification against certain losses, costs and expenses. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by personal interview, e-mail, telephone, facsimile or other means of communication. Our directors, officers and employees will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of Clayton common stock and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Proposal to Approve Adjournment of the Special Meeting

        We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one (1) or more adjournments of the special meeting if there are not sufficient votes to approve and adopt the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to approve and adopt the merger agreement by the time of the special meeting. In that event, we would determine to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to approve and adopt the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

        The approval of a proposal to adjourn the special meeting would require the affirmative vote of the holders of a majority of the shares of Clayton common stock present in person or by proxy and entitled to vote at the special meeting. The failure to vote shares of Clayton common stock would have no effect on the approval of the adjournment proposal.

        Our board of directors recommends that you vote "FOR" the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted "FOR" the adjournment proposal, unless otherwise noted on the proxies. If the special meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting unless our board of directors fixes a new record date for the special meeting.

Other Business

        We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of Clayton common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.

Questions and Additional Information

        If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call D.F. King & Co., Inc., who we expect to be our proxy solicitor, toll-free at                        .

Availability of Documents

        The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of Clayton Holdings during its regular business hours by any interested holder of our common stock. In addition, our list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at least ten (10) days before the special meeting.

THE MERGER

Background of the Merger

        We regularly evaluate various strategies for improving our competitive position and increasing long-term stockholder value. As part of these evaluations, we have, from time to time, considered various strategic alternatives, including acquisitions, divestitures, capital raising transactions, and the potential sale of the entire Company. In addition, management and the board of directors of the Company regularly discuss the position and prospects of the Company within the mortgage loan and mortgage-backed securities markets and review our short and long-term business strategies, as well as market trends in the industry and the challenges confronting the Company in attaining its strategic objectives and creating value for its stockholders.

        Given the challenging economic environment in the industries in which the Company operates, the board of directors' consideration of these strategic alternatives accelerated during the fall of 2007. At the board of directors' direction, the Company began to more actively consider the possibility of pursuing potential strategic or financial transactions involving certain of the Company's lines of business. The Company's Chief Executive Officer, Frank P. Filipps, led the Company's activities in this area under the board of directors' direction and regularly updated the board of directors on material developments.

        During the fall of 2007, the Company received several inquiries indicating certain third parties' potential interest in purchasing our Quantum subsidiary, which performs special servicing of mortgage loans.

        In November 2007, Mr. Filipps received an unsolicited phone call from Greenhill & Co. ("Greenhill") to schedule a meeting in light of potential client interest in pursuing investments in companies providing services to the mortgage markets. On November 15, 2007, Mr. Filipps met with Greenhill in New York, New York. At that meeting, Mr. Filipps provided a general overview of the Company's business and current market conditions.

        On November 20, 2007, we received an indication of interest from an affiliate of Greenfield Partners, in which the affiliate proposed an acquisition of 49% of our Quantum subsidiary, and an option to purchase the remaining 51% of such subsidiary at a later date.

        On November 23, 2007, a member of our board of directors received a letter from Company A. In this letter, Company A provided its assessment of the mortgage loan and mortgage-backed securities markets and the Company's position in such markets. Company A indicated its interest in providing additional equity financing to the Company in order to address its perception of the Company's deteriorating financial condition.

        Our board of directors held a regularly scheduled meeting on November 28, 2007 in which it discussed the indication of interest received from the affiliate of Greenfield Partners, with respect to our Quantum subsidiary. Our board of directors directed Clayton management to prepare a summary of the business plan and prospects for our Quantum subsidiary. Our board of directors discussed the November 23rd letter from Company A, but deferred action on this matter until its next regular meeting of the board of directors so that it could consider this proposal in connection with its review of the Company's likely capital requirements for 2008.

        At a regularly scheduled meeting of the board of directors on December 19, 2007, Clayton management and the board of directors discussed the equity financing proposal made by Company A. In light of the Company's intent to amend its credit facility and related term loan, and to obtain a waiver from its lenders with respect to the Company's compliance with debt covenants under the loan, Clayton management and the board of directors concluded that it would not be necessary to raise any additional funding for operations at that time. At this meeting, Clayton management presented a summary of the Company's financial condition, business plan and prospects, including a specific presentation for the line of business conducted by our Quantum subsidiary. Clayton management also updated the board of directors on strategic objectives for 2008, providing an overview of the mortgage loan and mortgage-backed securities markets, and the Company's proposed budget for 2008. As a result of this discussion, the board of directors determined that it would be willing to consider offers for the purchase of all or a part of our Quantum subsidiary.

        On December 20, 2007, Mr. Filipps met in South Norwalk, Connecticut at the offices of Greenfield Partners with representatives from Greenfield Partners, including Eugene A. Gorab, the President and Chief Executive Officer of Greenfield Partners, and representatives of Greenfield Partners' financial advisor, Greenhill. At the meeting, Mr. Filipps and Mr. Gorab discussed the mortgage market generally, the Company generally, potential opportunities in the current environment, the previous proposal by an affiliate of Greenfield Partners to acquire 49% of our Quantum subsidiary, and specifically how Quantum would fit into Greenfield Partners' strategic plan. The parties also discussed the potential for Greenfield Partners to acquire additional business units of Clayton.

        On December 21, 2007, we sent a draft confidentiality agreement to Greenfield Partners. On January 2, 2008, after finalizing negotiations of the confidentiality agreement, we entered into the confidentiality agreement with Greenfield Partners.

        On January 4, 2008, we received a preliminary due diligence request list from Greenhill on behalf of Greenfield Partners, and we began to prepare confidential information for Greenfield Partners' review.

        During the course of January 2008, we responded to Greenfield Partners' due diligence requests, provided Greenfield Partners with confidential information concerning the Company and held discussions with Greenfield Partners and Greenhill regarding the Company's business and prospects.

        During January 2008, the Company also entered into confidentiality agreements and shared due diligence material with several other parties which had indicated an interest in acquiring our Quantum subsidiary. Also during this period, the Company received a call concerning an indication of interest in a transaction from Company B, an international outsourcing services firm. On January 22, 2008, Clayton management held a conference call with Company B to discuss the Company's business and prospects.

        On February 6, 2008, the Company received an indication of interest from Greenfield Partners, in which Greenfield Partners proposed acquiring 100% of the outstanding equity securities of the Company at a price of $5.50 per share in cash. This price represented a premium of 27.6% to the February 5, 2008 closing price. In this proposal, Greenfield Partners requested an exclusive negotiating period.

        On February 6, 2008 and February 7, 2008, Mr. Filipps contacted each member of the board of directors to advise them of the indication of interest received from Greenfield Partners, and a special meeting of the board of directors was called for February 13, 2008 to discuss the proposal.

        On February 7, 2008, based upon the recommendation of members of the board of directors, Mr. Filipps began contacting potential financial advisors in connection with the Company's consideration of a possible sale transaction, including Banc of America Securities LLC which was subsequently engaged to assist the Company in its consideration of strategic alternatives.

        During February 2008, Margaret Sue Allon, a member of the board of directors, indicated an interest in potentially partnering with another party to acquire our Clayton Fixed Income Services subsidiary.

        At a meeting of the board of directors on February 13, 2008, Clayton management, and counsel to the Company, Goodwin Procter LLP ("Goodwin"), discussed the indication of interest from Greenfield

Partners and the duties and obligations of the board of directors in connection with considering the proposal and any other potential strategic alternatives. At this time, the board of directors determined to form a special committee of non-interested directors (the "Special Committee") to review and evaluate the strategic alternatives available to the Company, including a possible sale. The Special Committee consisted of all of the members of the board of directors other than Ms. Allon because of her indication that she might align herself with one of the potential participants in the process.

        A meeting of the Special Committee was then called to discuss the indication of interest received from Greenfield Partners and the Company's proposed response to the proposal. In addition to Clayton management and Goodwin, representatives of Banc of America Securities were present. During the meeting, the Special Committee discussed the challenges faced by the Company given the status of the mortgage loan and mortgage-backed securities markets. These topics had been discussed with the board of directors at many of the regularly scheduled meetings. Given the continued decline in the mortgage loan and mortgage-backed securities markets, the Special Committee concluded that there could be significant risks in connection with the execution of our business plan on a stand-alone basis. As a result of these concerns, the Special Committee decided to commence the formal solicitation of indications of interest regarding the potential sale of the Company. During the meeting, the Special Committee considered Greenfield Partners' proposal and extensively discussed the request from Greenfield Partners to enter into an exclusive negotiating period covering a potential transaction. The Special Committee determined not to grant exclusivity to Greenfield Partners at that time. Instead, the Special Committee directed Banc of America Securities to contact other parties, both financial and strategic, to determine their potential interest in considering a business combination transaction with the Company.

        Following this meeting, in accordance with the Special Committee's directives, Banc of America Securities contacted and/or followed up with a total of 27 parties (including both strategic buyers and selected financial sponsors) during the process concerning their possible interest in acquiring the Company. Of these parties, a total of 12 entered into confidentiality agreements with the Company and were provided with non-public documents and/or access to our electronic data room for due diligence purposes. Of the 12 parties which entered into these agreements, a total of seven (7) parties met with members of Clayton management or attended conference calls for the purpose of discussing the Company's business and prospects and conducting due diligence. During February and early March 2008, all of the parties which entered into confidentiality agreements with the Company, other than Greenfield Partners, Company A and Company B, declined to participate further in the sale process or failed to express continued interest in a transaction.

        On February 14, 2008, we granted Greenfield Partners access to our electronic data room for the purpose of conducting due diligence.

        On February 15, 2008, additional public information concerning the Company was sent to Company B. On February 25, 2008, we entered into a confidentiality agreement with Company B and we granted Company B access to our electronic data room.

        On February 20, 2008, a confidentiality agreement was sent to Company A. On February 21, 2008, Company A's counsel and Goodwin held a conference call regarding a potential transaction. On February 22, 2008, we entered into a confidentiality agreement with Company A and granted Company A access to our electronic data room.

        On February 21, 2008, we held our earnings release conference call with respect to the year ended December 31, 2007. Also on February 21, 2008, we amended our existing credit facility and related term loan. The amendment waived the Company's compliance with debt covenants under the loan until March 31, 2009, at which time the Company will be required to reduce the principal amount outstanding by $5,000,000, as well as comply with the debt covenants.

        On February 27, 2008, the Special Committee met in New York, New York with Clayton management and the Company's legal and financial advisors. The Special Committee engaged in a lengthy discussion of the Company and its various alternatives. In particular, the Special Committee reviewed the financial condition of the Company and its prospects both on a stand-alone basis or following a sale of one of its lines of business. The Special Committee was updated on the status of communications with third parties participating in the sale process. The Special Committee then discussed the process going forward, including the likely timing of the submission of final bids.

        On February 28, 2008, Company management met in New York, New York with Company A to discuss due diligence questions. Representatives of the Company's financial advisor also attended this meeting.

        On March 4, 2008, the Company received a written preliminary, non-binding indication of interest from Company A, in which Company A proposed acquiring 100% of the outstanding equity securities of the Company at a price of $5.25 to $5.75 per share in cash.

        On March 6, 2008, the Special Committee met by means of a teleconference with Clayton management and the Company's legal and financial advisors, and received an update on the sale process, including a review of each party that had been contacted and its current level of interest.

        On March 7, 2008, a final bid proposal package, including drafts of the proposed merger agreement and limited guaranty, was delivered to Greenfield Partners and Company A. A written response from each party was requested by March 20, 2008.

        On March 13, 2008, the Company received a written preliminary, non-binding indication of interest from Company B, in which Company B proposed acquiring 100% of the outstanding equity securities of the Company at a price of $4.32 per share in cash, the approximate market price of the Company's shares at that time. Company B was informed that the price reflected in its indication of interest was too low and would need to be raised before its proposal would be seriously considered. Company B did not revise its proposal.

        In the period between March 11, 2008 and March 20, 2008, we responded to requests from Greenfield Partners and its legal and accounting representatives regarding various due diligence matters.

        On March 20, 2008, the Company received a definitive proposal from Greenfield Partners, in which Greenfield Partners proposed acquiring 100% of the outstanding equity securities of the Company at a price of $5.50 per share in cash. Greenfield Partners also included revised drafts of a merger agreement and limited guaranty, and drafts of an equity commitment letter and voting agreement, as well as a final due diligence request list to complete its review of our various business units.

        Between March 7, 2008 and March 20, 2008, the Company's legal and financial advisors had discussions with representatives of Company A concerning its interest in pursuing an acquisition of the Company. Company A ultimately declined to submit a bid to acquire the Company on March 20th as had been requested by the Company.

        On March 21, 2008, for due diligence purposes, Greenfield Partners' accountants met in our offices in Shelton, Connecticut with members of Company management regarding various tax matters and with our independent auditors regarding audit matters.

        On March 24, 2008, various information technology representatives of Greenfield Partners met with Company management for due diligence purposes at our offices in Shelton, Connecticut.

        On March 25, 2008, Mr. Filipps met with Mr. Gorab at the offices of Greenfield Partners to discuss the terms of Greenfield Partner's March 20, 2008 proposal. Later on March 25, 2008,

Greenfield Partners verbally revised its proposal to acquire 100% of the outstanding equity securities of the Company at a price of $6.00 per share in cash.

        On March 26, 2008, the Special Committee met by means of a teleconference with Clayton management and the Company's legal and financial advisors. The Company's financial advisor provided an overview of the sale process undertaken to date. The specific terms of Greenfield Partners' proposal were then discussed, including an extensive discussion regarding the rights of the Company to terminate the merger agreement and, conversely, the rights of Greenfield Partners to terminate the merger agreement and the remedies of the parties in the event of such termination.

        During the course of March 26, 2008 through April 12, 2008, Goodwin and counsel to Greenfield Partners, Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden") discussed the terms of the merger and related due diligence matters and exchanged drafts of the merger agreement and each of the limited guaranty, equity commitment letter and voting agreement. During this period, representatives of Goodwin and Skadden discussed and negotiated various matters, including but not limited to, the scope of the representations and warranties, the conduct of the Company's business between signing and closing of the transaction, regulatory matters (including necessary antitrust filings and regulatory consents), the parties' respective conditions to closing (in particular the circumstances that would or would not trigger the "material adverse effect" closing condition), the Company's ability to respond to unsolicited inquiries following the announcement of the transaction, the rights of the parties to abandon the transaction and, in such event, any applicable termination fee, and the terms of the voting agreement requested by Greenfield Partners. Also during this period, representatives of Greenfield Partners met for due diligence purposes with members of Company management and our independent auditors, our tax, accounting and information technology representatives, and our regulatory counsel and other outside counsel and visited a number of our facilities.

        On March 30, 2008, Company A contacted a representative of Goodwin to express a renewed interest in becoming involved in the strategic alternative process and the parties engaged in discussions concerning the process and its timing. Company A, however, failed to further participate in the Company's strategic alternative process.

        On April 10, 2008, the Special Committee met in New York, New York with Company management and the Company's legal and financial advisors. Goodwin presented a summary of the material terms of the merger agreement and ancillary documents, and Banc of America Securities discussed financial aspects of the proposed transaction, including the types of valuation methodologies it expected to utilize in evaluating the per share merger consideration from a financial perspective. The Special Committee then discussed stand-alone prospects of the Company, the financial terms of the proposed acquisition and the timing of and other matters related to the potential transaction with Greenfield Partners.

        On April 11, 2008, Company management conducted a conference call with representatives from Greenfield Partners and Greenhill to discuss the mortgage loan and mortgage securities markets and the prospects for the Company's business.

        On April 12, 2008, negotiations continued in order to resolve the remaining open issues, including without limitation, certain state issued permits and the required regulatory consents under the merger agreement.

        On April 13, 2008, the board of directors held a special meeting by means of a teleconference to discuss the proposed transaction. Company management and representatives of the Company's legal and financial advisors also were present. At the beginning of the meeting, the board of directors resolved to dissolve the Special Committee as Ms. Allon had resigned as a member of the board of directors on February 29, 2008, and there were no other interested members of the board of directors. Also at this meeting, the board of directors received a presentation from Goodwin regarding the terms of the merger agreement. Banc of America Securities also reviewed with the board of directors its financial analysis of the per share merger consideration and delivered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion dated April 13, 2008, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the per share merger consideration to be received by holders of Clayton common stock was fair, from a financial point of view, to such holders. The board of directors, absent one member who was not present due to a death in the family, discussed at length the advantages and risks of the proposed transaction that are described in "Reasons for the Merger and Recommendation of our Board of Directors" below. Following this discussion, all of the members of the board of directors present at the meeting unanimously determined that the merger and merger agreement were fair to, advisable and in the best interests of the Company and its stockholders, approved the merger agreement, and recommended that the Company's stockholders approve and adopt the merger agreement.

        The merger agreement was executed by Clayton, Cobra Green and the Merger Subsidiary on April 13, 2007. Prior to the commencement of trading on NASDAQ on April 14, 2008, Clayton issued a press release announcing the merger.

Reasons for the Merger and Recommendation of our Board of Directors

        During the course of evaluating the merger and the merger agreement, our board of directors considered a number of factors and consulted our senior management and outside legal and financial advisors.

        Our board of directors considered a number of factors supporting its decision to approve the merger and adopt the merger agreement, including, but not limited to:

  •
  discussions with our management regarding our business, financial condition, competitive position, business strategy, succession planning, strategic options and prospects, as well as risks involved in achieving these prospects, the nature of our business and the industry in which we compete, and current industry, economic and global market conditions, both on a historical and on a prospective basis, all of which led our board of directors to conclude that the merger presented an opportunity for Clayton stockholders to realize greater value than the value likely to be realized by stockholders in the event we remained independent;

  •
  our review of possible alternatives to a sale of Clayton, including remaining independent and growing our business organically, a sale of a portion of our business, leveraged recapitalizations and leveraged buyouts by financial sponsors or private equity firms, the timing and likelihood of actually achieving additional value from these alternatives, as well as the risks and uncertainties associated with such alternatives, and our board's assessment that none of these alternatives was reasonably likely to result in value for stockholders greater than the consideration to be received in the merger;

  •
  the $6.00 per share to be paid as the consideration in the merger represents an approximately 24.5% premium over the closing price of Clayton common stock on April 11, 2008 (the trading day prior to announcement of the transaction), an approximately 32.9% premium over the average closing price of Clayton common stock for the thirty trading days prior to April 11, 2008 and an approximately 39.1% premium to the average closing price for the ninety trading days prior to April 11, 2008;

  •
  the belief by our board of directors that we had obtained the highest price per share that Cobra Green was willing to pay, taking into account the terms resulting from extensive negotiations between the parties;

  •
  the risk that Clayton might be unable in future quarters to meet the projections of management or investors and the possible resulting effect that this could have on the trading price of Clayton common stock;

  •
  the fact that, prior to negotiating and entering into the merger agreement with Cobra Green, Clayton, with the assistance of its financial advisor, actively solicited offers from 27 potential strategic and financial buyers;

  •
  the opinion of Banc of America Securities, dated April 13, 2008, to Clayton's board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the per share merger consideration to be received by holders of Clayton common stock, as more fully described below in the section entitled "Opinion of Clayton's Financial Advisor;"

  •
  the fact that the merger consideration is all cash, which provides certainty of value to our stockholders compared to a transaction in which stockholders would receive stock;

  •
  the fact that Cobra Green received an equity commitment from Greenfield Acquisition Partners V, L.P. to fund the merger consideration and related expenses and there is no debt financing requiring access to the capital markets to finance the transaction;

  •
  the fact that the provisions of the merger agreement were determined through arms' length negotiations between us and our counsel, on the one hand, and Cobra Green and its counsel, on the other hand; and

  •
  the terms of the merger agreement, as reviewed by our board of directors with our legal advisors, including:

  1.
  the ability of the board of directors, under certain circumstances, to furnish information to and conduct negotiations with a third party and, under certain circumstances, upon the payment to Cobra Green of a termination fee of $6,700,000, to terminate the merger agreement to accept a superior proposal;

  2.
  the board of director's belief that the $6,700,000 termination fee payable to Cobra Green was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making an acquisition proposal; and

  3.
  the likelihood that the merger will be consummated in light of the limited conditions to Cobra Green's obligation to complete the merger, Cobra Green's financial capability, and the absence of any financing condition to Cobra Green's obligation to complete the merger.

        In the course of its deliberations, our board of directors also considered a variety of risks and other countervailing factors, including:

  •
  that we will no longer exist as an independent company and our stockholders will no longer participate in our growth or any of the synergies resulting from the merger;

  •
  the risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on business relationships;

  •
  the restrictions the merger agreement imposes on soliciting competing bids and the fact that we would be obligated to pay the $6,700,000 termination fee to Cobra Green under certain circumstances;

  •
  that, in the event that Cobra Green does not fund the merger consideration within ten (10) business days of the satisfaction of all of the conditions to closing (other than those conditions that are to be satisfied at the closing), our sole remedy is a termination fee of

    $9,000,000 to be paid by Cobra Green within two (2) business days after our termination of the merger agreement;

  •
  the fact that gains from an all-cash transaction would generally be taxable to our stockholders for U.S. federal income tax purposes;

  •
  that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties' obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed, even if approved by our stockholders (See "The Merger Agreement—Conditions to the Merger";

  •
  the fact that we are entering into the merger agreement with a newly formed entity with essentially no assets, and accordingly, that our remedy in connection with a breach, even a breach that is deliberate or willful, of the merger agreement by Cobra Green is limited to damages not to exceed $9,000,000;

  •
  the interests of our officers and directors in the merger described under "Interests of Our Directors and Executive Officers in the Merger";

  •
  if the merger is not completed, the potential adverse effect of the public announcement of the merger on our business, including our significant customers, suppliers and other key relationships, our ability to attract and retain key management personnel and our overall competitive position; and

  •
  the possibility that, although the merger provides our stockholders the opportunity to realize a premium over the price at which Clayton common stock traded prior to public announcement of the merger, the price of Clayton common stock might have increased in the future to a price greater than $6.00 per share.

        The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board. Members of our board of directors collectively reached the conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of our board of directors felt were appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board. Rather, our board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

        After evaluating these factors, our board of directors has approved the merger agreement and determined that the merger and the merger agreement are fair to, advisable and in the best interests of Clayton and our stockholders. Our board of directors recommends that you vote "FOR" the approval and adoption of the merger agreement and "FOR" approval of the proposal to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting if deemed necessary.

Opinion of Clayton's Financial Advisor

        Clayton has retained Banc of America Securities to act as Clayton's financial advisor in connection with the merger. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. Clayton selected Banc of America Securities to act as Clayton's financial advisor in connection with the merger on the basis of Banc of America Securities' experience in transactions similar to the merger and its reputation in the investment community.

        On April 13, 2008, at a meeting of Clayton's board of directors held to evaluate the merger, Banc of America Securities delivered to Clayton's board of directors an oral opinion, which was confirmed by delivery of a written opinion dated April 13, 2008, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the per share merger consideration to be received by holders of Clayton common stock was fair, from a financial point of view, to such holders.

        The full text of Banc of America Securities' written opinion to Clayton's board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety. The following summary of Banc of America Securities' opinion is qualified in its entirety by reference to the full text of the opinion. Banc of America Securities delivered its opinion to Clayton's board of directors for the benefit and use of Clayton's board of directors in connection with and for purposes of its evaluation of the per share merger consideration from a financial point of view. Banc of America Securities' opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger.

        In connection with rendering its opinion, Banc of America Securities:

  •
  reviewed certain publicly available business and financial information relating to Clayton;

  •
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Clayton furnished to or discussed with Banc of America Securities by Clayton's management, including certain financial forecasts relating to Clayton prepared by Clayton's management under alternative scenarios reflecting varying assumptions of Clayton's management as to the timing and degree of recovery for the non-agency subprime and alternative "Alt-A" mortgage-backed securitization market, which forecasts are referred to in this proxy statement as the Clayton management forecasts;

  •
  discussed with members of Clayton's senior management (a) the past and current business, operations, financial condition and prospects of Clayton, including the liquidity needs of, and capital resources available to, Clayton in light of its obligations under its existing credit facility, including certain payments that will become due no later than March 31, 2009 and certain financial covenants which currently have been waived but are scheduled to be reinstated on March 31, 2009, and (b) certain trends and recent developments in, and prospects for, the non-agency mortgage-backed securitization market, the non-conforming mortgage loan market, the mortgage lending industry and the housing industry, including the potential impact of such trends and developments on Clayton;

  •
  reviewed the trading history for Clayton common stock and a comparison of such trading history with the trading histories of other companies Banc of America Securities deemed relevant;

  •
  compared certain financial and stock market information of Clayton with similar information of other companies Banc of America Securities deemed relevant;

  •
  compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions Banc of America Securities deemed relevant;

  •
  considered the results of Banc of America Securities' efforts to solicit, at Clayton's direction, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Clayton;

  •
  reviewed the merger agreement; and

  •
  performed such other analyses and studies and considered such other information and factors as Banc of America Securities deemed appropriate.

        In arriving at its opinion, Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Banc of America Securities and relied upon the assurances of Clayton's management that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Clayton management forecasts, Banc of America Securities was advised by Clayton's management, and assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Clayton's management as to Clayton's future financial performance under the alternative scenarios reflected in the Clayton management forecasts. The Clayton management forecasts reflect assumptions of Clayton's management as to Clayton's future financial performance in light of the current downturn and uncertainties in the non-agency subprime and alternative "Alt-A" mortgage-backed securitization market, which, if different than as assumed by Clayton's management under the alternative scenarios reflected in the Clayton management forecasts, could have a material impact on Banc of America Securities' analyses. Banc of America Securities did not make, and was not provided with, any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Clayton, nor did Banc of America Securities make any physical inspection of Clayton's properties or assets. Banc of America Securities did not evaluate Clayton's solvency under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Banc of America Securities assumed, at Clayton's direction, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Clayton or the contemplated benefits of the merger.

        Banc of America Securities expressed no view or opinion as to any terms or other aspects of the merger (other than the per share merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger (including the payment by Cobra Green of a reverse termination fee in certain events as Clayton's exclusive remedy against Cobra Green, the amount of such reverse termination fee and the decision of Clayton to agree to such terms). Banc of America Securities' opinion was limited to the fairness, from a financial point of view, of the per share merger consideration to be received by the holders of Clayton common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of Clayton. In addition, no opinion or view was expressed with respect to the fairness of the amount, nature or any other aspect of the compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the per share merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Clayton or in which Clayton might engage or as to the underlying business decision of Clayton to proceed with or effect the merger. In addition, Banc of America Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger. Except as described above, Clayton imposed no other limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

        Banc of America Securities' opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and Banc of America Securities does not have any obligation to update, revise, or reaffirm its opinion. The issuance of Banc of America Securities' opinion was approved by Banc of America Securities' Fairness Opinion Review Committee.

        The following represents a brief summary of the material financial analyses presented by Banc of America Securities to Clayton's board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Banc of America Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities. The Clayton management forecasts utilized in the financial analyses performed by Banc of America Securities were prepared by Clayton's management, under three alternative scenarios, each of which was identified by Clayton's management as a possible outcome for the non-agency subprime and alternative "Alt-A" mortgage-backed securitizations market. These scenarios reflected varying assumptions of Clayton's management as to the timing and degree of recovery for such market. The first scenario, referred to as Scenario I, assumed a significant recovery of non-agency subprime and alternative "Alt-A" mortgage-backed securitization volumes in calendar year 2009. The second scenario, referred to as Scenario II, assumed a moderate recovery of non-agency subprime and alternative "Alt-A" mortgage-backed securitization volumes in calendar years 2009 and 2010. The third scenario, referred to as Scenario III, assumed a slower recovery of non-agency subprime and alternative "Alt-A" mortgage-backed securitization volumes. The Clayton management forecasts for 2008 were materially consistent in all three scenarios. In performing the financial analyses below, Banc of America Securities noted, among other things, that Clayton's year-to-date results as of February 29, 2008, annualized, trailed projected results for calendar year 2008 under each of Scenario I, Scenario II and Scenario III.

        Selected Publicly Traded Companies Analysis.    Banc of America Securities reviewed publicly available financial and stock market information for Clayton and the following 16 publicly traded financial outsourcing companies and information services and analytics companies:

Financial Outsourcing Companies		Information Services and Analytics Companies
•	Affiliated Computer Services, Inc.	•	The Dun & Bradstreet Corporation
•	Fidelity National Information Services, Inc.	•	Epiq Systems, Inc.
•	Fiserv, Inc.	•	Equifax Inc.
•	Jack Henry & Associates, Inc.	•	FactSet Research Systems Inc.
•	Metavante Technologies, Inc.	•	Fair Isaac Corporation
•	Ocwen Financial Corporation	•	First Advantage Corporation
•	Online Resources Corporation	•	Interactive Data Corporation
		•	Moody's Corporation
		•	Morningstar, Inc.

        Banc of America Securities reviewed, among other things, per share equity values, based on closing stock prices on April 11, 2008, of the selected publicly traded companies as a multiple of calendar years 2008 and 2009 estimated earnings per share, commonly referred to as EPS. Banc of America Securities then applied a range of selected multiples of calendar years 2008 and 2009 estimated EPS derived from the selected publicly traded companies to Clayton's calendar year 2008 estimated EPS and calendar year 2009 estimated EPS under each of Scenario I, Scenario II and Scenario III. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts' estimates. Estimated financial data of Clayton were based on the Clayton management forecasts. This analysis indicated the following implied per share equity value reference ranges for Clayton, as compared to the per share merger consideration (given that Clayton's calendar year 2008 estimated

EPS under Scenario I, Scenario II and Scenario III and calendar year 2009 estimated EPS under Scenario III were projected to be negative, the results of this analysis based on such metrics were not meaningful and have been designated below as NM):

		Implied Per Share Equity Value Reference Ranges for Clayton
				Per Share Merger Consideration
Statistic	Scenario I	Scenario II	Scenario III
2008E EPS	NM	NM	NM	$6.00
2009E EPS	$3.44-$4.02	$1.87-$2.19	NM

        No company used in this analysis is identical to Clayton. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Clayton was compared.

        Selected Precedent Transactions Analysis.    Banc of America Securities reviewed, to the extent publicly available, financial information relating to the following 16 selected transactions involving financial outsourcing companies or information services and analytics companies:

Announcement Date		Acquiror		Target
•	2/22/2008	•	Reed Elsevier PLC	•	Choicepoint Inc.
•	1/14/2008	•	Angelo, Gordon & Co., L.P./ Oaktree Capital Management, L.P.	•	Ocwen Financial Corporation
•	12/10/2007	•	The Goldman Sachs Group, Inc.	•	Litton Loan Servicing LP
•	6/27/2007	•	Fidelity National Information Services, Inc.	•	eFunds Corporation
•	6/26/2007	•	Experian Group Limited	•	Serasa S.A.
•	5/2/2007	•	Citigroup Inc.	•	The BISYS Group, Inc.
•	2/14/2007	•	Equifax Inc.	•	TALX Corporation
•	2/2/2007	•	The First American Corporation	•	CoreLogic Systems, Inc.
•	12/19/2006	•	M & F Worldwide Corp.	•	John H. Harland Company
•	10/16/2006	•	The Carlyle Group/ Providence Equity Partners LLC	•	Open Solutions Inc.
•	3/22/2005	•	First Advantage Corporation	•	Credit Information Group of The First American Corporation
•	2/17/2005	•	SS&C Technologies, Inc.	•	Financial Models Company Ltd.
•	12/17/2004	•	Fitch Group, Inc.	•	Algorithmics, Inc.
•	7/14/2004	•	Reed Elsevier PLC/ LexisNexis	•	Seisint, Inc.
•	5/18/2004	•	Marsh & McLennan Companies, Inc.	•	Kroll Inc.
•	4/27/2004	•	MacDonald, Dettwiler and Associates, Ltd.	•	Marshall & Swift/Boeckh, LLC

        Banc of America Securities reviewed, among other things, transaction values, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, plus total debt, minority interest and preferred stock, less cash and cash equivalents, as a multiple of the target company's one-year forward and two-year forward estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Banc of America Securities then applied a range of selected multiples of one-year forward and two-year forward estimated EBITDA derived from the selected transactions to Clayton's calendar year 2008 estimated EBITDA and calendar year 2009 estimated EBITDA under each of Scenario I, Scenario II and Scenario III. Estimated financial data of Clayton were based on the Clayton management forecasts. This analysis indicated the following implied per share equity value reference ranges for Clayton, as compared to the per share merger consideration (given that Clayton's calendar year 2008 estimated

EBITDA under Scenario I, Scenario II and Scenario III was projected to be minimal, the results of this analysis based on such metric were not meaningful and have been designated below as NM):

		Implied Per Share Equity Value Reference Ranges for Clayton
				Per Share Merger Consideration
Statistic	Scenario I	Scenario II	Scenario III
2008E EBITDA	NM	NM	NM	$6.00
2009E EBITDA	$7.80-$9.62	$5.80-$7.17	$2.86-$3.59

        No company, business or transaction used in this analysis is identical to Clayton or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Clayton and the merger were compared.

        Discounted Cash Flow Analysis.    Banc of America Securities performed a discounted cash flow analysis of Clayton to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Clayton could generate during the last nine (9) months of calendar year 2008 through calendar year 2012 based on the Clayton management forecasts under Scenario I, Scenario II and Scenario III. Banc of America Securities calculated terminal values for Clayton by applying terminal multiples of 8.0x to 10.0x to Clayton's calendar year 2012 estimated EBITDA. The cash flows and terminal values were then discounted to present value as of March 31, 2008 using discount rates ranging from 16.5% to 19.5%. This analysis indicated the following implied per share equity value reference ranges for Clayton, as compared to the per share merger consideration:

Implied Per Share Equity Value Reference Ranges for Clayton
			Per Share Merger Consideration
Scenario I	Scenario II	Scenario III
$8.12-$11.26	$5.23-$7.46	$3.44-$4.96	$6.00

  Miscellaneous

        As noted above, the discussion set forth above is a summary of the material financial analyses presented by Banc of America Securities to Clayton's board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses summarized above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities' analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

        In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Clayton. The estimates of the future performance of Clayton in or underlying Banc of America Securities' analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities' analyses. These analyses were prepared solely as part of Banc of America Securities' analysis of the fairness, from a financial point of view, of the per share merger consideration and were provided to Clayton's board of directors in connection with the delivery of Banc of America Securities' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities' view of the actual value of Clayton.

        The type and amount of consideration payable in the merger was determined through negotiations between Clayton and Greenfield, rather than by any financial advisor, and was approved by Clayton's board of directors. The decision to enter into the merger agreement was solely that of Clayton's board of directors. As described above, Banc of America Securities' opinion and analyses were only one of many factors considered by Clayton's board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Clayton's board of directors or management with respect to the merger or the per share merger consideration.

        Clayton has agreed to pay Banc of America Securities for its services in connection with the merger an aggregate fee currently estimated to be approximately $2.0 million, a portion of which was payable as a retainer, a portion of which was payable upon the rendering of Banc of America Securities' opinion and a significant portion of which is contingent upon the completion of the merger. Clayton also has agreed to reimburse Banc of America Securities for reasonable expenses (including reasonable fees and disbursements of Banc of America Securities' counsel) incurred in connection with Banc of America Securities' engagement, and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.

        Banc of America Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities trading and brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of corporations and individuals. In the ordinary course of business, Banc of America Securities and its affiliates may actively trade the debt, equity or other securities or financial instruments (including bank loans or other obligations) of Clayton, certain affiliates of Greenfield Acquisition Partners V, L.P. and certain portfolio companies of TA Associates for its own account or for the accounts of customers, and accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in such securities or financial instruments. In addition, Bank of America, N.A., an affiliate of Banc of America Securities, is a customer of Clayton.

        Banc of America Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Greenfield and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including providing certain cash management and treasury services to certain of its affiliates.

        Banc of America Securities and its affiliates also in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to TA Associates and certain of its portfolio companies and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as (i) underwriter in connection with certain offerings of equity or debt securities for certain portfolio companies of TA Associates, (ii) agent, arranger, book runner and/or lender for certain credit facilities of certain portfolio companies of TA Associates and (iii) financial advisor to certain portfolio companies of TA Associates in connection with certain acquisition and disposition transactions.

Financing of the Merger

        The merger is not conditioned on Cobra Green's ability to obtain financing. Cobra Green has received an equity commitment letter from Greenfield Acquisition Partners V, L.P. pursuant to which, and subject to the conditions contained therein, Greenfield Acquisition Partners V, L.P. has committed to make a capital contribution of up to $183 million to Cobra Green to fund the merger consideration, payments with respect to certain equity awards and related expenses pursuant to and in accordance with the merger agreement.

        Greenfield Acquisition Partners V, L.P.'s equity commitment is subject to the satisfaction or waiver of each of the conditions to Cobra Green's and the Merger Subsidiary's obligations to consummate the transactions contemplated by the merger agreement, provided that Greenfield Acquisition Partners V, L.P. does not have an obligation to fund the equity commitment if within ten (10) business days of the satisfaction of the conditions to closing Cobra Green delivers to Greenfield Acquisition Partners V, L.P. written confirmation that Cobra Green does not intend to effect the closing.

        Greenfield Acquisition Partners V, L.P.'s equity commitment will terminate upon (i) the valid termination of the merger agreement and (ii) an assertion by Clayton or any of its affiliates against Greenfield Acquisition Partners V, L.P. of any claim in connection with the merger agreement other than a claim against Greenfield Acquisition Partners V, L.P. under the limited guaranty.

Limited Guaranty

        We have entered into a limited guaranty with Greenfield Acquisition Partners V, L.P. pursuant to which Greenfield Acquisition Partners V, L.P. has guaranteed Cobra Green's obligation to pay us:

  •
  a termination fee of $9,000,000 within two (2) business days after we terminate the merger agreement if Cobra Green or the paying agent have not received the equity financing within ten (10) business days of the satisfaction of all of the closing conditions required by the merger agreement; or

  •
  any awards not to exceed $9,000,000 in the aggregate granted pursuant to a judgment of a court of the State of Delaware for a claim based on fraud or intentional and material breach of the merger agreement by Cobra Green.

Voting Agreement

        In connection with the merger, Cobra Green has entered into a voting agreement, dated as of April 13, 2008, with investment funds affiliated with TA Associates pursuant to which, among other things, such investment funds have agreed to vote all shares of Clayton common stock beneficially owned by such funds in favor of, and against any acquisition proposal made in opposition to or in competition with, the consummation of the merger and the transactions contemplated by the merger agreement. As of the record date, the funds affiliated with TA Associates own beneficially and of record an aggregate of approximately [37.3]% of Clayton's outstanding common stock.

Delisting and Deregistration of Clayton Common Stock

        If the merger is completed, Clayton common stock will be removed from quotation on the NASDAQ Global Market and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and we will no longer file periodic reports with the SEC.

Interests of Our Directors and Executive Officers in the Merger

        In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of Clayton common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware that these interests existed when it approved the merger agreement. The material interests are summarized below.

  Equity-Based Awards

        The merger agreement, after giving effect to the acceleration provisions of our stock option plans, provides that, in general, each outstanding stock option of Clayton, whether or not exercisable, including options held by our directors and executive officers, will be accelerated and become exercisable in full immediately prior to the completion of the merger. Upon consummation of the merger, each such outstanding stock option will be cancelled in consideration for a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $6.00 over the per share exercise price for the option multiplied by (ii) the number of shares of Clayton common stock that the option holder could have purchased (assuming full vesting) upon full exercise of that option immediately prior to completion of the merger. All outstanding options, including options held by our directors and executive officers will be cancelled in consideration for such cash payment.

        The merger agreement, after giving effect to the acceleration provisions of our stock option plans, further provides that upon the completion of the merger, each share of outstanding common stock of Clayton that is subject to vesting and restrictions on transfer, including restricted shares held by our executive officers, will become fully vested and free of restrictions on transfer and each holder will receive $6.00 for each such share less any applicable federal or state withholding tax.

        The merger agreement, after giving effect to the acceleration provisions of our stock option plans, further provides that upon the completion of the merger, each outstanding deferred stock unit of Clayton that is subject to vesting and restrictions on transfer, including deferred stock units held by our directors, will become fully vested and free of restrictions on transfer and each holder will receive $6.00 for each such deferred stock unit less any applicable federal or state withholding tax. In accordance with the terms of the merger agreement, on May 5, 2008, the board of directors approved the annual grant of 5,000 deferred stock units to each of the non-employee directors other than Mr. Kafker.

        Each of our executive officers is party to a letter agreement with us, whereby we agreed to grant him shares of restricted common stock of Clayton (the "Phantom Shares"), partially in lieu of an annual cash bonus for the 2007 fiscal year, on the date of the 2008 annual meeting of Clayton's stockholders, subject to the approval of an increase to the number of shares of common stock reserved under our 2006 stock option plan. If a "sale event" (as defined in the 2006 stock option plan) occurs prior to stockholder approval, the entire award is settled in cash. Upon the completion of the merger, Clayton will pay each executive officer $6.00 for each such Phantom Share less any applicable federal or state withholding tax.

        Except as set forth above, each right of any kind, contingent or accrued, to acquire or receive shares of common stock or benefits measured by the value of shares of common stock, and each award of any kind consisting of shares of common stock that may be held, awarded, outstanding, payable or reserved for issuance under any of our plans, will be cancelled.

        Our directors and executive officers holding (i) shares of unvested restricted stock, (ii) shares of unvested deferred stock units, and (iii) Phantom Shares, will receive cash payments at or shortly following the closing of the merger in the approximate amounts (before withholding) indicated in the following table. The following table assumes that the closing of the merger occurs on June 30, 2008.

Name	Shares of Unvested Restricted Stock	Value of Unvested Restricted Stock	Number of Unvested Deferred Stock Units	Value of Unvested Deferred Stock Units	Number of Unvested Phantom Shares	Value of Unvested Phantom Shares	Total Value of Accelerated Equity
Executive Officers
Frank P. Filipps	—	—	—	—	411,356	$2,468,136	$2,468,136
David Keith Johnson	16,875	$101,250	—	—	277,736	$1,666,416	$1,767,666
Frederick C. Herbst	9,375	$56,250	—	—	189,724	$1,138,344	$1,194,594
Steven L. Cohen	7,500	$45,000	—	—	145,276	$871,656	$916,656
Directors
David Gilbert	—	—	5,000	$30,000	—	—	$30,000
Roger B. Kafker	—	—	—	—	—	—	—
Brian L. Libman	—	—	5,000	$30,000	—	—	$30,000
Frank L. Raiter	—	—	5,000	$30,000	—	—	$30,000
Thomas J. Skelly	—	—	5,000	$30,000	—	—	$30,000
Michael M. Sonderby	—	—	5,000	$30,000	—	—	$30,000

Total	33,750	$202,500	25,000	$150,000	1,024,092	$6,144,552	$6,497,052

  Change of Control Employment Agreements

        Each of our executive officers is party to an employment agreement with us, which may require us to make certain payments and/or provide certain benefits to such executive officers in the event of a change of control of Clayton, including the merger, followed by a qualifying termination of their employment. The following summarizes the potential payments to each executive officer assuming that the closing of the merger and the immediate termination of such executive officer occurs on June 30, 2008.

        Frank P. Filipps.    Under the terms of his employment agreement with us, in the event that Mr. Filipps's employment is terminated by us without cause or by him for good reason, Mr. Filipps will receive a lump sum payment equal to 200% of the sum of his annual base salary and target bonus as in effect on the date of termination. Additionally, Mr. Filipps will then receive payment of the pro rata portion of his target bonus for the year in which the termination occurs, and the partially employer-subsidized continuation of group health plan benefits for two (2) years. If such termination occurs, Mr. Filipps will receive estimated (i) cash severance of $2,675,476, (ii) pro rata annual bonus payments of $401,322 and (iii) health benefit payments of $24,000. Finally, in the event that any severance payments made to Mr. Filipps would be subject to certain excise taxes imposed by Section 4999 of the Internal Revenue Code, we will "gross-up" the payments such that the net amount received by Mr. Filipps, after any such excise taxes are incurred, is equal to the severance amount payment.

        David Keith Johnson.    Following the closing of the merger, in the event Mr. Johnson's employment is terminated within 18 months by us without cause or by him for good reason, he will be entitled to receive a lump-sum payment equal to 200% of the sum of his annual base salary and target incentive bonus in effect on the date of termination. If such termination occurs, Mr. Johnson will receive estimated cash severance of $1,777,500.

        Frederick C. Herbst.    Following the closing of the merger, in the event Mr. Herbst's employment is terminated within 18 months by us without cause or by him for good reason, he will be entitled to receive a lump-sum payment equal to 150% of the sum of his annual base salary and target incentive bonus in effect on the date of termination and continuation of his group health plan benefits. If such termination occurs, Mr. Herbst will receive estimated (i) cash severance of $907,500 and (ii) health benefit payments of $18,000.

        Steven L. Cohen.    Following the closing of the merger, in the event Mr. Cohen's employment is terminated within 18 months by us without cause or by him for good reason, he will be entitled to receive a lump-sum payment equal to 150% of the sum of his annual base salary and target incentive bonus in effect on the date of termination. If such termination occurs, Mr. Cohen will receive estimated cash severance of $663,000.

  Indemnification of Officers and Directors

        The merger agreement provides for director and officer indemnification for specified time periods. We describe these provisions below under the caption "The Merger Agreement—Indemnification and Directors' and Officers' Insurance."

  Benefit Arrangements with Cobra Green

        Cobra Green has agreed, during the first year following the closing of the merger, to provide continuing employees with base salaries, cash-based incentive opportunities, and welfare benefits (other than equity-based incentives and severance, pension and retiree welfare benefits) at levels that are substantially comparable in the aggregate to those currently provided by us. Cobra Green has further agreed to give each continuing employee full credit for prior service with us or any of our subsidiaries for purposes of eligibility and vesting under any Cobra Green employee plan, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits. Cobra Green also has agreed to waive any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of Cobra Green and to recognize the deductible and out-of-pocket expenses paid in the calendar year in which the merger occurs. Cobra Green also has agreed to maintain and honor certain employment and severance agreements in accordance with their terms following the closing of the merger. However, nothing in the merger agreement obligates Cobra Green, the surviving corporation or any of their affiliates to (i) maintain any particular benefit plan or (ii) retain the employment of any particular employee.

REGULATORY MATTERS

        Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants "early termination" of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and Cobra Green each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on May     , 2008 and, in accordance with the merger agreement, requested "early termination" of the waiting period. We and Cobra Green do not believe that any foreign antitrust approvals are required to consummate the merger.

        It is possible that the Department of Justice or the Federal Trade Commission may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. See "The Merger Agreement—Conditions to the Merger."

        As part of our mortgage loan servicing business, we are required by law to maintain state issued permits, licenses and registrations in connection with loan servicing in the various states. Many state regulations require the state's consent to a change of control of the holder of the permit, license or registration. The merger is conditioned on our ability, with the help and cooperation of Cobra Green, to obtain such consent from twelve (12) states, Puerto Rico and the District of Columbia. The merger is also conditioned on obtaining licenses from two (2) new states. We are not aware of any other state regulatory requirements that remain to be complied with in order to complete the merger, other than the filing of the certificate of merger with the Secretary of State of Delaware.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of material United States federal income tax consequences to our stockholders of the receipt of cash in exchange for shares of Clayton common stock pursuant to the merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable United States Treasury Regulations, judicial authority, and administrative rulings and practice, all as in effect on the date of this proxy statement. All of these authorities are subject to change, possibly on a retroactive basis. This discussion generally assumes that the shares of Clayton common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation or another person subject to United States federal income taxation on its worldwide income). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder of ours in light of the stockholder's personal investment circumstances, or those stockholders of ours subject to special treatment under the United States federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and nonresident alien individuals), our stockholders who hold shares of Clayton common stock as part of a hedging, "straddle," conversion or other integrated transaction, or stockholders who acquired their shares of Clayton common stock through the exercise of employee stock options or other compensation arrangements. In addition, this discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to a stockholder of ours. We urge you to consult your tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Clayton common stock pursuant to the merger.

        The receipt of cash in the merger will generally be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a holder of shares of Clayton common stock will recognize gain or loss equal to the difference between his or her adjusted tax basis in shares of Clayton common stock and the amount of cash received. If the shares of Clayton common stock have been held for more than one (1) year at the effective time of the merger, the gain or loss will be long-term capital gain or loss subject (in the case of stockholders who are individuals) to tax at the current maximum United States federal income tax rate of 15%, and will be short-term capital gain or loss if the shares have been held for one (1) year or less. The deductibility of a capital loss recognized on the exchange is subject to limitation.

        Under the United States federal income tax backup withholding rules, Cobra Green generally is required to and will withhold 28% of all payments to which a stockholder or other payee is entitled in the merger, unless the stockholder or other payee (i) is a corporation or comes within other exempt categories and demonstrates this fact or (ii) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each stockholder of ours and, if applicable, each other payee, should complete, sign and return to the paying agent for the merger the substitute Form W-9 that each stockholder of ours will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. The exceptions provide that certain stockholders of ours (including, among others, corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed Form W-8BEN, "Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding." Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder's United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner.

        The foregoing discussion of material United States federal income tax consequences is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of Clayton common stock. We urge you to consult your tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Clayton common stock pursuant to the merger.

THE MERGER AGREEMENT

        This Section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

Structure and Effective Time of the Merger

        Subject to the terms and conditions of the merger agreement, the Merger Subsidiary, a wholly-owned subsidiary of Cobra Green, will merge with and into us, with Clayton continuing as the surviving corporation. As a result of the merger, we will cease to be a publicly traded company and will become a wholly-owned subsidiary of Cobra Green. The merger will be effective at the date and time the certificate of merger is duly filed with the office of the Secretary of State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger).

Merger Consideration

        Upon completion of the merger, each issued and outstanding share of Clayton common stock, other than those owned by any of our wholly-owned subsidiaries or owned by Cobra Green, the Merger Subsidiary or any other direct or indirect wholly-owned subsidiary of Cobra Green, will be converted into the right to receive $6.00 in cash per share, without interest, which we refer to as the merger consideration.

Treatment of Equity-Based Awards

        The merger agreement, after giving effect to the acceleration provisions of our stock option plans, provides that, in general, each outstanding stock option of Clayton, whether or not exercisable, including options held by our directors and executive officers, will be accelerated and become exercisable in full immediately prior to the completion of the merger. Upon consummation of the merger, each such outstanding stock option will be cancelled in consideration for a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $6.00 over the per share exercise price for the option multiplied by (ii) the number of shares of Clayton common stock that the option holder could have purchased (assuming full vesting) upon full exercise of that option immediately prior to completion of the merger. All options held by our directors and executive officers will be cancelled in consideration for such cash payment.

        The merger agreement, after giving effect to the acceleration provisions of our stock option plans, further provides that upon the completion of the merger, each share of outstanding common stock of Clayton that is subject to vesting and restrictions on transfer, including restricted shares held by our executive officers, will become fully vested and free of restrictions on transfer and each holder will receive $6.00 for each such share less any applicable federal or state withholding tax.

        The merger agreement, after giving effect to the acceleration provisions of our stock option plans, further provides that upon the completion of the merger, each outstanding deferred stock unit of Clayton that is subject to vesting and restrictions on transfer, including deferred stock units held by our directors, will become fully vested and free of restrictions on transfer and each holder will receive $6.00 for each such deferred stock unit less any applicable federal or state withholding tax. In accordance with the terms of the merger agreement, on May 5, 2008, the board of directors approved the annual grant of 5,000 deferred stock units to each of the non-employee directors other than Mr. Kafker.

        Each of our executive officers is party to a letter agreement with us, whereby we agreed to grant him shares of restricted common stock of Clayton (the "Phantom Shares"), partially in lieu of an annual cash bonus for the 2007 fiscal year, on the date of the 2008 annual meeting of Clayton's stockholders, subject to the approval of an increase to the number of shares of common stock reserved under our 2006 stock option plan. If a "sale event" (as defined in the 2006 stock option plan) occurs prior to stockholder approval, the entire award is settled in cash. Upon the completion of the merger, Clayton will pay each executive officer $6.00 for each such Phantom Share less any applicable federal or state withholding tax.

        Except as set forth above, each right of any kind, contingent or accrued, to acquire or receive shares of common stock or benefits measured by the value of shares of common stock, and each award of any kind consisting of shares of common stock that may be held, awarded, outstanding, payable or reserved for issuance under any of our plans, will be cancelled.

Payment for the Shares

        At the effective time, Cobra Green will deposit with            or another bank or trust company reasonably acceptable to us, for the benefit of our stockholders, funds in an amount sufficient in the aggregate to pay the merger consideration as contemplated by the merger agreement.

        At the effective time of the merger, shares of Clayton common stock will cease to be outstanding and shall be cancelled and cease to exist and each certificate formerly representing any of the shares shall represent only the right to receive the merger consideration. After the merger occurs, there will be no transfers on our stock transfer books of any shares of Clayton common stock.

        Promptly after the completion of the merger, the surviving corporation will cause the paying agent to mail to holders of record of our certificates that immediately prior to the completion of the merger represented shares of Clayton common stock that were converted into the right to receive the merger consideration, which we refer to as certificates, a letter of transmittal and instructions on how to surrender certificates in exchange for the merger consideration. The paying agent will promptly pay the merger consideration to the record holders of certificates after they have: (i) surrendered their certificate(s) (or affidavit of loss in lieu thereof as specified in the merger agreement) to the paying agent and (ii) provided to the paying agent a duly executed letter of transmittal and any other required documents. Interest will not be paid or accrue in respect of payments of merger consideration. You should not forward your stock certificates to the paying agent without a letter of transmittal.

        If the paying agent is to pay some or all of the merger consideration to a person other than the record holder of a certificate, that holder must properly endorse its certificate or the certificate must otherwise be in proper form for transfer and delivered to the paying agent with all documents required to evidence and effect the transfer and evidence that any applicable stock transfer taxes have been paid or are not applicable.

        With respect to lost, stolen or destroyed certificate(s), the person claiming the certificate(s) to be lost, stolen or destroyed will be required to provide an affidavit of that fact and, if required by the surviving corporation, post a bond in a customary amount upon such terms as may be required by the surviving corporation as indemnity against any claim that may be made against it with respect to those certificate(s) in order to receive the merger consideration in respect of the shares of Clayton common stock formerly represented by those certificate(s).

Directors and Officers

        The members of the board of directors of the Merger Subsidiary immediately prior to the consummation of the merger will be the initial members of the board of directors of the surviving corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the surviving corporation.

        Our officers, other than those that the Merger Subsidiary determines shall not remain as officers of the surviving corporation immediately prior to the consummation of the merger, will be the initial officers of the surviving corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the surviving corporation.

Representations and Warranties

        The merger agreement contains representations and warranties made by us to Cobra Green and the Merger Subsidiary and representations and warranties made by Cobra Green and the Merger Subsidiary to us. The statements embodied in those representations and warranties were made solely for purposes of the merger agreement between Cobra Green and the Merger Subsidiary, on the one hand, and us, on the other hand. Moreover, some of those representations and warranties were made as of a specified date or may have been used for the purpose of allocating risk between the parties to the merger agreement.

        Our representations and warranties in the merger agreement include representations and warranties relating to, among other things:

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  our and our subsidiaries' organization, valid existence, corporate standing (where applicable), the power and authority to own, lease and operate its properties and assets and to carry on our business as presently conducted and other corporate matters;

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  our capital structure, ownership of subsidiaries and grant of stock options;

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  the authorization, due execution, delivery and performance of the merger agreement and related matters;

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  required consents, registrations, permits, authorizations and approvals as a result of the execution, delivery and performance by us of the merger agreement;

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  the absence of breach or violations of organizational documents, instruments or law as a result of the merger agreement or the merger;

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  compliance of reports, registrations, statements and other documents filed by us with the SEC with applicable requirements and the accuracy of the information in those documents;

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  compliance in all material respects with the rules, regulations and applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act;

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  preparation of our financial statements in accordance with U.S. generally accepted accounting principles;

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  the accuracy and completeness of the information in this proxy statement;

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  taxes and tax returns;

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  properties;

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  intellectual property;

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  material contracts;

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  legal proceedings;

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  environmental matters;

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  employee benefit programs;

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  permits and compliance with laws;

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  labor and employment matters;

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  insurance;

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  material servicing permits;

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  broker's fees;

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  absence of certain changes or events;

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  absence of undisclosed liabilities;

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  required vote of Clayton stockholders;

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  our receipt of an opinion from our financial advisor; and

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  inapplicability of state anti-takeover statutes.

        The merger agreement also contains representations and warranties made by Cobra Green and the Merger Subsidiary to us, including representations and warranties relating to, among other things:

  •
  their formation, standing, power to carry on its business and other corporate matters;

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  the authorization, execution, delivery, and performance of the merger agreement and related matters;

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  the absence of a breach or violations of Cobra Green's or the Merger Subsidiary's organizational documents, contracts, instruments or law as a result of the merger agreement or the merger;

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  required consents, registrations, approvals, permits or authorizations as a result of their execution, delivery and performance of the merger agreement;

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  the accuracy and completeness of the information provided by Cobra Green to us for use in this proxy statement;

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  the capitalization and operations of the Merger Subsidiary;

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  the limited guaranty signed concurrently with the merger agreement is valid and in full force;

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  broker's fees;

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  legal proceedings;

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  Cobra Green's financial capability to pay the merger consideration and the execution of an equity commitment letter related thereto; and

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  the absence of beneficial ownership by Cobra Green of our shares.

        The representations and warranties contained in the merger agreement will not survive the completion of the merger.

Conduct of Business Pending the Merger

        Subject to certain exceptions stated in the merger agreement, we have agreed that until the merger becomes effective or the merger agreement is terminated, we will, and will cause our subsidiaries to, conduct our business in the ordinary course consistent with past practice in all material respects and in compliance in all material respects with all applicable laws. We will, and will cause our subsidiaries to, use commercially reasonable efforts to preserve substantially intact our business organizations and goodwill and keep available the services of our officers and key employees and preserve the relationships with those persons having business dealings with us. Furthermore, except as expressly permitted by the merger agreement or to the extent Cobra Green shall consent in writing (which consent shall not be unreasonably withheld), we agree not to take any of the following actions and to cause our subsidiaries not to take such actions:

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  amend our certificate of incorporation or by laws or other applicable governing instruments;

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  issue any shares of our capital stock (except pursuant to the exercise of stock options or the conversion of deferred stock units), effect any share split, share combination, reverse share split, share dividend, recapitalization or other similar transaction or, except with respect to certain grants of stock options and deferred stock units, grant, confer or award any option, right, warrant, deferred stock unit, conversion right or any similar right or instrument not existing on the date of the merger agreement to acquire any of our shares of capital stock;

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  increase any compensation or enter into or amend any employment or severance agreement with any employees, grant any bonuses to any of our employees (including without limitation, grants of bonuses to new hires), adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect; provided that such actions may be taken to the extent required under existing plans, agreements, or arrangements or, in certain instances, with respect to employees who are neither executive officers nor directors of us;

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  declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property) with respect to any shares of our common stock or allow any of our subsidiaries to pay or make any such dividend, distribution or payment, or directly or indirectly redeem, purchase or otherwise acquire any of our of capital stock or any equity interest of any of our subsidiaries, or make any commitment for any such action other than in connection with (i) the acquisition of our common stock from holders of stock options in full or partial payment of the exercise price payable by such holders upon exercise of stock options outstanding as of the date of the merger agreement, and (ii) tax withholdings upon the exercise of stock options or the lapse of restriction of restricted stock awards;

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  sell, lease, license, sublease or sublicense, or otherwise dispose of or permit to lapse any rights to any material assets or properties or any of the capital stock of or other equity interests in any of our subsidiaries, mortgage or pledge any of our property or assets or subject any such property or assets to any security interest, or disclose to any person, other than representatives of Cobra Green, any trade secrets, other than in certain limited instances;

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  other than in the ordinary course of business consistent with past practice or with respect to certain contracts disclosed by us to Cobra Green, enter into a contract that would be a material contract for purposes of the merger agreement or amend, modify or terminate any such material contract or grant any release or relinquishment of any rights under any such material contract;

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  except as disclosed by us to Cobra Green, make or commit to make capital expenditures or enter into any new line of business outside of our existing general industry;

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  merge with, enter into a consolidation with or acquire an interest in any person or acquire a substantial portion of the assets or business of any person or any division or line of business thereof, or otherwise acquire any assets other than in the ordinary course of business consistent with past practice;

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  create, incur or assume any indebtedness for borrowed money (including, without limitation, refinancing or modifying any existing indebtedness), assume, guarantee, endorse, enter into any agreement to maintain any financial statement condition or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity, or any other entity of any kind or nature, except (i) for short-term indebtedness incurred in the ordinary course of business and consistent with past practice not exceeding $1,500,000 in the aggregate, (ii) for any capital lease not exceeding $250,000 in the aggregate, (iii) for any indebtedness solely involving Clayton and/or direct or indirect wholly owned subsidiaries, or (iv) as required by existing contracts;

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  make or change any material tax election, file any material amended tax return, adopt or change any material method of accounting for tax purposes, amend any material tax return, claim any material tax refund or credit, including in respect of a carry-back of losses, with respect to a taxable period for which an IRS Form 1120 (or similar annual tax return under state or local law) has previously been filed, settle any material tax claim, assessment or other proceeding, or enter into any closing agreement;

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  make any material changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles, any governmental authority or as required by law;

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  settle, agree to settle or compromise any litigation, suit, action, claim, proceeding or investigation, or consent to the same, other than settlements, compromises or agreements that involve only the payment of monetary damages not exceeding $250,000 individually or $750,000 in the aggregate, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, Clayton or any of our subsidiaries;

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  enter into or amend or otherwise modify any agreement or arrangement with persons that are affiliates or, as of April 13, 2008, are officers or directors of Clayton;

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  except as required by applicable law, enter into, materially amend or extend any collective bargaining or other labor agreement;

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  enter into any agreement, understanding or arrangement with respect to the voting or registration of our capital stock or that of any of our subsidiaries;

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  fail to use commercially reasonable efforts to keep in force our current material insurance policies or replacement or revised provisions providing reasonable insurance coverage with respect to our assets, operations and activities;

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  take any action to render inapplicable, or to exempt any third party from, the provisions of any antitakeover laws of any governmental authority;

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  except as otherwise permitted or contemplated by the merger agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Clayton or any of our subsidiaries; and

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  agree in writing or otherwise to take any action inconsistent with any of the foregoing.

Stockholder Meeting; Proxy Statement

        We have agreed to convene a meeting of our stockholders to consider and vote upon the merger agreement to be held on a date selected by us in consultation with Cobra Green no later than 25 business days after the earlier of the date on which (i) the SEC staff advises us that it has no further comments on our proxy statement or (ii) we may commence mailing the proxy statement. We have agreed to use commercially reasonable efforts to mail the proxy statement to our stockholders as promptly as practicable after resolution of all SEC comments or expiration of the applicable period for comments. Subject to the non-solicitation provision of the merger agreement, our board of directors will recommend in the proxy statement approval and adoption of the merger agreement by our stockholders and will not withhold, withdraw, qualify, modify, or publicly propose or resolve to withhold, withdraw, qualify or modify in a manner adverse to Cobra Green, our board of director's recommendation. Additionally, our board of directors shall publicly reaffirm this recommendation within five (5) calendar days after any such written request by Cobra Green, provided however, that Cobra Green may not make such a request on more than two (2) occasions with respect to any particular acquisition proposal or material amendment thereto which increases the per share consideration for our common stock in such acquisition proposal. Furthermore, we will use commercially reasonable efforts to solicit or cause to be solicited from our stockholders proxies in favor of adoption and approval of the merger.

No Solicitation of Transactions; Change of Recommendation

        We have agreed that we and our subsidiaries will cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any person conducted prior to the execution of the merger agreement, with respect to, or that may reasonably be expected to lead to, an acquisition proposal.

        We have agreed that we will not, and we will cause our subsidiaries and representatives not to, directly or indirectly:

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  initiate, solicit or knowingly encourage the submission of any inquiries proposals or offers that constitute, or would reasonably be expected to lead to, any acquisition proposal;

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  engage or participate in, or knowingly facilitate any discussions or negotiations regarding, or furnish any non-public information to any person in connection with any inquiries, proposals or offers that constitute or would reasonably be expected to lead to, any acquisition proposal; or

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  enter into any letter of intent, agreement in principle or other similar type of agreement relating to an acquisition proposal or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or resolve, propose or agree to do any of the foregoing.

        If there are any inquiries, discussions, negotiations, proposals or expressions of interest with respect to an acquisition proposal, then we are required to promptly (but in any event within 24 hours) notify Cobra Green and provide a summary of the material terms and conditions thereof, including price, and the identity of the person making the acquisition proposal.

        Notwithstanding the restrictions against solicitation, until the time at which our stockholders approve and adopt the merger agreement, we may respond to a bona fide written acquisition proposal if our board of directors, after consultation with our outside counsel, determines in good faith that the failure to respond would be inconsistent with our fiduciary obligations and our board of directors believes in good faith, after consultation with our outside legal counsel and financial advisors, that the acquisition proposal in respect of which such action is to be taken, if consummated, is or could reasonably be expected to lead to a superior proposal. We may furnish information in response to a request by such third party in respect of such proposal if we receive from the person so requesting such information an executed confidentiality agreement on terms not less restrictive than the terms of the confidentiality agreement entered into between us and Cobra Green, provided, that, contemporaneously with furnishing any such non-public information to such third party, we furnish to Cobra Green all such non-public information not previously provided to Cobra Green. Furthermore, we may engage in discussions or negotiations with such third party and its representatives with respect to such proposal.

        Furthermore, subject to the exceptions described in the following paragraph, we have agreed that our board of directors (i) will recommend that our stockholders vote in favor of the approval and adoption of the merger and (ii) will not, nor will any committee thereof, withdraw, amend, change or publicly propose to withdraw, amend or change in a manner adverse to Cobra Green the stockholder recommendation, or knowingly make any public statement inconsistent with the stockholder recommendation, or propose publicly to approve, adopt or recommend any acquisition proposal.

        Until such time as our stockholders approve and adopt the merger agreement, our board of directors may, if it concludes in good faith (after consultation with outside legal counsel and financial advisors) that it has received an acquisition proposal that is a superior proposal, and if that superior proposal did not result from a breach of the non-solicitation provisions described above, (i) effect an adverse recommendation change and/or (ii) enter into a definitive agreement with respect to a superior acquisition proposal. However, our board of directors may only take such action on or after the fourth business day after Cobra Green has received written notice from us advising Cobra Green that our board of directors desires to take such action due to the existence of a superior proposal and specifying the material terms and conditions of such superior proposal (including the price and the identity of the person making the superior proposal), provided that during the four (4) days after receipt of such notice, Cobra Green has not amended its offer such that our board of directors no longer believes the competing acquisition proposal is a superior proposal.

        The merger agreement defines an "acquisition proposal" to mean:

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  any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving Clayton or our subsidiaries;

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  a sale, lease exchange, mortgage, pledge, transfer or other acquisition of 15% or more of our assets or those of our subsidiaries, taken as a whole, in one or a series of related transactions; or

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  a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing 15% or more of the voting power of Clayton.

        The merger agreement defines a "superior proposal" to mean any bona fide written acquisition proposal (with all references to "15%" in the definition of acquisition proposal being treated as references to "50%") made by a third party that our board of directors and/or a committee thereof determines in good faith, after consultation with our outside legal counsel and financial advisor, to be more favorable from a financial point of view to Clayton's stockholders than the transaction contemplated by the merger agreement.

Efforts to Complete the Merger

        Subject to the terms and conditions of the merger agreement, we and Cobra Green have agreed to cooperate with each other and use (and shall cause our respective subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate the merger and the transactions contemplated by the merger agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger or the transactions contemplated by the merger agreement.

        As part of our mortgage loan servicing business, we are required by law to maintain state issued permits, licenses and registrations in connection with loan servicing in the various states. Many state regulations require the state's consent to a change of control of the holder of the permit, license or registration. The merger is conditioned on our ability, with the help and cooperation of Cobra Green, to obtain such consent from twelve (12) states, Puerto Rico and the District of Columbia. The merger is also conditioned on obtaining licenses from two (2) new states.

        Subject to the terms of the merger agreement, we and Cobra Green agree to furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made on behalf of Cobra Green, us or any of our respective subsidiaries to any third party and/or governmental entity in connection with the merger and other transactions contemplated by the merger agreement.

Additional Agreements

        The merger agreement contains additional agreements between us and Cobra Green relating to, among other things:

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  Cobra Green's reasonable access to our officers, employees, accountants, counsel, representatives, properties, contracts, books and records;

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  public announcements with respect to the merger and the merger agreement; and

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  our agreement to give Cobra Green the opportunity to participate, subject to a joint defense agreement, in, but not control, the defense or settlement of any stockholder litigation against us or our directors or officers relating to the merger.

Conditions to the Merger

        The consummation of the merger is subject to specified closing conditions, as described further below.

  Conditions to Each Party's Obligations

        Each party's obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

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  the merger agreement shall have been approved and adopted by our stockholders;

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  the waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been earlier terminated; and

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  no order, injunction or decree issued by any court or other agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits or makes illegal the consummation of the merger.

  Conditions to Obligations of Cobra Green and the Merger Subsidiary

        The obligations of Cobra Green and the Merger Subsidiary to effect the merger are subject to the satisfaction or waiver by Cobra Green of the following conditions:

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  each of the representations and warranties relating to capitalization, authority, broker's fees, state takeover laws and the required vote of our stockholders are true and correct;

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  all representations and warranties not listed above are true and correct (without giving effect to any materiality or material adverse effect qualifiers), except when failure of such representations and warranties to be true and correct has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

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  we shall have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing date of the merger;

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  Cobra Green shall have received a certificate signed by our chief executive officer or president and chief financial officer that the conditions set forth in the preceding three bullets have been satisfied;

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  since the date of the merger agreement, there shall not exist nor have occurred any event or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect, and Cobra Green shall have received a certificate signed by the chief executive officer or president and chief financial officer to such effect;

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  holders of 10% or fewer of the issued and outstanding shares of Clayton common stock have properly exercised their appraisal rights; and

  •
  all filings, permits, authorizations, consents or approvals related to the origination, ownership or servicing of loans that are required as a consequence of the transactions contemplated by the merger agreement and set forth therein shall have been made or obtained.

        A material adverse effect with respect to us means a change, event or effect that has a material adverse effect on our and our subsidiaries' business, operations, assets, results of operations, or financial condition, taken as a whole, other than (a) any effect resulting from:

  •
  (i) general changes in the economy or financial markets of the United States or any other region outside of the United States, (ii) changes in the industries in which we operate in general, (iii) changes in general legal, regulatory, political, economic or business conditions (including the commencement or escalation of a war or material armed hostilities, acts of terrorism, or the occurrence of natural disasters) that generally affect industries in which we and our subsidiaries conduct business, or (iv) changes in GAAP, in each case, provided that such changes do not affect us and our subsidiaries in a materially disproportionate manner relative to other companies operating in the same industries as us and our subsidiaries;

  •
  the announcement of the merger agreement or pendency or consummation of the merger;

  •
  the identity of Cobra Green, the Merger Subsidiary, Greenfield Acquisition Partners V, L.P. or any of their affiliates as the acquirer of us;

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  compliance with the terms of, or the taking of any action required by the merger agreement or consented to by Cobra Green;

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  the termination by employees of their employment with us or any of our subsidiaries; or

  •
  the termination by customers of their relationship with us or any of our subsidiaries;

or (b) any decline in the market price, or change in trading volume, of our capital stock or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (it being understood that the cause or causes underlying any such decline, change or failure shall be considered in determining a material adverse effect).

  Conditions to Our Obligations

        Our obligation to effect the merger is subject to the satisfaction or waiver by us of the following conditions:

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  the representations and warranties of Cobra Green and the Merger Subsidiary set forth in the merger agreement relating to corporate authority shall be true and correct;

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  all representations and warranties of Cobra Green and Merger Subsidiary not listed above shall be true and correct (without giving effect to any materiality or material adverse effect qualifiers), as of the closing date as though made on the closing date (except to the extent representations or warranties expressly relate to a specific date, in which case those representations and warranties shall be true and correct as of such date), except when failure of such representations and warranties to be true and correct has not and would not reasonably be expected to have a material adverse effect;

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  Cobra Green and the Merger Subsidiary shall have performed in all material respects all obligations required to be performed by them under the merger agreement on or before the closing of the merger; and

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  we shall have received a certificate signed by Cobra Green's chief executive officer or president and chief financial officer to the effect of the preceding two bullets.

Termination of the Merger Agreement

        The merger agreement may be terminated by either us or Cobra Green at any time prior to the effective time of the merger whether before or after our stockholders have approved and adopted the merger agreement:

  •
  by mutual written consent;

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  if the merger has not been consummated by October 31, 2008 (except in the case of certain permitted extensions);

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  if any order of a government authority enjoining, restraining or otherwise prohibiting the merger exists and such order has become final and nonappealable; or

  •
  if our stockholders fail to approve and adopt the merger agreement at the stockholders' meeting or any adjournment or postponement thereof.

        Cobra Green can terminate the merger agreement if:

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  (i) our board of directors fails to include a recommendation to approve and adopt the merger agreement in the proxy statement, (ii) our board of directors has approved, endorsed or recommended, or publicly announced an intention to approve, to the stockholders an acquisition proposal (other than pursuant to the merger agreement) or otherwise made an adverse recommendation change, (iii) our board of directors fails to publicly reaffirm its recommendation of the merger agreement and the merger as promptly as practicable (but in any event within five (5) business days) after Cobra Green requests in writing that our board of directors do so, provided that Cobra Green may not make such a request on more than two (2) occasions with respect to any particular acquisition proposal and that such request may only be made in the event that we receive an acquisition proposal or material amendment to an acquisition proposal, (iv) a tender offer or exchange offer for outstanding shares has been commenced (other than one by Cobra Green or an affiliate of Cobra Green) and our board of directors recommends that the stockholders tender their shares in such tender or exchange, or on or after the eleventh business day after the commencement of such tender or exchange offer, our board of directors fails to recommend against acceptance of such offer or makes no recommendation or states an inability to make a recommendation; (v) we have delivered a determination notice to Cobra Green that our board of directors will change its recommendation regarding the merger and/or enter into a definitive agreement with respect to a superior proposal; or (vi) we fail to convene and hold the stockholders' meeting in accordance with the merger agreement; or

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  we breach or fail to perform in any material respect any of our representations, warranties, covenants or other agreements made by us in the merger agreement, and such breach or condition is not curable or, if curable, has not been cured within the earlier of (x) October 31, 2008 (except in the case of certain permitted extensions) and (y) 30 days after the giving of written notice to us of such breach.

        We can terminate the merger agreement if:

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  Cobra Green or Merger Subsidiary breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements in the merger agreement, and such breach or condition is not curable or, if curable, has not been cured within the earlier of (x) October 31, 2008 (except in the case of certain permitted extensions) and (y) 30 days after the giving of written notice to Cobra Green of such breach;

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  Cobra Green or the paying agent have not received the equity financing within ten (10) business days of the satisfaction of the closing conditions; or

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  we enter into a definitive agreement to effect a superior proposal in accordance with the merger agreement, provided, however, that before terminating the merger agreement:

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  we have provided Cobra Green with four (4) business days prior written notice of our decision to terminate the merger agreement, (which notification shall include the material terms and conditions of the superior proposal, including the amount and form of proposed consideration and any material conditions of the superior proposal),

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  Cobra Green has not, on the fourth business day, made an offer that in the reasonable judgment of our board of directors after consultation with outside our counsel and financial advisor is at least as favorable to our stockholders from a financial point of view as the superior proposal, and

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  we have paid or pay Cobra Green, in immediately available funds, at the time of termination the termination fee of $6,700,000.

Effect of Termination; Liability Cap

        In the event of termination of the merger agreement and abandonment of the merger, the merger agreement shall become void and of no effect and none of Cobra Green, the Merger Subsidiary, or us, or any of the respective subsidiaries or any of the respective officers or directors will have any liability or obligation under the merger agreement. Though we and Cobra Green will not be released from any liabilities arising out of fraud or intentional and material breach, in no event will either we or Cobra Green be liable for any breach, loss or damages, under any theory or for any reason under the merger agreement, in excess of $9,000,000 in the aggregate.

Fees and Expenses Following Termination

        Cobra Green must pay us a termination fee of $9,000,000 within two (2) business days after the termination of the merger agreement if we terminate the merger agreement after Cobra Green or the paying agent have not received the equity financing within ten (10) business days of the satisfaction of all of the closing conditions required by the merger agreement.

        We are required to pay Cobra Green a termination fee of $6,700,000 in the event that the merger agreement is terminated because:

  •
  our board of directors (i) fails to include a recommendation to approve and adopt the merger agreement in the proxy statement, (ii) makes an adverse recommendation change, or (iii) fails to publicly reaffirm its recommendation of the merger agreement and the merger as promptly as practicable (but in any event within five (5) business days) after Cobra Green requests in writing that our board of directors do so;

  •
  a tender offer or exchange offer for outstanding shares has been commenced and our board of directors recommends that the stockholders tender their shares in such tender or exchange, or on or after the eleventh business day after the commencement of such tender or exchange offer, our board of directors fails to recommend against acceptance of such offer or makes no recommendation or states an inability to make a recommendation;

  •
  we have delivered a determination notice to Cobra Green that our board of directors intends to make an adverse recommendation change or intends to terminate the merger agreement to enter into a superior proposal;

  •
  we fail to convene and hold the stockholders' meeting in accordance with the merger agreement;

  •
  we terminate the merger agreement prior to the approval and adoption of the merger agreement by our stockholders upon the entry into a definitive agreement to effect a superior proposal in accordance with the merger agreement;

  •
  the approval and adoption of the merger agreement by the stockholders has not been obtained, and (i) an acquisition proposal had been publicly announced at or prior to the time the merger agreement was terminated and (ii) within 12 months after such termination of the merger agreement we have consummated, or reached a definitive agreement to consummate, any acquisition proposal; or

  •
  the merger has not been consummated by October 31, 2008 (except in the case of certain permitted extensions), and (i) an acquisition proposal had been publicly announced at or prior to the time the merger agreement was terminated and (ii) within 12 months after such termination of the merger agreement we have consummated, or reached a definitive agreement to consummate, any acquisition proposal.

Specific Performance

        Cobra Green and the Merger Subsidiary are entitled to seek an injunction to prevent breaches of the merger agreement by us and to enforce specifically the terms of the merger agreement.

        Pursuant to the merger agreement, Clayton is not entitled to enforce specifically the terms and provisions of the merger agreement other than with respect to the confidentiality provision set forth therein and our sole and exclusive remedy with respect to a breach is the termination fee of $9,000,000 to be paid by Cobra Green within two (2) business days after we terminate the merger agreement if Cobra Green or the paying agent have not received the equity financing within ten (10) business days of the satisfaction of all of the closing conditions required by the merger agreement.

Indemnification and Directors' and Officers' Insurance

        For six (6) years from the effective time of the merger, Cobra Green and the surviving corporation agree to honor, and to cause the surviving corporation to honor, to the fullest extent permitted by law, all of our indemnification obligations to each present and former director and officer of our company arising out of or pertaining to matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, to the extent presently provided under Delaware law and our certificate of incorporation and by-laws. In addition, the certificate of incorporation and by-laws of the surviving corporation will contain, and Cobra Green will cause the certificate of incorporation and by-laws of the surviving corporation to contain, provisions no less favorable with respect to indemnification, expense advancement or exculpation of present and former directors and officers of us and our subsidiaries than are presently in our certificate of incorporation and by-laws.

        At or prior to the effective time of the merger, we agree to purchase a "tail" directors' and officers' liability insurance policy (which by its terms shall survive the merger) for our directors and officers, which shall provide such directors and officers with coverage for six (6) years following the effective time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by us.

Employee Obligations

        Cobra Green has agreed that for the twelve-month period commencing on the closing of the merger, Cobra Green shall cause the surviving corporation to, and the surviving corporation shall, provide base salary, cash-based incentives and benefits (other than equity-based incentive plans, programs, agreements or arrangements or any severance, pension or retiree welfare benefits) for employees of Clayton or any of its subsidiaries who remain employed by the surviving corporation at levels that are substantially comparable in the aggregate to those in effect prior to the merger. Cobra Green and the surviving corporation shall, treat, and cause the applicable benefit plans to treat, the service of such employees attributable to any period prior to the effective time as service rendered to Cobra Green or the surviving corporation for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation but excluding benefit accrual under any defined benefit plan of Cobra Green. Without limiting the foregoing, Cobra Green shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of Cobra Green to be waived with respect to such employees and their eligible dependents, to the extent waived under the corresponding plan in which such employees participated immediately prior to the merger, and any deductibles paid by such employees under any of Clayton's health plans in the current year shall be credited towards deductibles under the health plans of Cobra Green or any subsidiary of Cobra Green. Except with respect to employees who have entered into employment agreements with Clayton or its subsidiaries, such employees who remain employed after the effective time of the merger shall be considered to be employed by the surviving corporation "at will" and nothing shall be construed to limit the ability of Cobra Green or the surviving corporation to terminate the employment of any such employee at any time.

        In addition, subject to the terms of the merger agreement:

  •
  Cobra Green shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any of Clayton's employee benefit plans and programs provided, however, that Cobra Green shall continue to maintain our benefit plans (other than stock based plans) until our employees are permitted to participate in the plans of Cobra Green or any subsidiary of Cobra Green;

  •
  Cobra Green shall cause the surviving corporation to honor, in accordance with their terms and the terms of the merger agreement, certain compensation agreements; and

  •
  there shall be no creation any third-party beneficiary rights in any Clayton employee or former Clayton employee (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) with Cobra Green, the surviving corporation or any of its subsidiaries, and there shall be no such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement that may be established by Cobra Green or any of its subsidiaries.

APPRAISAL RIGHTS

        Under Section 262 of the DGCL, any holder of Clayton common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights in lieu of receiving the merger consideration. A stockholder who exercises appraisal rights may petition the Delaware Court of Chancery to determine the "fair value" of his, her or its shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and receive payment of fair value in cash, together with a fair rate of interest, if any. However, the stockholder must comply with the provisions of Section 262 of the DGCL.

        The following discussion is a summary of the law pertaining to appraisal rights under the DGCL. The full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex C. All references in Section 262 of the DGCL to a "stockholder" and in this summary to a "stockholder" are to the record holder of the shares of Clayton common stock who exercises appraisal rights.

        Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes such notice, and the applicable statutory provisions are attached to this proxy statement/prospectus as Annex C. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Annex C. Any holder of Clayton common stock, who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Annex C carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. If you lose your appraisal rights, you will be entitled to receive the merger consideration described in the merger agreement.

        Stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:

  •
  The stockholder must deliver to Clayton Holdings a written demand for appraisal before the vote on the merger agreement at the special meeting;

  •
  The stockholder must not vote in favor of the proposal to approve and adopt the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal or abstain;

  •
  The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger; and

  •
  The stockholder must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

        Neither voting, in person or by proxy, against, abstaining from voting on nor failing to vote on the proposal to approve and adopt the merger agreement will constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

        Only a holder of record of shares of Clayton common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder's name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the stock certificates. The demand must reasonably inform Clayton of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock.

        STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

        A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

CLAYTON HOLDINGS, INC.
2 Corporate Drive
Shelton, Connecticut 06484
(203) 926-5600

        If the merger is completed, Clayton will give written notice of the effective time of the merger within 10 days after such effective time to each former Clayton stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving company or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Clayton common stock held by all dissenting stockholders. The surviving corporation is under no obligation to file any petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

        Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which Clayton has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to the stockholder within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal.

        If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then by obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.

        The Delaware Court of Chancery may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings and any stockholder who fails to comply with such direction may be dismissed from such proceedings. If the stockholder fails to comply with the court's direction, the court may dismiss the proceeding against the stockholder.

        The Delaware Court of Chancery will thereafter determine the fair value of the shares of Clayton common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value.

        In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter's exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the merger agreement. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement.

        The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

        The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the merger consideration. An opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

        Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger.

        Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving company a written withdrawal of the demand for appraisal, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be conditioned on such terms as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder's shares will be converted into the right to receive the merger consideration.

        FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE CONSIDERATION FOR YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, IF YOU ARE AN CLAYTON STOCKHOLDER AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE DGCL, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

MARKET PRICE AND DIVIDEND DATA

        Clayton common stock is traded on the NASDAQ Global Market under the symbol "CLAY". The tables below show, for the periods indicated, the high and low sales prices for shares of Clayton common stock as reported by the NASDAQ Global Market.

	Common Stock
	High	Low
Year Ended December 31, 2006
First quarter	$22.49	$19.75
Second quarter	$23.33	$11.45
Third quarter	$13.53	$10.29
Fourth quarter	$18.94	$11.66
Year Ending December 31, 2007
First quarter	$24.30	$14.81
Second quarter	$20.50	$10.81
Third quarter	$12.14	$5.91
Fourth quarter	$8.27	$3.15
Year Ending December 31, 2008
First quarter	$5.64	$3.00
Second Quarter through May , 2008

        The following table sets forth the closing sales prices per share of Clayton common stock , as reported on the NASDAQ Global Market on April 11, 2008, the last full trading day before the public announcement of the proposed merger, and on May     , 2008, the latest practicable date before the printing of this proxy statement:

Common Stock
April 11, 2008	$4.82

        If the merger is consummated, each share of Clayton common stock will be converted into the right to receive $6.00 in cash, without interest and less any applicable withholding taxes, and Clayton common stock will be removed from quotation on the NASDAQ Global Market and there will be no further public market for shares of Clayton common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information regarding beneficial ownership of Clayton's common stock as of March 31, 2008: (i) by each person who is known by Clayton to beneficially own more than 5% of the outstanding shares of Clayton common stock; (ii) by each director of Clayton; (iii) by each executive officer of Clayton; and (iv) by all directors and executive officers of Clayton as a group.

        The applicable ownership percentage is based upon 22,199,289 shares of our Common Stock outstanding as of March 31, 2008.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage
TA Associates Funds(2)	8,283,227	37.3%
Franklin Resources, Inc.(3)	2,843,503	12.8
Security Investors, LLC(4)	2,201,300	9.9
Symphony Technology II GP, LLC(5)	2,006,793	9.0
J. Carlo Cannell(6)	1,132,490	5.1
Frank P. Filipps(7)	530,834	2.4
Frederick C. Herbst(8)	77,375	*
D. Keith Johnson(9)	72,500	*
Steven L. Cohen(10)	44,063	*
David Gilbert(11)	2,705	*
Roger B. Kafker(12)	8,283,227	37.3
Brian L. Libman(13)	140,668	*
Frank L. Raiter(14)	13,100	*
Thomas J. Skelly(15)	3,541	*
Michael M. Sonderby(16)	5,878	*
All executive officers and directors as a group (10 persons)(17)	9,173,891	40.1%

*
Represents less than 1% of the outstanding shares of Common Stock.

(1)
Except as otherwise indicated, addresses are c/o Clayton Holdings, Inc., 2 Corporate Drive, Shelton, Connecticut, 06484. The address of TA Associates and Mr. Kafker is c/o TA Associates, Inc., John Hancock Tower, 56th Floor, 200 Clarendon St., Boston, Massachusetts 02116.

(2)
Amounts shown are based upon a Schedule 13G filed with the SEC on February 13, 2007 and reflect the aggregate number shares of Common Stock held by TA IX, L.P., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A, L.P., TA Strategic Partners Fund B, L.P., TA Investors II, L.P. and TA Subordinated Debt Fund, L.P. (collectively, "TA Associates Funds"). Investment and voting control of the TA Associates Funds is held by TA Associates, Inc. No stockholder, director or officer of TA Associates, Inc. has voting or investment power with respect to our shares of Common Stock held by the TA Associates Funds. Voting and investment power with respect to such shares is vested in a five-person investment committee consisting of the following employees of TA Associates: Jeffrey T. Chambers, Todd R. Crockett, Jonathan M. Goldstein, Roger B. Kafker and C. Kevin Landry. Mr. Kafker is a Managing Director of TA Associates, Inc., the manager of the general partner of TA IX L.P. and TA Subordinated Debt Fund L.P., and the general partner of TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P. and TA Investors II, L.P. Mr. Kafker has been a member of our Board of Directors since August 2004. See Note 13 below.

(3)
Information regarding Franklin Resources, Inc. is based solely upon a Schedule 13G/A filed by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc. with the SEC on January 31, 2008, which indicates that the reporting persons held sole voting and investment power over 2,843,503 shares. The address of the reporting persons is One Franklin Parkway, San Mateo, CA 94403-1906.

(4)
Information regarding Security Investors, LLC is based solely upon a Schedule 13G/A filed by Security Investors, LLC with the SEC on February 14, 2008, which indicates that Security Investors, LLC held sole voting and investment power over 2,201,300 shares. The address of Security Investors, LLC is One Security Benefit Place, Topeka, Kansas 66636-0001.

(5)
Information regarding Symphony Technology II GP, LLC is based solely upon a Schedule 13D/A filed by Symphony Technology II GP, LLC, Symphony Technology II-A, L.P., STG III, L.P., STG III-A, L.P., STG III GP, L.P., STG UGP, LLC and Dr. Romesh Wadhwani with the SEC on January 15, 2008, which indicates that the reporting persons held sole voting and investment power over 2,006,793 shares. The address of the reporting persons is 4015 Miranda Avenue, Palo Alto, California 94304.

(6)
Information regarding J. Carlo Cannell is based solely upon a Schedule 13G/A filed by Mr. Cannell with the SEC on February 15, 2008, which indicates that Mr. Cannell held sole voting and investment power over 1,132,490 shares. The address of Mr. Cannell is P.O. Box 3459, 240 E. Deloney Ave., Jackson, WY 83001.

(7)
Includes 520,834 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2008.

(8)
Includes 46,875 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2008. Also includes 9,375 shares subject to restrictions on disposition that lapse ratably on January 30, 2009, 2010 and 2011.

(9)
Includes 50,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2008. Also includes 16,875 shares subject to restrictions on disposition that lapse ratably on January 30, 2009, 2010 and 2011.

(10)
Includes 31,063 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2008. Also includes 7,500 shares subject to restrictions on disposition that lapse ratably on January 30, 2009, 2010 and 2011.

(11)
Includes 2,705 shares subject to deferred stock units that are immediately exercisable or exercisable within 60 days of March 31, 2008.

(12)
Mr. Kafker is a Managing Director of TA Associates and may be considered to have beneficial ownership of TA Associates, Inc.'s interest in us. Mr. Kafker disclaims beneficial ownership of all such shares. See Note 2 above.

(13)
Includes 9,100 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2008.

(14)
Includes 6,600 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2008.

(15)
Includes 3,541 shares subject to deferred stock units that are immediately exercisable or exercisable within 60 days of March 31, 2008.

(16)
Includes 5,878 shares subject to deferred stock units that are immediately exercisable or exercisable within 60 days of March 31, 2008.

(17)
Includes 664,472 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2008. Also includes 33,750 shares subject to restrictions on disposition that lapse ratably on January 30, 2009, 2010 and 2011.

FUTURE STOCKHOLDER PROPOSALS

        If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we plan to hold our 2009 annual meeting. Any proposal that a stockholder of Clayton wishes to be considered for inclusion in our proxy statement and proxy card for our 2009 annual meeting of stockholders should be mailed to: Office of the Secretary, Clayton Holdings, Inc., 2 Corporate Drive, Shelton, Connecticut 06484 no later than                         .

        If a stockholder of Clayton wishes to present a proposal before the 2009 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, that stockholder must also give written notice to our Secretary at our offices at the above address. If our Secretary does not receive the notice on or before                        , 2008, the proxies designated by our board of directors will have discretionary authority to vote on any such proposal.

WHERE YOU CAN FIND MORE INFORMATION

        Clayton files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC's Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

        The filings of Clayton with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "www.sec.gov."

        If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact our proxy solicitor, D.F. King & Co., Inc. at                         .

                      By Order of the Board of Directors,

                      Steven L. Cohen
                       Senior Vice President, General Counsel and Secretary

Shelton, Connecticut

        WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

COBRA GREEN LLC,

COBRA ACQUISITION CORP.,

and

CLAYTON HOLDINGS, INC.

Dated as of April 13, 2008

A-i

4.23	Proxy Statement; Seller Information	A-24
4.24	Required Vote of Seller Stockholders	A-24
4.25	No Other Representations or Warranties	A-24
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		A-25
5.1	Conduct of Business Pending the Effective Time	A-25
5.2	Notice of Changes	A-27
ARTICLE VI ADDITIONAL AGREEMENTS		A-27
6.1	Proxy Statement	A-27
6.2	Seller Stockholders' Meeting	A-28
6.3	Third Party Consents and Regulatory Approvals	A-28
6.4	No Solicitation	A-30
6.5	Access to Information	A-32
6.6	Employment and Benefit Matters	A-33
6.7	Directors' and Officers' Indemnification and Insurance	A-33
6.8	Publicity	A-35
6.9	Rule 16b-3	A-35
6.10	Stockholder Litigation	A-35
ARTICLE VII CONDITIONS PRECEDENT		A-35
7.1	Conditions to Each Party's Obligations to Effect the Merger	A-35
7.2	Conditions to the Obligations of Buyer and Merger Sub	A-36
7.3	Conditions to the Obligations of Seller	A-37
7.4	Frustration of Closing Conditions	A-37
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		A-37
8.1	Termination	A-37
8.2	Effect of Termination	A-38
8.3	Fees and Expenses Following Termination	A-39
8.4	Amendment	A-40
8.5	Extension; Waiver	A-41
ARTICLE IX MISCELLANEOUS		A-41
9.1	Nonsurvival of Representations, Warranties and Agreements	A-41
9.2	Expenses	A-41
9.3	Notices	A-41
9.4	Interpretation	A-42
9.5	Counterparts	A-42
9.6	Entire Agreement	A-42
9.7	Governing Law; Jurisdiction and Venue	A-42
9.8	Severability	A-43
9.9	Assignment; Reliance of Other Parties	A-43
9.10	Remedies	A-43
9.11	Consents and Approvals	A-43
9.12	Definitions	A-43

A-ii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of April 13, 2008, by and among Cobra Green LLC, a Delaware limited liability company (the "Buyer"), Cobra Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Buyer ("Merger Sub"), and Clayton Holdings, Inc., a Delaware corporation (the "Seller").

        WHEREAS, the Board of Directors of Seller has (i) declared that it is advisable and in the best interests of Seller and Seller Stockholders for Seller to enter into this Agreement pursuant to which, subject to the terms and conditions set forth herein, Merger Sub will merge with and into Seller (the "Merger"), (ii) approved the execution, delivery and performance of this Agreement and the transactions provided for herein, including the Merger, in accordance with the Delaware General Corporation Law (the "DGCL") and upon the terms and conditions set forth herein and (iii) resolved to recommend adoption of this Agreement by the Seller Stockholders;

        WHEREAS, the sole member of Buyer and the Board of Directors of Merger Sub have each (i) approved this Agreement and declared it advisable for Buyer and Merger Sub to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the DGCL and upon the terms and conditions set forth herein;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, Buyer and Merger Sub have delivered to Seller a limited guaranty (the "Limited Guaranty") of Greenfield Acquisition Partners V, L.P. (the "Guarantor"), dated as of the date hereof, a copy of which is attached hereto as Exhibit A;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Buyer and Merger Sub to enter into this Agreement, certain stockholders of Seller have entered into a voting agreement with Buyer, dated as of the date hereof, a copy of which is attached as Exhibit B hereto (the "Voting Agreement"), pursuant to which such stockholders have agreed, subject to the terms thereof, to vote their respective shares of Seller Common Stock (as defined below) in favor of adoption of this Agreement; and

        WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into Seller. Seller shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and shall continue its corporate existence under the Laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

        1.2    Effective Time.    The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, that shall be filed with the Secretary of State of the State of Delaware on or before the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

        1.3    Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts, unless another place is agreed to in writing by the parties hereto, at 10:00 a.m., local time, on a date (the "Closing Date") specified by the parties, which shall be as promptly as practicable but in no event later than two (2) Business Days after the satisfaction or waiver (by the party entitled to grant such waiver) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual written agreement of the parties.

        1.4    Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties of Seller and Merger Sub, as provided under Section 259 of the DGCL.

        1.5    Certificate of Incorporation and Bylaws.    At the Effective Time, the Fourth Amended and Restated Certificate of Incorporation of Seller (the "Seller Charter"), as in effect immediately prior to the Effective Time, shall be amended to be identical to the Certificate of Incorporation of Merger Sub (the "Merger Sub Charter"), as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 6.7 hereof), except the name of Seller as the Surviving Corporation shall continue to be Clayton Holdings, Inc., and the provisions of the Merger Sub Charter relating to the incorporator of Merger Sub shall be omitted, and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided and in accordance with the DGCL (the "Surviving Corporation Charter"). At the Effective Time, the Amended and Restated Bylaws of Seller, as in effect immediately prior to the Effective Time, shall be amended and restated to be identical to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 6.7 hereof), and as so amended shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable Law (the "Surviving Corporation Bylaws").

        1.6    Directors and Officers.

        (a)   From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter, the Surviving Corporation Bylaws and the DGCL.

        (b)   From and after the Effective Time, the officers of Seller (other than those that Merger Sub determines shall not remain as officers of the Surviving Corporation) at the Effective Time shall be the officers of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter, the Surviving Corporation Bylaws and the DGCL.

ARTICLE II

EFFECT OF THE MERGER ON THE SELLER CAPITAL STOCK; EXCHANGE OF SHARES

        2.1    Conversion of Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or of the holder of any shares of the capital stock of Seller or capital stock of Merger Sub:

          (a)    Capital Stock of Merger Sub.    Each share of the common stock of Merger Sub, par value $0.01 per share (the "Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

          (b)    Cancellation of Certain Stock.    All shares of common stock, $0.01 par value per share, of Seller ("Seller Common Stock") that are owned by Seller as treasury stock and any shares of Seller Common Stock owned by Buyer, Merger Sub or any other wholly owned Subsidiary of Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c)    Conversion of Seller Common Stock.    Subject to Section 2.2, each share of Seller Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $6.00 per share in cash, without interest (the "Merger Consideration"). As of the Effective Time, all such shares of Seller Common Stock, when converted as provided in this Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each, a "Certificate" and collectively, the "Certificates") or a book-entry share (each, a "Book-Entry Share" and collectively, the "Book-Entry Shares") representing any such shares of Seller Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate or Book-Entry Share, as the case may be, in accordance with Section 2.2, without interest or dividends.

          (d)    Seller Stock Options and Related Matters.

            (i)  As soon as practicable following the date of this Agreement, but in any event no later than 30 days prior to the Closing Date, the Board of Directors of Seller (or, if appropriate, any committee administering the Seller Stock Option Plans) shall adopt such resolutions and take such other actions as are required to provide that each then outstanding Seller Stock Option heretofore granted under any Seller Stock Option Plan, whether or not exercisable, shall be cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (x) the number of shares of Seller Common Stock subject to, and vested under (after giving effect to any accelerating vesting provisions), such Seller Stock Option immediately prior to the Effective Time, and (y) the excess, if any, of the Merger Consideration over the per share exercise price of such Seller Stock Option. Buyer shall cause the Surviving Corporation to make the foregoing payments to holders of Seller Stock Options on or promptly following the Closing Date. Such cash payments shall be treated as compensation and shall be net of any applicable federal or state withholding tax.

           (ii)  As soon as practicable following the date of this Agreement, but in any event no later than 30 days prior to the Closing Date, the Board of Directors of Seller (or, if appropriate, any committee administering the Seller Stock Option Plans) shall adopt such resolutions and take such other actions as are required to provide that each then outstanding Seller Restricted Stock Award (which for the avoidance of doubt shall include the Authorized Seller Restricted Stock Awards) heretofore granted under any Seller Stock Option Plan shall be cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (x) the number of shares of Seller Common Stock subject to, and vested under (after giving effect to any accelerating vesting provisions), such Seller Restricted Stock Award immediately prior to the Effective Time, and (y) the Merger Consideration. Buyer shall cause the Surviving Corporation to make the foregoing payments to holders of Seller Restricted Stock Awards on or promptly following the Closing Date. Such cash payments shall be treated as compensation and shall be net of any applicable federal or state withholding tax.

          (iii)  As soon as practicable following the date of this Agreement, but in any event no later than 30 days prior to the Closing Date, the Board of Directors of Seller (or, if appropriate, any committee administering the Seller Stock Option Plans) shall adopt such resolutions and take such other actions (including, without limitation, adopting any plan amendments) as are required to provide that each then outstanding and vested Seller Deferred Stock Unit heretofore granted under any Seller Stock Option Plan shall be cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (x) the number of shares of Seller Common Stock subject to, and vested under (after giving effect to any accelerating vesting provisions), such Seller Deferred Stock Unit immediately prior to the Effective Time, and (y) the Merger Consideration. Buyer shall cause the Surviving Corporation to make the foregoing payments to holders of Seller Deferred Stock Units on or promptly following the Closing Date. Such cash payments shall be treated as compensation and shall be net of any applicable federal or state withholding tax.

        All such cash payments to be paid pursuant to clauses (i) through (iii) above, the "Option Amounts."

        2.2    Exchange of Certificates.    The procedures for exchanging outstanding shares of Seller Common Stock for the Merger Consideration are as follows:

          (a)    Paying Agent.    Prior to the Effective Time, Buyer shall (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to Seller (the "Paying Agent"), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to Seller, with such Paying Agent to act as agent for the payment or exchange, in accordance with this Article II, of the Merger Consideration to the holders of Seller Common Stock entitled thereto. At the Effective Time, Buyer shall deposit, or cause to be deposited, with the Paying Agent funds in an amount sufficient to make the payments contemplated by Section 2.1(c) in accordance with the procedures set forth in Section 2.2(b) (such funds, the "Exchange Fund"). In the event the Exchange Fund shall be insufficient to make all such payments, Buyer shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments. The Paying Agent shall make payments of the aggregate Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

          (b)    Exchange Procedures.    As promptly as practicable following the Effective Time, Buyer shall cause the Paying Agent to mail to each holder of a Certificate or a Book-Entry Share, which immediately prior to the Effective Time represented outstanding Seller Common Stock, whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(h) hereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation or the Paying Agent may reasonably specify), and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or a Book-Entry Share, as applicable, for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate or such Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Seller Common Stock previously represented by such Certificate or such Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Seller Common Stock that is not registered in the transfer records of Seller, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate or such Book-Entry Share is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share, as applicable, shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration. No interest shall be paid or accrue on any Merger Consideration payable upon surrender of any Certificate or Book-Entry Share.

          (c)    No Further Ownership Rights in Seller Common Stock.    The Merger Consideration delivered upon the surrender for exchange of Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares, as applicable, in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to such shares of Seller Common Stock, and from and after the Effective Time the stock transfer books of Seller shall be closed, and thereafter, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seller Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled against delivery of the Merger Consideration for each share of Seller Common Stock formerly represented by such Certificate or Book-Entry Share.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of a Certificate or a Book-Entry Share who has not previously complied with this Section 2.2 prior to the end of such six (6) month period shall thereafter look only to Surviving Corporation for payment of its claim for the Merger Consideration.

          (e)    No Liability.    To the extent permitted by applicable Law, none of Buyer, Merger Sub, Seller, the Surviving Corporation or the Paying Agent or any of their respective Subsidiaries or Affiliates shall be liable to any Person in respect of cash held in the Exchange Fund delivered to a public official pursuant to the requirements of any applicable abandoned property, escheat or similar Law.

          (f)    Investment of Exchange Fund.    The Paying Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America. Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Exchange Fund and be payable to the Surviving Corporation.

          (g)    Withholding Rights.    Each of Buyer, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate, a Book-Entry Share, a Seller Stock Option, a Seller Restricted Stock Award or a Seller Deferred Stock Unit, as the case may be, such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of Law. To the extent that amounts are so withheld and paid to the applicable Governmental Authority by Buyer, the Surviving Corporation or the Paying Agent, as the case may be, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate, Book-Entry Share, Seller Stock Option, Seller Restricted Stock Award or Seller Deferred Stock Unit, as applicable, in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation or the Paying Agent, as the case may be.

          (h)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

          (i)    Adjustments to Prevent Dilution.    If between the date of this Agreement and prior to the Effective Time, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, there is a change in the number of shares of Seller Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Seller Common Stock, then the Merger Consideration shall be correspondingly adjusted to provide the holders of the applicable shares of Seller Common Stock the same economic effect contemplated by this Agreement prior to such event; provided that nothing herein shall be construed to permit Seller to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.

        2.3    Appraisal Rights.

        (a)   Notwithstanding anything in this Agreement to the contrary, any shares (the "Dissenting Shares") of the Seller Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Seller Stockholders who, in accordance with Section 262 of the DGCL (the "Appraisal Rights Provisions"), (i) have not voted in favor of adopting this Agreement nor have, if then permitted, consented thereto in writing, (ii) shall have demanded properly in writing appraisal for such shares, (iii) have otherwise complied in all respects with the Appraisal Rights Provisions and are entitled to appraisal rights thereunder, and (iv) have not effectively withdrawn, lost or failed to perfect their rights to appraisal (the "Dissenting Stockholders"), will not be converted into the right to receive the Merger Consideration, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all shares of Seller Common Stock held by Seller Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Seller Common Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration relating thereto, without interest, in the manner provided in Sections 2.1 and 2.2.

        (b)   Seller shall give Buyer and Merger Sub prompt notice of any demands received by Seller for the exercise of appraisal rights with respect to shares of Seller Common Stock, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. Seller shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

        Except as set forth in the disclosure letter separately delivered to Seller by Buyer concurrently with the execution of this Agreement (the "Buyer Disclosure Letter"), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided that an item disclosed with respect to any Section or subsection shall be deemed to have been disclosed for each other Section or subsection of this Agreement to the extent the relevance is reasonably apparent on the face of such disclosure), Buyer and Merger Sub hereby jointly and severally represent and warrant to Seller as follows:

        3.1    Corporate Organization.

        (a)   Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good corporate standing under the Laws of the State of Delaware.

        (b)   Each of Buyer and Merger Sub has all requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Buyer and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. The Certificate of Incorporation, Bylaws or other organizational documents of Buyer and Merger Sub, copies of which have previously been made available to Seller, are true, correct, and complete copies of such documents as currently in effect.

        (c)   Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub, which consists of 100 shares of Merger Sub Common Stock, is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Buyer, free and clear of any claim, lien, Encumbrance or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Merger Sub has not, and will not have incurred prior to the Effective Time, directly or indirectly, any liabilities or obligations of any nature or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        3.2    Authority.    Each of Buyer and Merger Sub has all requisite corporate or similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have, as of the date hereof, been, and are, duly and validly authorized by all necessary action of each of Buyer and Merger Sub. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate or similar proceedings (including shareholder action or limited partner consent) on the part of Buyer or Merger Sub are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub, and (assuming due authorization, execution and delivery by Seller) constitutes the valid and binding obligations of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with their respective terms.

        3.3    Consents and Approvals.

        (a)   None of the execution, delivery or performance of this Agreement by Buyer and Merger Sub, the consummation by Buyer and Merger Sub of the transactions contemplated hereby or compliance by Buyer and Merger Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Buyer and Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer or Merger Sub, as the case may be, is a party or by which it or any of their respective properties or assets may be bound, (iii) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Encumbrance on any asset of Buyer or Merger Sub or (iv) assuming all permits, authorizations, consents and approvals contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Buyer or Merger Sub or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such conflicts, violations, breaches, impositions, defaults, rights or losses that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

        (b)   The execution, delivery or performance of this Agreement by Buyer and Merger Sub, the consummation by Buyer and Merger Sub of the transactions contemplated hereby or compliance by Buyer and Merger Sub with any of the provisions hereof do not and will not require any filings, permits, authorizations, consents or approvals of any Governmental Authority, except as may be required under (i) the applicable requirements of the Exchange Act, (ii) pre-merger notification requirements under the HSR Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iv) any such other filings, permits, authorizations, consents or approvals the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

        3.4    Broker's Fees.    Neither Buyer nor Merger Sub nor any of their respective officers, directors, employees, or agents has employed or otherwise arranged for any broker, investment banker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Merger), except for fees and commissions incurred in connection with the engagement of Greenhill & Co., Inc. (the "Buyer's Advisor") and for legal, accounting and other professional fees payable in connection with the Merger, all of which will be paid by Buyer.

        3.5    Legal Proceedings.    There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Buyer or Merger Sub, threatened in writing against Buyer or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of each of Buyer and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

        3.6    Available Funds.

        (a)   Section 3.6(a) of the Buyer Disclosure Letter sets forth a true, correct, and complete copy of the executed commitment letter (the "Equity Commitment Letter") pursuant to which the Guarantor has committed to invest the cash amounts set forth therein subject to the terms therein (the "Equity Financing").

        (b)   The Equity Commitment Letter is in full force and effect and is a legal, valid, binding and enforceable obligation of Buyer and the other parties thereto, and has not been withdrawn, terminated or supplemented or otherwise amended or modified in any respect. Except as set forth in the Equity Commitment Letter, there are no (i) conditions precedent to the obligation of the Guarantor to fund the full amount of the Equity Financing or (ii) contractual contingencies under any agreements, side letters or arrangements relating to the Equity Commitment Letter to which either Buyer or any of its respective Affiliates is a party that would permit the Guarantor providing the Equity Commitment Letter to reduce the total amount of the Equity Financing, or that would materially affect the availability of the Equity Financing. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Equity Commitment Letter and, subject to the satisfaction of the conditions set forth in Section 7.2 hereof, (A) Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Equity Commitment Letter and (B) Buyer has no reason to believe, as of the date of this Agreement, that any portion of the Equity Financing to be made thereunder will otherwise not be available to Buyer or the Surviving Corporation on a timely basis to consummate the Merger and the other transactions contemplated hereby. Assuming the satisfaction of the conditions set forth in Section 7.2 hereof, the Equity Financing, when funded in accordance with the Equity Commitment Letter, will provide Buyer and the Surviving Corporation with funds sufficient to satisfy the payment of the Merger Consideration, the Option Amounts and the payment of all associated transaction costs and expenses.

        3.7    Proxy Statement; Buyer Information.    The information relating to Buyer, Merger Sub and their respective Affiliates provided by Buyer or Merger Sub specifically for inclusion in the Proxy Statement, at the time the Proxy Statement is first mailed and at the time of the Seller Stockholders' Meeting, will not contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, Buyer and Merger Sub make no representation or warranty with respect to any information supplied by Seller that is contained in any of the foregoing documents.

        3.8    Limited Guaranty.    Concurrently with the execution of this Agreement, Guarantor has delivered to Seller the duly executed Limited Guaranty, which is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would, individually or in the aggregate, reasonably be expected to constitute a default on the part of Guarantor under the Limited Guaranty.

        3.9    Ownership of Seller Common Stock.    Buyer does not beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), and shall not prior to the Closing Date beneficially own, any shares of Seller Common Stock, and is not a party, and shall not prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement and the Voting Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Seller Common Stock.

        3.10    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article III, Seller acknowledges that none of Buyer or Merger Sub or any other Person on behalf of Buyer or Merger Sub makes any other express or implied representation or warranty with respect to Buyer or Merger Sub or with respect to any other information provided or made available to Seller in connection with the transactions contemplated hereby. Neither Buyer, Merger Sub nor any other Person will be subject to any liability or indemnification obligation to Seller or any other Person resulting from the distribution to Seller, or Seller's use of, any such information, including any information, documents, projections, forecasts or other material made available to Seller in certain "data rooms" or management presentations in expectation of the transaction contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall relieve Buyer, Merger Sub or any other Person from liability for fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

        Except (i) as disclosed in the Seller SEC Reports filed and publicly available prior to the date of this Agreement (other than generic disclosure in risk factors, forward-looking statements or elsewhere contained or incorporated by reference) (the "Filed Seller SEC Reports") or (ii) as set forth in the disclosure letter separately delivered to Buyer and Merger Sub by Seller concurrently with the execution of this Agreement (the "Seller Disclosure Letter"), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided that an item disclosed with respect to any Section or subsection shall be deemed to have been disclosed for each other Section or subsection of this Agreement to the extent the relevance is reasonably apparent on the face of such disclosure), Seller hereby represents and warrants to Buyer and Merger Sub as follows:

        4.1    Corporate Organization.

        (a)   Seller is a corporation, validly existing and in good corporate standing under the Laws of the State of Delaware. Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. The Seller Charter and the Amended and Restated Bylaws of Seller, copies of which have previously been made available to Buyer and Merger Sub, are true, correct, and complete copies of such documents as currently in effect.

        (b)   Each of Seller's Subsidiaries is a corporation or private limited company, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization. Each of Seller's Subsidiaries has all requisite corporate power or other power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Seller's Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

        (c)   The Certificate of Incorporation and Bylaws or equivalent organizational documents of each of Seller's Subsidiaries that currently have operations, copies of which have previously been made available to Buyer and Merger Sub, are true, correct, and complete copies of such documents as currently in effect.

        4.2    Capitalization.

        (a)   The authorized capital stock of Seller consists of 150,000,000 shares of Seller Common Stock and 10,000,000 shares of preferred stock, $0.01 par value per share (the "Seller Preferred Stock"), of Seller. At the close of business on April 11, 2008, there were 22,178,287 shares of Seller Common Stock (which number includes 1,119,586 shares of Seller Common Stock subject to Seller Restricted Stock Awards) and no shares of Seller Preferred Stock issued and outstanding. There are no shares of Seller Common Stock and no shares of Seller Preferred Stock held in the treasury of Seller. In addition, at the close of business on April 11, 2008, there were 1,003,686 shares of Seller Common Stock reserved for issuance or otherwise issuable upon exercise of outstanding Seller Stock Options, 24,316 shares of Seller Common Stock reserved for issuance or otherwise issuable upon the conversion of outstanding Seller Deferred Stock Units and 456,400 shares of Seller Common Stock reserved and available for issuance pursuant to the Seller Stock Option Plans, such numbers of shares of Seller Common Stock subject in all cases to adjustment on the terms set forth in the Seller Stock Option Plans following the date hereof; and Seller has no shares of Seller Common Stock or Seller Preferred Stock reserved for issuance or otherwise issuable other than as described above. As of the date hereof, there are no warrants to purchase Seller Common Stock outstanding. Except as set forth in Section 4.2(a) of the Seller Disclosure Letter, since April 11, 2008, Seller: has not issued any shares of Seller Common Stock or Seller Preferred Stock other than the issuance of Seller Common Stock upon the exercise of Seller Stock Options outstanding on such date; has not granted any options, restricted stock or deferred stock units, warrants or rights or entered into any other agreements or commitments to issue any shares of Seller Common Stock or Seller Preferred Stock or derivatives of Seller Common Stock; and has not split, combined or reclassified any of its shares of capital stock. All issued and outstanding shares of Seller Common Stock (other than those Seller Restricted Stock Awards set forth in Section 4.2(a) of the Seller Disclosure Letter (the "Authorized Seller Restricted Stock Awards")) have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law. The Authorized Seller Restricted Stock Awards have been duly authorized and subject only to the approval by the Seller Stockholders of an increase of 1,024,092 shares of Seller Common Stock reserved under the Seller Stock Option Plans will be, when issued, validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law. Except for the Seller Stock Option Plans (which include director and employee stock options), as reflected in Section 4.2(a) of the Seller Disclosure Letter, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for Seller to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Seller Common Stock or Seller Preferred Stock or any other equity security of Seller or any Subsidiary of Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Seller Common Stock or Seller Preferred Stock or any other equity security of Seller or any Subsidiary of Seller or obligating Seller or any such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. Except as set forth in Section 4.2(a) of the Seller Disclosure Letter, there are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, Seller or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Seller. Section 4.2(a) of the Seller Disclosure Letter sets forth (i) the name of each holder of a Seller Stock Option, (ii) the date each Seller Stock Option was granted, (iii) the number of shares of Seller Common Stock subject to each such Seller Stock Option, (iv) the expiration date of each such Seller Stock Option, and (v) the price at which each such Seller Stock Option may be exercised. Section 4.2(a) of the Seller Disclosure Letter sets forth a complete list of the Seller Restricted Stock Awards and Seller Deferred Stock Units outstanding under the Seller Stock Option Plans. Except for the Authorized Seller Restricted Stock Awards, neither Seller nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Except as set forth in Section 4.2(a) of the Seller Disclosure Letter, there are no shares of Seller Common Stock outstanding that are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of Seller. There are no voting trusts or other agreements or understandings to which Seller or any of its Subsidiaries is a party with respect to the voting of capital stock of Seller.

        (b)   Section 4.2(b) of the Seller Disclosure Letter lists each of Seller's Subsidiaries on the date of this Agreement and indicates for each such Subsidiary as of such date: (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by Seller; and (ii) the jurisdiction of incorporation or organization and the legal form of such entity. Except as set forth in Section 4.2(b) of the Seller Disclosure Letter, no Subsidiary of Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of Seller to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of Seller held, directly or indirectly, by Seller are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and are owned by Seller free and clear of any claim, lien, Encumbrance or agreement with respect thereto. There are no voting trusts or other agreements or understandings to which Seller or any of its Subsidiaries is a party with respect to the voting of capital stock of any of Seller's Subsidiaries.

        (c)   Except for the Subsidiaries of Seller, Seller does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity interests in, any Person.

        (d)   Section 4.2(d) of the Seller Disclosure Letter sets forth all outstanding indebtedness for borrowed money (including capital leases) of Seller and its Subsidiaries, other than borrowings incurred after the date of this Agreement in compliance with Section 5.1. No indebtedness of Seller or any of its Subsidiaries contains any restriction upon, or penalty with respect to, the prepayment of any indebtedness of Seller or any of its Subsidiaries.

        4.3    Authority.    Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the Seller Stockholders' Approval at a stockholders' meeting duly called and held for such purpose (the "Seller Stockholders' Meeting"), to consummate the transactions contemplated hereby. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have, as of the date hereof, been recommended by, and are duly and validly adopted and approved by a vote of, the Board of Directors of Seller and/or a committee of the Board of Directors of Seller. The Board of Directors of Seller has declared this Agreement advisable and has directed that this Agreement be submitted to the Seller Stockholders for adoption and approval at the Seller Stockholders' Meeting and, except for the adoption and approval of this Agreement by the Seller Stockholders and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Seller are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes the valid and binding obligations of Seller, enforceable against Seller in accordance with its respective terms.

        4.4    No Violation; Required Filings and Consents.

        (a)   None of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby or compliance by Seller with any of the provisions hereof will (i) assuming the receipt of the Seller Stockholders' Approval, conflict with or result in any breach of any provision of the organizational documents of Seller or its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound, (iii) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Encumbrance on any asset of Seller or its Subsidiaries or (iv) assuming all permits, authorizations, consents and approvals contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Seller or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such conflicts, approvals, violations, breaches, impositions, defaults, rights or losses that would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger or (B) have a Seller Material Adverse Effect.

        (b)   The execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby or compliance by Seller with any of the provisions hereof do not and will not require any filings, permits, authorizations, consents or approvals of any Governmental Authority, except as may be required under (i) the applicable requirements of the Exchange Act, (ii) pre-merger notification requirements under the HSR Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) any such other filings, permits, authorizations, consents or approvals the failure of which to make or obtain would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger or (B) have a Seller Material Adverse Effect.

        4.5    Financial Statements.    Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) (the "Seller Financial Statements") contained in the Seller SEC Reports was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects the consolidated financial position, results of operations, changes in stockholders' equity and cash flows of Seller and the consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments that did not and would not be material in amount or effect).

        4.6    Broker's Fees.    Neither Seller nor any of its Affiliates, officers, directors, employees, or agents has employed or otherwise arranged for any broker, investment banker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Merger), except for fees and commissions incurred in connection with the engagement of Banc of America Securities LLC (the "Seller's Advisor") and for legal, accounting and other professional fees payable in connection with the Merger, all of which will be payable by Seller. A true and correct copy of the engagement letter with Seller's Advisor has been delivered to Buyer and has not been subsequently, modified, waived, supplemented or amended.

        4.7    Absence of Certain Changes or Events.    Since December 31, 2007, except as disclosed in the Filed Seller SEC Reports filed prior to the date of this Agreement, (a) Seller and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with their past practices, and (b) there has not been any change, circumstance or event that has had, or would reasonably be expected to have, a Seller Material Adverse Effect.

        4.8    Legal Proceedings.    Except as set forth in the Filed Seller SEC Reports filed prior to the date of this Agreement or in Section 4.8 of the Seller Disclosure Letter, (a) there is no suit, claim, action, complaint, charge, proceeding, arbitration, mediation or investigation pending or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries, or any properties or assets of Seller or any of its Subsidiaries, including by way of indemnity or contribution, and (b) neither Seller nor any Subsidiary nor any of their respective properties or assets is subject to any outstanding material order, writ, judgment, injunction or decree of any Governmental Authority, and no such proceedings have had or would reasonably be expected to have a Seller Material Adverse Effect. To the Knowledge of Seller, no officer or director of Seller or its Subsidiaries is a defendant in any suit, claim, action, complaint, charge, proceeding, arbitration, mediation or investigation in connection with his or her status as an officer or director of Seller or any of its Subsidiaries, except for such non-governmental actions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. To the Knowledge of Seller, there are no SEC legal actions, audits, inquiries or investigations, other actions, audits, inquiries or investigations by any other Governmental Authority or material internal investigations currently pending or, threatened, in each case regarding any accounting or business practices of Seller or any of its Subsidiaries or any malfeasance by any director or executive officer of Seller or any of its Subsidiaries. Seller has provided Buyer with an opportunity to review true, correct and complete copies of all material correspondence with the SEC, any state attorney general's office, the Department of Justice, the Federal Bureau of Investigation and any other Governmental Authority related to any actions, audits, inquiries or investigations described in the preceding sentence.

        4.9    Reports.

        (a)   Since March 23, 2006, Seller has filed or furnished all reports, forms, registrations, statements, certifications and other documents, together with any amendments required to be made with respect thereto, that were and are required to be filed with the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and Forms 8-K (collectively, the "Seller SEC Reports"). As of their respective effective dates (in the case of Seller SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Seller SEC Reports), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Seller SEC Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of Seller has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to any Seller SEC Reports. None of Seller's Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Seller has made available to Buyer and Merger Sub true, correct, and complete copies of (i) all material correspondence between Seller or any of its Subsidiaries, on the one hand, and the SEC, on the other hand, and (ii) all material amendments and modifications that have not been filed by Seller with the SEC to all agreements, documents and other instruments that previously had been filed by Seller with the SEC and are currently in effect. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Seller SEC Reports. To the Knowledge of Seller, none of the Seller SEC Reports is the subject of ongoing SEC review or outstanding SEC comment, and a copy of all such written disclosure and summaries of all such oral disclosures has been provided to Buyer is set forth in Section 4.9 of the Seller Disclosure Letter.

        (b)   Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, Seller (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act to ensure that material information relating to Seller, including its consolidated Subsidiaries, is made known to the chief executive officer and chief financial officer of Seller by others within those entities, and (ii) has disclosed, based on its most recent evaluations, to its outside auditors and the Audit Committee of the Board of Directors of Seller (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect Seller's ability to record, process, summarize and report financial data, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller's internal controls over financial reporting.

        4.10    Absence of Undisclosed Liabilities.    Since December 31, 2007, except for those liabilities that are fully reflected or reserved against on the Seller Financial Statements, neither Seller nor any of its Subsidiaries has incurred any obligation or liability of any nature (accrued, absolute, fixed, contingent or otherwise, including as may be owing under indemnity or contribution agreements) that, either individually or in the aggregate, was, or would reasonably be expected to have, a Seller Material Adverse Effect.

        4.11    Permits; Compliance with Applicable Laws.    Seller and its Subsidiaries hold all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Authorities that are required for the operation of their respective businesses (the "Seller Permits"), and there has occurred no material violation of, suspension, reconsideration, imposition of material penalties or fines, imposition of additional material conditions or requirements, material default (or event which would with or without notice or lapse of time or both reasonably be expected to result in a material default) under, or event giving rise to any right of revocation, termination, material amendment, material modification or cancellation of, with or without notice or lapse of time or both, any such Seller Permit. Except as set forth in Section 4.11 of the Seller Disclosure Letter, none of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby or compliance by Seller with any of the provisions hereof will result in the revocation, termination, amendment, modification or cancellation of, with or without notice or lapse of time or both, any Seller Permit. Seller and each of its Subsidiaries is in compliance with the terms of the Seller Permits and all applicable laws, regulations, statutes, ordinances, rules, orders, writs, judgments, injunctions, decrees, stipulations, determinations, awards or requirements of any Governmental Authority ("Laws"), except where the failure to comply, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect. Except as disclosed in the Filed Seller SEC Reports or as set forth in Section 4.11 of the Seller Disclosure Letter, the businesses of Seller and its Subsidiaries are not being conducted in violation of any Law, ordinance or regulation of any Governmental Authority (including but not limited to the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001), except for possible violations, which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Seller Material Adverse Effect.

        4.12    Taxes and Tax Returns.

        (a)   Each of Seller and its Subsidiaries has (a) timely filed (or has caused to be timely filed on its behalf) (after taking into account any extension of time within which to file) all material Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects; and (b) timely paid (or has caused to be timely paid on its behalf) all material Taxes required to have been paid by it, except for Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. The most recent financial statements contained in the Seller SEC Reports reflect, to the Knowledge of Seller, an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by Seller and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns. No deficiencies for any material amount of Taxes have been proposed, asserted or assessed in writing against Seller or any of its Subsidiaries as of the date hereof, no requests for waivers of the time to assess any such material Taxes are pending and no such waivers remain open.

        (b)   Except as set forth in Section 4.12(b) of the Seller Disclosure Letter, no examination or audit of any material Tax Return of Seller or any of its Subsidiaries or any administrative or judicial proceeding in respect of any material amount of Tax is currently in progress or, to the Knowledge of Seller, threatened.

        (c)   Neither Seller nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group the common parent of which was Seller, or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

        (d)   Each of Seller and its Subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, depositor, stockholder, or other third party, and has complied in all material respects with any applicable information reporting, filing or similar requirements with respect to any such payments.

        (e)   Neither Seller nor any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

        (f)    No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to Seller or any of its Subsidiaries.

        (g)   Seller is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code.

        (h)   Neither Seller nor any of its Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of a change in method of accounting occurring prior to the Closing Date.

        4.13    Employee Benefit Programs.

        (a)   Except as set forth in Section 4.13(a) of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries maintains, contributes (or is obligated to contribute) or may have any liability (contingent or otherwise) with respect to any "employee pension benefit plan" (the "Seller Pension Plans"), as such term is defined in Section 3(2) of ERISA, "employee welfare benefit plan" (the "Seller Benefit Plans"), as such term is defined in Section 3(1) of ERISA, or any other stock option plan, restricted stock plan, stock purchase plan or other equity-based plan, deferred compensation plan, bonus or incentive plan, employment agreement, severance, change in control, supplemental retirement, or other employee benefit plan, contract or agreement (other than any contract or agreement on the Seller's standard forms providing for an annual base salary of less than $125,000) for any current or former employees of Seller or any of its Subsidiaries and/or their dependents, or any other plan, program or arrangement of the same or similar nature that provides benefits to non-employee directors of Seller or any of its Subsidiaries (collectively, the "Seller Other Plans").

        (b)   Seller has made available to Buyer and Merger Sub complete and accurate copies of each of the following with respect to each of the Seller Pension Plans, the Seller Benefit Plans and the Seller Other Plans: (i) plan document and any amendment thereto; (ii) trust agreement or insurance contract (including any fiduciary liability policy or fidelity bond), if any; (iii) most recent IRS determination or opinion letter, if any; (iv) most recent annual report on Form 5500 required to be filed with the IRS (if any such report was required); and (v) summary plan description.

        (c)   Except as set forth in Section 4.13(c) of the Seller Disclosure Letter, each of the Seller Pension Plans, each of the Seller Benefit Plans and each of the Seller Other Plans, which are maintained or contributed to by Seller or any of its Subsidiaries or to which Seller or its Subsidiaries is obligated to contribute, has been and is administered in compliance with its terms in all material respects and has been and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the

Code and all other applicable Laws, except as would not, individually or in the aggregate, have a Seller Material Adverse Effect.

        (d)   Each of the Seller Pension Plans that is intended to be a qualified plan within the meaning of Code Section 401(a) has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder, the trust, if any, forming a part thereof is exempt from taxation under Code Section 501(a), and to the Knowledge of Seller, no event has occurred that would adversely affect such qualification or tax exempt status.

        (e)   Seller has made all contributions to the Seller Pension Plans required thereunder.

        (f)    Except as set forth in Section 4.13(f) of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries provides or has agreed to provide healthcare or any other non-pension benefits to any employees after their employment is terminated (other than as required by applicable Laws).

        (g)   No lawsuits, governmental administrative proceedings, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Authority have been filed, are pending, or to the Knowledge of Seller, threatened with respect to any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan. There is no correspondence between Seller or any Subsidiary of Seller and any Governmental Authority related to any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan concerning any matter that would result in any material liability to Buyer, Seller, or any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan.

        (h)   Except with respect to the agreements disclosed in Section 4.13(h) of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries is a party to any (i) agreement with any stockholder, director, or employee of Seller or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such director or employee; (ii) agreement or plan binding Seller or any of its Subsidiaries, including, but not limited to, any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, other equity-based plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement; or (iii) any agreement, plan or other arrangement with any employee of Seller or its Subsidiaries that could reasonably be expected to give rise directly or indirectly to the payment of any amount that would be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

        (i)    Each Seller Other Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code has been operated in material compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code and the regulations and guidance promulgated thereunder.

        (j)    No Seller Pension Plan, Seller Benefit Plan or Seller Other Plan is subject to Title IV of ERISA. Neither Seller nor any ERISA Affiliate made, or was required to make, contributions to any plan subject to Title IV of ERISA during the five (5) year period ending on the last day of the most recent plan year ended prior to the Effective Time. No liability under Title IV or Section 302 of ERISA has been incurred by Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk of such liability. No Seller Pension Plan, Seller Benefit Plan or Seller Other Plan is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA).

        (k)   All amounts paid by Seller or any of its Subsidiaries to any of their respective "covered employees" (as such term is defined in Section 162(m) of the Code) have been deducted by Seller or its Subsidiaries, as applicable, in accordance with the provisions of Section 162(m) of the Code.

        4.14    Labor and Employment Matters.

        (a)   Seller and its Subsidiaries are in compliance with all federal, state, local and foreign Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, employment discrimination, disability rights or benefits, labor relations, health and safety, immigration, plant closures and layoffs, workers' compensation, employee leave and unemployment insurance, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those Governmental Authorities responsible for the administration of such Laws (except such non-compliance as would not reasonably be expected to have a Seller Material Adverse Effect), and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages or other amounts to any present or former employees or independent contractors for any services to Seller or its Subsidiaries. With respect of any Person who provides personal services to Seller, (i) Seller has classified each such service provider as either an "employee" or "independent contractor" in accordance with the requirements of all applicable Laws (except such misclassification as would not reasonably be expected to have a Seller Material Adverse Effect); and (ii) there are no complaints, actions, claims or proceedings pending, or to the Knowledge of Seller, threatened to be brought, by any such Person or any Governmental Authority to reclassify any such Person. To the Knowledge of Seller, there are not currently any material audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of Seller or its Subsidiaries, and no complaints or charges relating to the employment practices of Seller or its Subsidiaries have been made to any Governmental Authority or submitted in writing to Seller or its Subsidiaries.

        (b)   Neither Seller nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Seller nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization or any unfair labor practice charge before the National Labor Relations Board or any other Governmental Authority nor is there pending or, to the Knowledge of Seller, threatened, any labor strike, lockout or other material labor dispute involving Seller or any of its Subsidiaries.

        (c)   To the Knowledge of Seller, no employee or independent contractor of Seller or any of its Subsidiaries is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with any other person or entity relating to the right of such employee or independent contractor to be employed by or provide services to Seller or its Subsidiaries or in conflict with the present or proposed business activities of Seller or its Subsidiaries.

        4.15    Material Contracts.

        (a)   Except as set forth on the Seller Disclosure Letter and for this Agreement and the contracts filed as exhibits to the Seller SEC Reports, as of the date of this Agreement, none of Seller or its Subsidiaries is a party to or bound by any contract, agreement, commitment, arrangement, lease (including with respect to personal property) or other instrument ("Contract"):

            (i)  that are or would be required to be filed by Seller as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Seller on a Current Report on Form 8-K;

           (ii)  containing covenants binding upon Seller or its Subsidiaries that restrict the ability of Seller or any of its Subsidiaries to compete in any business or geographic area that, following the Merger, would apply to Buyer and its Subsidiaries;

          (iii)  which, based on current volumes and assumptions, is expected to involve the payment or receipt of more than $250,000 in fees or other amounts during the year ending December 31, 2008, or more than $500,000 in fees or other amounts over the next three (3) years of such Contract;

          (iv)  that, with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture;

           (v)  involving the acquisition from another Person, or disposition to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person which (A) was entered into after December 31, 2005 or that has not yet been consummated and which provides for aggregate consideration under such Contract (or series of related Contracts) in excess of $250,000 (other than acquisitions or dispositions of assets in the ordinary course of business), or (B) contains representations, covenants, indemnities or other obligations that would reasonably be expected to result in payments in excess of $250,000;

          (vi)  any employment, consulting or other Contract of Seller or any of its Subsidiaries with (A) any member of Seller's Board of Directors or a member of the Board of Directors of any Subsidiary of Seller, (B) any "executive officer" (as such term is defined in Rule 3b-7 of the Exchange Act) of Seller or any of its Subsidiaries or (C) any other employee of Seller or any of its Subsidiaries earning an annual salary equal to or in excess of $125,000, other than those Contracts terminable by Seller or any of its Subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to Seller or any of its Subsidiaries;

         (vii)  granting or obtaining any right to use any material Intellectual Property Assets (other than Contracts granting rights to use readily available commercial software having an acquisition price of less than $20,000 in the aggregate for all such related Contracts), or restricting Seller's rights, or permitting other Persons, to use or register any material Intellectual Property Assets;

        (viii)  pursuant to which Seller or any of its Subsidiaries use or hold any material real or personal property, including but not limited to, any Lease, any other leases, subleases, licenses, sublicenses or operating rights relating thereto;

          (ix)  pursuant to which any material indebtedness of Seller or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by Seller or any of its Subsidiaries of any indebtedness of any other Person (other than Seller or any of its Subsidiaries) (excluding trade payables arising in the ordinary course of business) that would be material to Seller and its Subsidiaries;

           (x)  pursuant to which Seller or its Subsidiaries currently performs mortgage loan servicing in a Securitization Transaction or a Servicing Transaction (each, a "Servicing Agreement");

          (xi)  with any professional employee organization to provide services to Seller or any of its Subsidiaries;

         (xii)  with any Affiliate;

        (xiii)  containing any standstill or similar agreement pursuant to which Seller or any of its Subsidiaries has agreed not to acquire assets or securities of another Person; or

        (xiv)  providing for indemnification by Seller or any of its Subsidiaries of any Person, except for contracts which are not material to the business as a whole or are entered into in the ordinary course.

        Each such Contract described in clauses (i) through (xiv) is referred to herein as a "Material Contract."

        (b)   (i) Each of the Material Contracts (and those contracts which would be Material Contracts but for the exception of being filed as exhibits to the Seller SEC Reports) is valid and binding on Seller or its Subsidiaries, as the case may be, and, to the Knowledge of Seller, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, (ii) Seller and each of its Subsidiaries, and, to the Knowledge of Seller, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect, (iii) neither Seller nor any of its Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, would reasonably be expected to constitute, a default on the part of Seller or any of its Subsidiaries under any such Material Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect, and (iv) to the Knowledge of Seller, there are no events or conditions which constitute, or, after notice or lapse of time or both, would reasonably be expected to constitute a default on the part of Seller or any of its Subsidiaries or any counterparty under such Material Contract, except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

        4.16    Properties.

        (a)   Neither Seller nor any of its Subsidiaries owns any real property. Section 4.16(a) of the Seller Disclosure Letter lists all real property leased or subleased to or by Seller or any of its Subsidiaries. Seller has made available to Buyer and Merger Sub true, correct, and complete copies of the leases and subleases together with all material related agreements (such as guaranties and non-disturbance agreements) to which Seller or a Subsidiary is a party (each as amended to date, the "Leases") of the properties listed in Section 4.16(a) of the Seller Disclosure Letter. With respect to any lease of real property that has been terminated, Seller and its Subsidiaries that were a party to any such lease have no financial or material non-financial continuing obligations or liabilities thereunder. With respect to each such Lease of the properties listed in Section 4.16(a) of the Seller Disclosure Letter:

            (i)  the Lease is a valid, binding and enforceable obligation of Seller or its Subsidiary, as the case may be, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors' rights and general principles of equity;

           (ii)  neither Seller nor any of its Subsidiaries, nor to the Knowledge of Seller, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of Seller, is threatened, which, after the giving of notice or the lapse of time or both, would constitute a breach or default by Seller or any of its Subsidiaries, or to the Knowledge of Seller, any other party under such Lease, except as would not, individually or in the aggregate, have a Seller Material Adverse Effect or otherwise prevent or materially delay performance by Seller of its obligations under this Agreement or consummation of the Merger;

          (iii)  neither Seller nor any of its Subsidiaries, nor to the Knowledge of Seller, any other party, is in breach or violation of, or default under any monetary obligation or requirement to pay rent or additional rent or any other amounts owing under any such Lease, such as any leasing brokerage commissions or payments due in connection with any Lease Dispute (as defined below), and no event has occurred, is pending or, to the Knowledge of Seller, is threatened, which, after the giving of notice or the lapse of time or both, would constitute a breach or default of such obligation by Seller or any of its Subsidiaries, or to the Knowledge of Seller, any other party under such Lease;

          (iv)  Seller's and its Subsidiaries' possession and quiet enjoyment of any property subject to such Lease has not been disturbed in any material respect;

           (v)  any landlord and tenant improvement work, alterations, improvements, or other renovations or modifications to any portion of the demised premises required or contemplated to be performed under the terms of such Lease has been completed and paid for to date by the party responsible therefor;

          (vi)  Seller and its Subsidiaries have not received any notice of any, and to the Knowledge of Seller and its Subsidiaries, there are no, claims, demands, civil or criminal actions (including enforcement proceedings initiated by any government agency), penalties, suits, proceedings, appeals, litigation, or any other disputes existing, pending, alleged or threatened by any party to such Lease, or any third party, relating to or affecting such Lease or the demised premises which is the subject thereof ("Lease Disputes") which have not already been disclosed to Buyer and would materially impair the conduct of Seller's business as it is currently conducted thereon;

         (vii)  the current monthly amounts of base rent, additional rent and any security deposit paid by Seller and its Subsidiaries pursuant to the terms of such Lease, or any other amounts required to be paid thereunder, are the amounts set forth in the copy of such Lease provided to Buyer;

        (viii)  neither Seller nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold estate which is the subject of such Lease; and

          (ix)  each Lease is in full force and effect and Seller and its Subsidiaries each have a valid leasehold estate in the real property subject to the terms of each Lease and in each case there are no Encumbrances, easements, covenants or other restrictions applicable to the real property subject to such Lease, except for recorded easements, covenants and other restrictions, which do not, individually or in the aggregate, materially impair the current uses, value or the occupancy by Seller or its Subsidiaries, as the case may be, of the property subject thereto.

        (b)   To the Knowledge of Seller and except as set forth in Section 4.16(b) of the Seller Disclosure Letter, Seller and its Subsidiaries own good and valid title, free and clear of all Encumbrances to all personal property and other non-real estate assets, in all cases excluding Intellectual Property Assets, necessary to or used in the conduct the business of Seller as currently conducted, except for (i) Encumbrances reflected in the Seller Financial Statements, (ii) Encumbrances or imperfections of title that do not materially detract from the value or materially interfere with the present and intended use of the assets subject thereto or affected thereby, and (iii) Encumbrances for current Taxes not yet due and payable and for which appropriate reserves have been established. Seller and its Subsidiaries, as lessees, have a valid leasehold interest in and the right under valid and subsisting leases to use, possess and control all personal property leased by Seller or its Subsidiaries as now used, possessed and controlled by Seller or its Subsidiaries, as applicable.

        4.17    Environmental Liability.    There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Seller or any of its Subsidiaries of any liability, penalty, obligation or other enforcement action arising under common law or under any foreign, local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries, which liability, penalty, obligation or other enforcement action would reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect. There is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability, penalty, obligation or other enforcement action that would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. Neither Seller nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability, penalty, obligation or other enforcement action with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.

        4.18    State Takeover Laws.    The Board of Directors of Seller and/or a committee of the Board of Directors of Seller has approved this Agreement and taken all other requisite action such that the restrictions of Section 203 of the DGCL will not apply to the Merger, this Agreement, the Voting Agreement or the transactions contemplated hereby and thereby, subject to the accuracy of the representations and warranties set forth in Section 3.9 hereof. No other antitakeover Laws of any Governmental Authority are applicable to the Merger, this Agreement, the Voting Agreement or the transactions contemplated hereby and thereby.

        4.19    Intellectual Property.

        (a)   Section 4.19(a) of the Seller Disclosure Letter contains a complete and accurate list of all Patents owned by Seller ("Seller Patents"), registered and applied-for Marks owned by Seller ("Seller Marks") and registered and applied-for Copyrights owned by Seller ("Seller Copyrights").

        (b)   Except as set forth in Section 4.19(b) of the Seller Disclosure Letter:

            (i)  Seller is the sole and exclusive beneficial and record owner of the Seller Intellectual Property Assets listed on Section 4.19(a) of the Seller Disclosure Letter, free and clear of all Encumbrances, and all such Seller Intellectual Property Assets are, to the Knowledge of Seller, valid and enforceable;

           (ii)  all Seller Patents, Seller Marks and Seller Copyrights that are issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned, except for such issuances, registrations or applications that Seller has permitted to expire or has cancelled or abandoned in its reasonable business judgment;

          (iii)  as of the date hereof, there are no pending, or, to the Knowledge of Seller, threatened material claims against Seller alleging that the operation of Seller's Business or any of the Seller Intellectual Property Assets infringes or otherwise violates the rights of others under any Intellectual Property Assets ("Third Party Rights");

          (iv)  neither the operation of the Seller's Business nor any Seller Intellectual Property Asset infringes, misappropriates or otherwise violates any Third Party Rights, other than Third Party Rights under any Patent, and to the Knowledge of Seller, neither the operation of the Seller's Business nor any Seller Intellectual Property Asset infringes or otherwise violates any Third Party Rights under any Patent and to the Knowledge of Seller there are no Third Party Rights under any Patent that could reasonably be expected to form the basis for such a claim;

           (v)  with respect to Intellectual Property Assets (A) purported to be owned by Seller, Seller owns such Intellectual Property Assets, and (B), licensed to the Seller by a third party (other than commercial off the shelf software which is made available for a total cost of less than $2,000) such Seller Intellectual Property Assets are the subject of a valid written license or other agreement; in the case of the foregoing clauses (A) and (B) above, free and clear of all Encumbrances;

          (vi)  Seller has not received any written communications alleging that any of the Seller Intellectual Property Assets is invalid or unenforceable;

         (vii)  no current or former employee or consultant of Seller owns, or after giving effect to the transactions contemplated hereby will own, any rights in or to any of the Seller Intellectual Property Assets or any of the Intellectual Property Assets used or held for use by Seller in Seller's Business;

        (viii)  to the Knowledge of Seller, there is no infringement or other violation by a third party of any of the Seller Intellectual Property Assets, and as of the date hereof, there are no such claims asserted or threatened against any third party by Seller or, to the Knowledge of Seller, any other Person; and

          (ix)  Seller has taken reasonable security measures to protect the confidentiality of all Trade Secrets owned by Seller and used by Seller in the operation of Seller's Business (the "Seller Trade Secrets").

        (c)   For purposes of this Agreement,

            (i)  "Intellectual Property Assets" means all intellectual property rights of any kind or nature, including all U.S. and foreign:

            (A)  patents and patent applications (collectively, "Patents");

            (B)  trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, "Marks");

            (C)  copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, "Copyrights");

            (D)  rights under applicable U.S. state trade secret Laws as are applicable to know-how and confidential information (collectively, "Trade Secrets"); and

            (E)  rights to personal information.

           (ii)  "Seller's Business" means the business of Seller as currently conducted by Seller.

          (iii)  "Seller Intellectual Property Assets" means all Intellectual Property Assets owned by Seller and used or held for use by Seller in the Seller's Business. "Seller Intellectual Property Assets" includes, without limitation, Seller Patents, Seller Marks, Seller Copyrights and Seller Trade Secrets.

        4.20    Insurance.    Seller has made available to Buyer true and accurate copies, as of the date of this Agreement, of each material insurance policy issued in favor of Seller or one or more of its Subsidiaries. With respect to each such insurance policy, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (i) each such policy is in full force and effect and all premiums due thereon have been paid, (ii) neither Seller nor any of its Subsidiaries is in breach or default, and neither Seller nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would reasonably be expected to constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the Knowledge of Seller, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any policy.

        4.21    Servicing.

        (a)   To the Knowledge of Seller, Seller and its Subsidiaries are in compliance in all material respects with all Applicable Requirements and Servicing Agreements, except for possible violations which, individually or in the aggregate, do not have a Seller Material Adverse Effect.

        (b)   Since August 1, 2005, no Governmental Authority, investor or Insurer has provided written notice to Seller or any Subsidiary claiming that Seller or any of its Subsidiaries has violated, breached or not complied in any material respects with Applicable Requirements in connection with Seller's or any of its Subsidiaries' servicing activities.

        (c)   Seller has not received written notice of any pending or threatened cancellation or partial termination of any Servicing Agreement. Each Servicing Agreement is a valid and binding obligation of Seller, is in full force and is enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors' rights and general principles of equity.

        4.22    Opinion of Financial Advisor.    The Board of Directors of Seller has received the opinion of Banc of America Securities LLC, dated the date of this Agreement, to the effect that, subject to such qualifications and assumptions as are contained therein, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Seller Common Stock. A true, correct and complete copy of such opinion will be delivered to Buyer solely for informational purposes after receipt thereof by Seller.

        4.23    Proxy Statement; Seller Information.    The Proxy Statement, at the time the Proxy Statement is first mailed to Seller Stockholders and at the time of the Seller Stockholders' Meeting, will not contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation or warranty is made by Seller with respect to information supplied in writing by Buyer or Merger Sub or any Affiliate of Buyer or Merger Sub specifically for inclusion therein. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

        4.24    Required Vote of Seller Stockholders.    The approval and adoption of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote on such matter (the "Seller Stockholders' Approval") at the Seller Stockholders' Meeting is the only vote of the holders of outstanding securities of Seller required by the Seller Charter, the Amended and Restated Bylaws of Seller, the DGCL, other applicable Law to adopt this Agreement and approve and complete the Merger.

        4.25    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article IV, each of Buyer and Merger Sub acknowledges that neither Seller nor any Person on behalf of Seller makes any other express or implied representation or warranty with respect to Seller or any of its Subsidiaries or with respect to any other information provided or made available to any of Buyer or Merger Sub or their Affiliates in connection with the transactions contemplated by this Agreement. Neither Seller nor any other Person will have or be subject to any liability or indemnification obligation to any of Buyer or Merger Sub or any other Person resulting from the distribution to Buyer or Merger Sub, or Buyer's or Merger Sub's use of, any such information, including any information, documents, projections, forecasts or other material made available to Buyer or Merger Sub in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article IV. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall relieve Seller or any other Person from liability for fraud.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of Business Pending the Effective Time.    At all times from the execution of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by Law, as set forth in Section 5.1 of the Seller Disclosure Letter or as contemplated elsewhere in this Agreement, Seller shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and in compliance in all material respects with all applicable Laws, and Seller shall use, and shall cause each of its Subsidiaries to use, its commercially reasonable efforts to preserve substantially intact its business organizations and goodwill and keep available the services of its officers and key employees and preserve the relationships with those Persons having business dealings with Seller. Furthermore, Seller agrees not to take any of the following actions (and to cause its Subsidiaries not to take such actions) (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby, as set forth in Section 5.1 of the Seller Disclosure Letter, or to the extent Buyer shall consent in writing, which consent shall not be unreasonably withheld):

          (a)   amend the Seller Charter or the Amended and Restated Bylaws of Seller, and shall cause each of its Subsidiaries not to amend its equivalent organizational documents;

          (b)   (i) issue any shares of its capital stock (except pursuant to the exercise of the Seller Stock Options or the conversion of Seller Deferred Stock Units, in each case outstanding as of the date of this Agreement and set forth on Section 4.2(a) of the Seller Disclosure Letter), or effect any share split, share combination, reverse share split, share dividend, recapitalization or other similar transaction, or (ii) except with respect to grants of Seller Stock Options or Seller Restricted Stock Awards to new hires or promoted employees in the ordinary course of business and consistent with past practice or to existing employees as a retention bonus, not to exceed the number of Seller Stock Options or Seller Restricted Stock Awards representing the right to acquire 100,000 shares of Seller Common Stock in the aggregate, or with respect to Seller Deferred Stock Units awarded to non-employee directors of Seller in the ordinary course of business and consistent with Seller's past practice under the Seller Stock Option Plans pursuant to Seller's existing Amended and Restated Non-Employee Directors' Compensation Plan as in effect on the date hereof, grant, confer or award any option, right, warrant, deferred stock unit, conversion right or any other right or instrument, the value of which is determined in whole or in part by reference to the market price or value of shares of Seller Common Stock, not existing on the date hereof to acquire any of its shares of capital stock (whether or not pursuant to existing Seller Stock Option Plans);

          (c)   (i) increase any compensation or enter into or amend any employment or severance agreement with any employees; (ii) grant any bonuses to any of its employees (including without limitation, grants of bonuses to new hires); or (iii) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect; provided that such actions may be taken (x) to the extent required under existing plans, agreements, or arrangements as set forth in Section 5.1(c) of the Seller Disclosure Letter, (y) as required by Law, or (z), with respect to clauses (i) and (ii) only, other than with respect to any Key Employee, "executive officer" (as such term is defined in Rule 3b-7 of the Exchange Act) or director, in the ordinary course of business and consistent with Seller's past practice so long as not material in the aggregate.

          (d)   (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property) with respect to any shares of Seller Common Stock or allow any of Seller's Subsidiaries to pay or make any such dividend, distribution or payment (other than dividends or distributions from a wholly owned Subsidiary of Seller to another wholly-owned Subsidiary of Seller or to Seller), or (ii) directly or indirectly redeem, purchase or otherwise acquire any of Seller's shares of capital stock or any equity interest of any of Seller Subsidiaries, or make any commitment for any such action other than in connection with (A) the acquisition of Seller Common Stock from holders of Seller Stock Options in full or partial payment of the exercise price payable by such holders upon exercise of Seller Stock Options outstanding as of the date of this Agreement, and (B) tax withholdings upon the exercise of Seller Stock Options or the lapse of restriction of Seller Restricted Stock Awards;

          (e)   (i) sell, lease, license, sublease or sublicense, or otherwise dispose of or permit to lapse any rights to any material assets or properties or any of the capital stock of or other equity interests in any of its Subsidiaries, (ii) mortgage or pledge any of its property or assets or subject any such property or assets to any security interest, or (iii) disclose to any Person, other than representatives of Buyer, any Trade Secrets, other than, in the case of (i), in the ordinary course of business consistent with past practice or in accordance with the Contracts existing on the date hereof and set forth in Section 5.1(e) of the Seller Disclosure Letter;

          (f)    (i) other than in the ordinary course of business consistent with Seller's past practice or Contracts set forth on Section 5.1(f) of the Seller Disclosure Letter, enter into a Contract that would be a Material Contract (if it existed as of the date of this Agreement) or (ii) amend, modify or terminate any Material Contract or grant any release or relinquishment of any rights under any Material Contract;

          (g)   (i) except as set forth on Section 5.1(g) of the Seller Disclosure Letter, make or commit to make capital expenditures or (ii) enter into any new line of business outside of its existing general industry or pursuant to the strategic transaction set forth on Section 5.1(g) of the Seller Disclosure Letter;

          (h)   merge with, enter into a consolidation with or acquire an interest in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any assets other than in the ordinary course of business consistent with past practice;

          (i)    create, incur or assume any indebtedness for borrowed money (including, without limitation, refinancing or modifying any existing indebtedness), assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except (i) for short-term indebtedness incurred in the ordinary course of business and consistent with past practice not exceeding $1,500,000 in the aggregate, (ii) for any capital lease not exceeding $250,000 in the aggregate, (iii) for any indebtedness solely involving Seller and/or direct or indirect wholly owned Subsidiaries, or (iv) as required by existing contracts;

          (j)    make or change any material Tax election, file any material amended Tax Return, adopt or change any material method of accounting for Tax purposes, amend any material Tax Return, claim any material Tax refund or credit, including in respect of a carry-back of losses, with respect to a taxable period for which an IRS Form 1120 (or similar annual Tax Return under state or local law) has previously been filed, settle any material Tax claim, assessment or other proceeding, or enter into any closing agreement;

          (k)   make any material change to its methods, principles or practices of accounting currently in effect, except (i) as required by GAAP, Regulation S-X of the Exchange Act, or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), or (ii) as required by a change in applicable Law;

          (l)    settle, agree to settle or compromise any litigation, suit, action, claim, proceeding or investigation (whether or not commenced prior to the date of this Agreement and including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than settlements, compromises or agreements that involve only the payment of monetary damages not exceeding $250,000 individually or $750,000 in the aggregate, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, Seller or any of its Subsidiaries;

          (m)  enter into or amend or otherwise modify any agreement or arrangement with Persons that are Affiliates or, as of the date of this Agreement, are officers or directors of Seller;

          (n)   except as required by applicable Law, enter into, materially amend or extend any collective bargaining or other labor agreement;

          (o)   enter into any agreement, understanding or arrangement with respect to the voting or registration of the capital stock of Seller or any of its Subsidiaries;

          (p)   fail to use commercially reasonable efforts to keep in force its current material insurance policies or replacement or revised provisions providing reasonable insurance coverage with respect to the assets, operations and activities of Seller and its Subsidiaries;

          (q)   take any action to render inapplicable, or to exempt any third party from, the provisions of any antitakeover Laws of any Governmental Authority;

          (r)   except as otherwise permitted or contemplated by this Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Seller or any of its Subsidiaries; and

          (s)   agree in writing or otherwise to take any action inconsistent with any of the foregoing.

        5.2    Notice of Changes.    Seller and each of Buyer and Merger Sub shall promptly give written notice to the other parties upon becoming aware of any event, development, change, or occurrence having a Seller Material Adverse Effect or Buyer Material Adverse Effect, respectively, or which it believes would reasonably be likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein or a failure of any condition to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE VI

ADDITIONAL AGREEMENTS

        6.1    Proxy Statement.

        (a)   As promptly as practicable (and in any event within 15 Business Days) after the date of this Agreement, Seller shall prepare and cause to be filed with the SEC the Proxy Statement relating to the Seller Stockholders' Meeting to be held to consider the adoption and approval of this Agreement. Seller shall use commercially reasonable efforts to cause the Proxy Statement to comply in all material respects in form and substance with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement. Buyer and Merger Sub shall furnish to Seller all information concerning themselves as Seller may reasonably request in connection with the preparation of the Proxy Statement or which may be required under applicable Law. Seller shall promptly notify Buyer and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, shall consult with Buyer and Merger Sub prior to responding to any such comments or requests or filing any amendment or supplement to the Proxy Statement, and shall provide Buyer and Merger Sub with copies of all correspondence between Seller and its Representatives on the one hand and the SEC and its staff on the other hand. Seller will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Seller Stockholders as promptly as practicable following the clearance of the Proxy Statement by the SEC (or expiration of applicable period for comments). If Seller, Buyer or Merger Sub become aware of any information relating to Seller, Buyer, Merger Sub or any of their respective Affiliates, directors or officers that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, then the party that discovers such information shall promptly notify the other party thereof and shall cooperate with Seller in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Seller Stockholders.

        (b)   Notwithstanding anything to the contrary stated above, prior to filing and mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Seller shall provide Buyer a reasonable opportunity to review and comment on such document or response and shall discuss with the other party and include in such document or response, comments reasonably and promptly proposed by the other party.

        6.2    Seller Stockholders' Meeting.

        (a)   Seller shall take all action necessary to call, give notice of, convene and hold the Seller Stockholders' Meeting in accordance with applicable Laws, the Seller Charter and the Amended and Restated Bylaws of Seller in order to consider and vote on a proposal to adopt and approve this Agreement. The Seller Stockholders' Meeting shall be held on a date selected by Seller in consultation with Buyer no later than 25 Business Days following the earliest of the date on which the SEC staff advises Seller that it has no further comments on the Proxy Statement (or that the SEC staff advises that it is not reviewing the Proxy Statement) or that Seller may commence mailing the Proxy Statement.

        (b)   Subject to the provisions of Section 6.4 hereof, (i) the Board of Directors of Seller shall recommend that the Seller Stockholders adopt and approve this Agreement and the transactions contemplated hereby (the "Seller Recommendation"), (ii) Seller shall include such Seller Recommendation in the Proxy Statement, (iii) Seller shall use its commercially reasonable efforts to solicit or cause to be solicited from the Seller Stockholders proxies in favor of adoption and approval of this Agreement and (iv) the Board of Directors of Seller shall publicly reaffirm the Seller Recommendation within five (5) calendar days after any such written request by Buyer, provided however, that Buyer may not make such a request on more than two (2) occasions with respect to any particular Acquisition Proposal or material amendment thereto which increases the per share consideration for Seller Common Stock in such Acquisition Proposal.

        6.3    Third Party Consents and Regulatory Approvals.

        (a)   Subject to the terms and conditions hereof, Seller and Buyer shall use their commercially reasonable efforts to:

            (i)  take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby (including, without limitation, the Merger) as promptly as practicable;

           (ii)  as promptly as practicable, obtain from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Seller or Buyer or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger);

          (iii)  as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable Law; and

          (iv)  execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement (including, without limitation, the Merger).

Seller and Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, considering in good faith reasonable additions, deletions or changes suggested in connection therewith. Seller and Buyer shall use their respective commercially reasonable efforts to furnish to each other, upon reasonable request, all information reasonably necessary or advisable in connection with any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. As promptly as practicable after the date of this Agreement (and in any event within fifteen (15) Business Days), Buyer and Merger Sub shall furnish, and shall cause their respective Affiliates to furnish, all information required by Law to be included in applications required to be made by Seller in connection with the Material Servicing Permits, which may include but may not be limited to the information set forth on Section 6.3(a) of the Seller Disclosure Letter. For the avoidance of doubt, Buyer and Seller agree that nothing contained in this Section 6.3(a) shall modify or affect their respective rights and responsibilities under Section 6.3(b).

        (b)   Subject to the terms hereof, Buyer and Seller agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, as amended, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Buyer shall pay all filing and related fees in connection with any such filings that must be made by any of the parties under the Antitrust Laws.

        (c)   Each of Seller and Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Seller Disclosure Letter or the Buyer Disclosure Letter, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Seller Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither Seller nor Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.3(c).

        (d)   Subject to applicable Law and as required by any Governmental Authority, Seller and Buyer each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Section 6.3, including promptly furnishing the other with copies of notices or other material communications received by Buyer or Seller, as the case may be, or any of its Subsidiaries, from any third party and/or Governmental Authority with respect to the Merger and the other transactions contemplated hereby. Neither Seller nor Buyer shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat.

        (e)   Nothing in this Agreement shall obligate Buyer, Merger Sub or any of their respective Affiliates to agree (i) to limit in any material respect or not to exercise any rights of ownership of any securities (including Seller Common Stock), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of Seller or any of its Subsidiaries or (ii) to limit in any material respect the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of Seller and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of Seller and its Subsidiaries.

        6.4    No Solicitation.

        (a)   Upon execution of this Agreement, Seller shall and shall cause its Subsidiaries and Representatives to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal. Seller agrees that it shall (i) take the necessary steps to promptly inform its Representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 6.4(a) and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person's consideration of acquiring Seller or any portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

        (b)   Except as authorized or permitted in this Section 6.4, Seller shall not, and shall cause its Subsidiaries and its Representatives not to, directly or indirectly, (i) initiate, solicit, or knowingly encourage the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (ii) engage or participate in or knowingly facilitate any discussions or negotiations regarding, or furnish any non-public information to any Person (other than Buyer or Merger Sub) in connection with any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (iii) enter into any letter of intent, agreement in principle or other similar type of agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring Seller to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing.

        (c)   Notwithstanding the limitations set forth in Section 6.4(b), if from the date hereof and prior to the receipt of the Seller Stockholders' Approval, (i) Seller has not breached this Section 6.4 and (ii) Seller or its Representatives receive any bona fide written Acquisition Proposal that the Board of Directors of Seller determines in good faith, after consultation with Seller's outside legal counsel and financial advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal, and the Board of Directors of Seller determines in good faith, after consultation with Seller's outside legal counsel, that the failure to participate in such negotiations or discussion or to furnish such information or data to such third party would be inconsistent with the Seller Board of Directors' fiduciary duties under applicable Law, Seller may take the following actions: (A) furnish information to the third party making such Acquisition Proposal (a "Qualified Bidder"), provided (x) Seller receives from the Qualified Bidder an executed confidentiality agreement (the terms of which are not less restrictive to such Person than those contained in the Confidentiality Agreement) and (y) Seller promptly provides or makes available to Buyer any non-public information concerning Seller or its Subsidiaries provided or made available to such Qualified Bidder which was not previously provided or made available to Buyer, and

(B) engage in discussions or negotiations with the Qualified Bidder and its representatives with respect to the Acquisition Proposal.

        (d)   Except as otherwise provided in Section 6.4(e), neither the Board of Directors of Seller nor any committee of the Board of Directors of Seller may withdraw, amend, change or publicly propose to withdraw, amend or change in a manner adverse to Buyer the Seller Recommendation or knowingly make any public statement inconsistent with such Seller Recommendation, or propose publicly to approve, adopt or recommend any Acquisition Proposal (an "Adverse Recommendation Change").

        (e)   Notwithstanding Section 6.4(d), if at any time prior to the receipt of the Seller Stockholders' Approval, Seller receives an Acquisition Proposal that the Board of Directors of Seller concludes in good faith, after consultation with Seller's outside legal counsel and financial advisors, constitutes a Superior Proposal, the Board of Directors of Seller may (i) effect an Adverse Recommendation Change, and/or (ii) enter into a definitive agreement with respect to such Superior Proposal (an "Acquisition Agreement") and terminate this Agreement in accordance with Section 8.1(h); provided, however that Seller shall not terminate this Agreement pursuant to the foregoing clause (ii), and any purported termination pursuant to the foregoing clause (ii) shall be void and of no force or effect, unless in advance of or concurrently with such termination Seller pays the Termination Amount pursuant to Section 8.3(a)(iv); provided further, however, that such actions in the foregoing clauses (i) and (ii) may only be taken at a time that is after (A) the fourth (4th) Business Day following Buyer's receipt of written notice from Seller that the Board of Directors of Seller and/or a committee of the Board of Directors of Seller is prepared to take such action (which notice will specify the material terms of the applicable Acquisition Proposal) (the "Subsequent Determination Notice"), and (B) at the end of such period, the Board of Directors of Seller and/or a committee of the Board of Directors of Seller determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Buyer and after consultation with Seller's outside legal counsel and financial advisors, that such Acquisition Proposal remains a Superior Proposal. During any such four (4) Business Day period, Buyer shall be entitled to deliver to Seller one or more counterproposals to such Acquisition Proposal. In the event of any material revisions to a Superior Proposal (including, without limitation, any revision in price), Seller shall be required to deliver a new Subsequent Determination Notice to Buyer and to again comply with the requirements of this Section 6.4(e) with respect to such new Subsequent Determination Notice.

        (f)    Seller agrees that, without limiting any of the foregoing, any violations of the restrictions set forth in this Section 6.4 by any of its Representatives that either (i) result in an Acquisition Proposal or (ii) adversely affect the interests of Buyer under this Section 6.4 (other than in an immaterial manner) shall be deemed to be a material breach of this Agreement (including this Section 6.4) by Seller.

        (g)   From and after the execution of this Agreement, Seller shall notify Buyer promptly (but in any event within 24 hours) of the receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to an Acquisition Proposal (including a summary of the material terms and conditions thereof, including price, and the identity of the Person making any Acquisition Proposal).

        (h)   Nothing in this Section 6.4 shall prohibit Seller from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal if, in the good faith judgment of the Board of Directors of Seller and/or a committee of the Board of Directors of Seller, after consultation with Seller's outside legal counsel, that failing to take such action would be inconsistent with its obligations under applicable Law; provided, however, that to the extent permissible under applicable Law, such action will be taken in compliance with Section 6.4(e) and if such disclosure has the substantive effect of withdrawing or adversely modifying the Seller Recommendation, such disclosure shall be deemed to be an Adverse Recommendation Change.

        (i)    For the purposes of this Agreement, "Superior Proposal" shall mean any bona fide written Acquisition Proposal (with all references to "15%" in the definition of Acquisition Proposal being treated as references to "50%" for these purposes) made by a third party that the Board of Directors of Seller and/or a committee of the Board of Directors of Seller determines in good faith, after consultation with Seller's outside legal counsel and financial advisor, to be more favorable from a financial point of view to the Seller Stockholders than the Merger, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal including, without limitation, the likelihood of consummation including, but not limited to, the availability of fully committed financing and the Seller's remedies in the event that the financing is not available.

        (j)    For purposes of this Agreement, "Acquisition Proposal" means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving Seller or its Subsidiaries, (ii) a sale, lease exchange, mortgage, pledge, transfer or other acquisition of 15% or more of the assets of Seller and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 15% or more of the voting power of Seller; provided, however, that the term "Acquisition Proposal" shall not include the Merger or the other transactions contemplated by this Agreement.

        6.5    Access to Information.

        (a)   Upon reasonable prior notice to the executive officer or other Person designated by Seller and subject to applicable Laws relating to the exchange of information, Seller, shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of Buyer, reasonable access, during normal business hours during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to all of its properties, books, contracts, commitments and records (other than confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy Laws). Seller also shall provide Buyer with reasonable access to Seller's officers, employees and agents. Neither Seller nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would materially interfere with the conduct of its business, contravene any Law or binding agreement entered into prior to the date of this Agreement, or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege. If any access or disclosure of information is not provided by Seller pursuant to the preceding sentence, then Seller shall inform Buyer that access and disclosure is not being so provided, and Seller and its Subsidiaries will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        (b)   Any and all information furnished by one party to the other party or its Representatives under this Agreement shall, (i) in the case of any such information provided by Seller or any of its Representatives to Buyer, Merger Sub or any of their respective Representatives, be kept confidential by Buyer, Merger Sub and their respective Representatives in accordance with the terms of the Confidentiality Agreement and (ii) in the case of any information provided by Buyer, Merger Sub or any of their respective Representatives to Seller or its Representatives, be kept confidential by Seller and its Representatives to the same extent that Buyer or its Representatives are required to keep Evaluation Material (as defined in the Confidentiality Agreement) confidential pursuant to the terms of the Confidentiality Agreement, and in each case all such information shall not affect or be deemed to modify any representation or warranty made by Seller, Buyer or Merger Sub in this Agreement.

        6.6    Employment and Benefit Matters.

        (a)   Provision of Benefits.    For the 12-month period commencing on the Closing Date, Buyer shall cause the Surviving Corporation to, and the Surviving Corporation shall, provide base salary, cash-based incentives and benefits (other than equity-based incentive plans, programs, agreements or arrangements or any severance, pension or retiree welfare benefits) for the employees of Seller or any Subsidiary of Seller who remain employed after the Effective Time (collectively, the "Seller Employees") at levels that are substantially comparable in the aggregate to those in effect for the Seller Employees on the date hereof. Buyer shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of the Seller Employees with Seller or any Subsidiary of Seller attributable to any period before the Effective Time as service rendered to Buyer or the Surviving Corporation for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation but excluding benefit accrual under any defined benefit plan of Buyer. Without limiting the foregoing, Buyer shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of Buyer to be waived with respect to the Seller Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Seller Employees participated immediately prior to the Closing Date, and any deductibles paid by the Seller Employees under any of Seller's or its Subsidiaries' health plans in the plan year in which the Closing Date occurs shall be credited towards deductibles under the health plans of Buyer or any Subsidiary of Buyer. Except with respect to employees who have entered into employment agreements with Seller or its Subsidiaries, and subject to Section 6.6(d) hereof, the Seller Employees who remain employed after the Effective Time shall be considered to be employed by the Surviving Corporation "at will" and nothing shall be construed to limit the ability of Buyer or the Surviving Corporation to terminate the employment of any such Seller Employee at any time.

        (b)   Continuation of Plans.    Subject to Section 6.6(a) hereof, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of Seller.

        (c)   Existing Compensation Agreements.    Buyer shall cause the Surviving Corporation to honor, in accordance with their terms, the compensation agreements listed in Section 6.6(c) of the Seller Disclosure Letter.

        (d)   Continuation of Employment.    No provision of this Section 6.6 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or any Subsidiary of Seller in respect of continued employment (or resumed employment) with Buyer, the Surviving Corporation or any of Buyer's Subsidiaries, and no provision of this Section 6.6 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement that may be established by Buyer or any of its Subsidiaries. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of Buyer or any of its Subsidiaries.

        6.7    Directors' and Officers' Indemnification and Insurance.

        (a)   Buyer and Merger Sub agree that all rights to indemnification, advancement of expenses or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of Seller and its Subsidiaries provided for in the respective organizational documents, in effect as of the date hereof, shall continue in full force and effect for a period of six (6) years after the Effective Time with respect to omissions or actions prior to the Effective Time. During such period, Buyer shall not amend, repeal or otherwise modify such provisions for indemnification or advances of expenses in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time was a director, officer, employee, fiduciary or agent of Seller and its Subsidiary in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification and advancement of expenses in respect of any such claim or claims shall continue until disposition of any and all such claims.

        (b)   From and after the Effective Time, Buyer and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary or agent of Seller and its Subsidiaries and their respective heirs and representatives and each such person who served at the request of Seller or any Seller Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as directors, officers, employees, fiduciaries or agents, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) Buyer and the Surviving Corporation, as the case may be, shall pay, in advance of the final disposition thereof, the fees and expenses of counsel selected by any Indemnified Party, which counsel shall be reasonably satisfactory to Buyer and the Surviving Corporation, as the case may be, promptly after statements therefor are received; provided, however, that the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single claim, action, suit, proceeding or investigation, unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest that would make such joint representation inappropriate, and (ii) Seller or Buyer and the Surviving Corporation, as the case may be, shall cooperate in the defense of any such matter, provided, however, that none of Seller, Buyer or the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). The advancement of any amounts to be paid in respect of legal and other fees and expenses pursuant to this Section 6.7(b) shall be subject to an undertaking of the recipient to repay such advances if it is ultimately determined that such Person is not entitled to indemnification from the Surviving Corporation.

        (c)   At or prior to the Effective Time, Seller shall purchase a "tail" directors' and officers' liability insurance policy (which by its terms shall survive the Merger) for its directors and officers, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by Seller, so long as the aggregate cost is less than the amount set forth in Section 6.7(c) of the Seller Disclosure Letter. In the event that such amount is insufficient for such coverage, Seller may spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Buyer shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

        (d)   The obligations under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.7 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.7 applies and any such indemnitees' heirs or representatives, shall be third party beneficiaries of this Section 6.7 and shall be entitled to enforce the covenants contained herein).

        (e)   In the event Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.7.

        (f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to Seller or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not in priority to or in substitution for any such claims under any such policies, and that, for avoidance of doubt, neither Buyer nor the Surviving Corporation shall be required to make any payments for such claims that are actually covered by such policies (unless such payments would be reimbursable by such insurers if and once any such claim is actually covered by such policies).

        6.8    Publicity.    Buyer, Merger Sub and Seller shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system, in which case the party required to issue the press release or make the public statement shall use its commercially reasonable efforts to allow each party reasonable time to comment on such press release or public statement in advance of such issuance, it being understood that the final form and content of any such press release or public statement, to the extent so required, shall be at the final discretion of the disclosing party; provided, however, that the restrictions set forth in this Section 6.8 shall not apply to any press release or public statement made or proposed to be made by Seller pursuant to and in compliance with Section 6.4. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

        6.9    Rule 16b-3.    Prior to the Effective Time, Seller shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Seller equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Seller to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

        6.10    Stockholder Litigation.    Seller shall give Buyer and Merger Sub the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder litigation against Seller or its directors or officers relating to the Merger or any other transactions contemplated hereby.

ARTICLE VII

CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligations to Effect the Merger.    The respective obligation of each party to effect the Merger shall be subject to the fulfillment (or waiver in writing if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

          (a)   Seller Stockholders' Approval.    The Seller Stockholders' Approval shall have been obtained.

          (b)   Other Approvals.    (i) Any waiting period under the HSR Act applicable to the Merger or any of the other transactions contemplated by this Agreement shall have expired or early termination thereof shall have been granted and (ii) any other material approvals, authorizations and consents of any Governmental Authority required to consummate the Merger set forth on Section 7.1(b) of the Buyer Disclosure Letter and Seller Disclosure Letter, as applicable, shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

          (c)   No Injunctions or Restraints; Illegality.    No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, or makes illegal consummation of the Merger.

        7.2    Conditions to the Obligations of Buyer and Merger Sub.    The obligation of Buyer and Merger Sub to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Effective Time, of the following conditions:

          (a)   Representations and Warranties.    Each of the representations and warranties of Seller contained in this Agreement (other than the representations and warranties of Seller set forth in Section 4.2 (Capitalization), Section 4.3 (Authority), Section 4.6 (Broker's Fees), Section 4.18 (State Takeover Laws) and Section 4.24 (Required Vote of Seller Stockholders)) shall be true and correct (without giving effect to any limitation as to "materiality" or "Seller Material Adverse Effect" or similar terms set forth therein) both when made and at and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), except for changes expressly permitted by this Agreement or where the failure to be so true and correct does not have, and would not reasonably be expected to have, a Seller Material Adverse Effect. The representations and warranties of Seller set forth in Section 4.2 (Capitalization), Section 4.3 (Authority), Section 4.6 (Broker's Fees), Section 4.18 (State Takeover Laws) and Section 4.24 (Required Vote of Seller Stockholders) shall be true and correct in all respects (except in the case of Section 4.2(a) for such inaccuracies as are immaterial in the aggregate). Buyer and Merger Sub shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Seller to such effect.

          (b)   Performance of Obligations of Seller.    Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer and Merger Sub shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Seller to such effect.

          (c)   No Seller Material Adverse Effect.    Between the date of this Agreement and the Closing Date, there shall not exist or have occurred any event or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and Buyer and Merger Sub shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Seller to such effect.

          (d)   Appraisal Rights.    No more than 10% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares.

          (e)   Material Servicing Permits.    All filings, permits, authorizations, consents or approvals related to the origination, ownership or servicing of Loans that are required as a consequence of the transactions contemplated herein set forth on Section 7.2(e) of the Seller Disclosure Letter (the "Material Servicing Permits") shall have been made or obtained.

        7.3    Conditions to the Obligations of Seller.    The obligation of Seller to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Effective Time, of the following conditions:

          (a)   Representations and Warranties.    Each of the representations and warranties of Buyer and Merger Sub contained in this Agreement (other than the representations and warranties of Buyer and Merger Sub set forth in Section 3.2 (Authority)) shall be true and correct (without giving effect to any limitation as to "materiality" or "Buyer Material Adverse Effect" or similar terms set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), except for changes permitted by this Agreement or where the failure to be so true and correct does not have, and would not reasonably be expected to have, a Buyer Material Adverse Effect. The representations and warranties of Buyer and Merger Sub set forth in Section 3.2 (Authority) shall be true and correct in all respects. Seller shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Buyer and Merger Sub to such effect (the "Buyer's Closing Certificate").

          (b)   Performance of Obligations of Buyer and Merger Sub.    Buyer and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Buyer and Merger Sub to such effect.

        7.4    Frustration of Closing Conditions.    Neither Seller nor Buyer may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party's failure to perform any of its obligations under this Agreement, including the obligation to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement as required by and subject to Section 6.3.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        8.1    Termination.    This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Seller Stockholders' Approval (with any termination by Buyer also being an effective termination by Merger Sub):

          (a)   by mutual written consent of Seller and Buyer;

          (b)   by either Buyer or Seller if any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order, decree, judgment, injunction or ruling or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Merger; provided that the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to have such order, decree, judgment, injunction or ruling lifted;

          (c)   by either Buyer or Seller if the Merger shall not have been consummated on or before October 31, 2008 (the "Termination Date"); provided that if on the Termination Date the conditions to Closing set forth in Section 7.2(e) shall not have been satisfied but all other conditions to Closing set forth in Article VII shall be satisfied (other than those conditions that by their nature are to be satisfied at the Closing), then the Termination Date shall be extended to December 31, 2008; provided further that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement, including the failure to use its commercially reasonable efforts to consummate the

  Merger and other transactions contemplated by this Agreement, has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date.

          (d)   by Buyer, in the event of a material breach by Seller of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of Seller shall have become untrue, which situation in either case, (i) would result in a failure of a condition set forth in Section 7.2(a) or (b), and (ii) cannot be cured by the Termination Date or if capable of being cured, shall not have been cured within 30 calendar days following receipt of written notice from Buyer stating Buyer's intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination; provided, however, that Buyer is not in material breach of any representation, warranty or obligation that would result in the failure of a condition set forth in Section 7.3(a) or (b);

          (e)   by Seller, (i) in the event of a material breach by Buyer or Merger Sub, as the case may be, of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of Buyer or Merger Sub, as the case may be, shall have become untrue, which situation in either case, (A) would result in a failure of a condition set forth in Section 7.3(a) or (b), and (B) cannot be cured by the Termination Date or if capable of being cured, shall not have been cured within 30 calendar days following receipt of written notice from Seller stating Seller's intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, provided, however, that Seller is not in material breach of any representation, warranty or obligation that would result in the failure of a condition set forth in Section 7.2(a) or (b), or (ii) if neither Buyer nor the Paying Agent shall have received the proceeds of the Equity Financing within ten (10) Business Days of the satisfaction of the conditions set forth in Sections 7.1, 7.2 and 7.3 (other than the delivery of Buyer's Closing Certificate pursuant to Section 7.3 and those conditions that by their nature are to be satisfied at the Closing);

          (f)    by either Buyer or Seller if the Seller Stockholders' Approval shall not have been obtained at the Seller Stockholders' Meeting or at any adjournment or postponement thereof; provided that Seller shall not be entitled to terminate this Agreement under this Section 8.1(f) if Seller has breached any of its obligations under Section 6.4; or

          (g)   by Buyer, if (i) the Board of Directors of Seller shall have failed to include the Seller Recommendation in the Proxy Statement, (ii) the Board of Directors of Seller shall have approved, endorsed or recommended, or publicly announced an intention to approve, to the Seller Stockholders an Acquisition Proposal (other than the Merger) or otherwise made an Adverse Recommendation Change, (iii) the Board of Directors of Seller shall have failed to publicly reaffirm the Seller Recommendation pursuant to Section 6.2, (iv) a tender offer or exchange offer for outstanding shares of Seller Common Stock shall have been commenced (other than by Buyer or an Affiliate of Buyer) and the Board of Directors recommends that the Seller Stockholders tender their shares in such tender or exchange offer, or on or after the 11th Business Day after the commencement of such tender or exchange offer, if the Board of Directors fails to recommend against acceptance of such offer or makes no recommendation or states an inability to make a recommendation, (iv) pursuant to Section 6.4(e), Seller has delivered a Subsequent Determination Notice or (v) Seller fails to convene and hold the Seller Stockholders' meeting in accordance with Section 6.2.

          (h)   by Seller at any time prior to receipt of the Seller Stockholder Approval in order to enter into an Acquisition Agreement in accordance with the provisions of Section 6.4(e) hereof.

        8.2    Effect of Termination.    In the event of a termination of this Agreement by either Buyer or Seller as provided in Section 8.1, this Agreement shall immediately become null and void and have no effect, and none of Buyer, Merger Sub, Seller, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.5 (Access to Information), 6.8 (Publicity), 8.2 (Effect of Termination), 8.3 (Fees and Expenses Following Termination), 9.2 (Expenses) and 9.7 (Governing Law; Jurisdiction and Venue) and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, (i) Buyer shall not be relieved or released from any liabilities or damages arising out of fraud or intentional and material breach of any provision of this Agreement or any other agreement delivered in connection herewith (except that Buyer shall in no event be liable for any breach, loss or damages, under any theory or for any reason including based on any claim based on fraud or intentional and material breach under this Agreement or any other agreement entered into in connection herewith, in excess of the Seller Termination Amount as provided in Section 8.3(b)) and (ii) Seller shall not be relieved or released from any liabilities or damages arising out of fraud or intentional and material breach of any provision of this Agreement or any other agreement delivered in connection herewith (except that Seller shall in no event be liable for any breach, loss or damages, under any theory or for any reason under this Agreement or any other agreement entered into in connection herewith, in excess of $9,000,000 in the aggregate).

        8.3    Fees and Expenses Following Termination.

        (a)   In the event that:

            (i)  this Agreement is (A) terminated by either Buyer or Seller pursuant to Sections 8.1(c) or by Buyer pursuant to Section 8.1(d) and (B)(x) an Acquisition Proposal shall have been communicated to Seller, made public or shall have been made or communicated publicly to Seller Stockholders (or, in each case, the intention to make such an Acquisition Proposal shall have been publicly made or communicated) and shall not have been publicly withdrawn at the time of the termination of this Agreement and (y) within twelve (12) months after such termination, Seller shall have reached a definitive agreement to consummate, or shall have consummated, any Acquisition Proposal, then within two (2) days of the date of such consummation or the execution of such definitive agreement, whichever is earlier, Seller shall pay Buyer a fee equal to $6,700,000 (the "Termination Amount") by wire transfer of immediately available funds to a bank account provided to Seller by Buyer; provided that for purposes of this Section 8.3(a)(i), the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.4(j), except that the references therein to "15%" shall be replaced by "50%";

           (ii)  this Agreement is (A) terminated by either Buyer or Seller pursuant to Section 8.1(f) and (B)(x) an Acquisition Proposal shall have been communicated to Seller, made public or shall have been made or communicated directly to Seller Stockholders (or, in each case, the intention to make such an Acquisition Proposal shall have been made or publicly communicated) and shall not have been publicly withdrawn at the time of the termination of this Agreement and (y) within twelve (12) months after such termination, Seller shall have reached a definitive agreement to consummate, or shall have consummated, any Acquisition Proposal, then within two (2) Business Days of the date of such consummation or the execution of such definitive agreement, whichever is earlier, Seller shall pay to Buyer the Termination Amount, in each case, by wire transfer of immediately available funds to a bank account provided to Seller by Buyer; provided that for purposes of this Section 8.3(a)(ii), the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.4(j), except that the references therein to "15%" shall be replaced by "50%";

          (iii)  this Agreement is terminated by Buyer pursuant to Section 8.1(g), then within two (2) Business Days of termination Seller shall pay Buyer the Termination Amount by wire transfer of immediately available funds to a bank account provided to Seller by Buyer;

          (iv)  this Agreement is terminated by Seller pursuant to Section 8.1(h), then prior to or at the time of termination Seller shall pay Buyer the Termination Amount by wire transfer of immediately available funds to a bank account provided to Seller by Buyer; or

           (v)  if Seller terminates this Agreement pursuant to Section 8.1(e)(ii), then within two (2) Business Days of termination Buyer shall pay Seller a fee equal to $9,000,000.00 (the "Seller Termination Amount") by wire transfer of immediately available funds to a bank account provided to Buyer by Seller.

        (b)   The parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce the parties to enter into this Agreement; accordingly, if Seller or Buyer, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Buyer or Seller, as the case may be, commences a suit which results in a judgment against the other party for the payment set forth in this Section 8.3, such paying party shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys' fees) in connection with such suit. The parties hereto agree and understand that in no event shall Buyer or Seller, as the case may be, be required to pay the Termination Amount or Seller Termination Amount (as applicable) on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge and agree that in the event the Termination Amount becomes payable and is paid by Seller pursuant to this Section 8.3, then the Termination Amount shall be Buyer and Merger Sub's sole and exclusive remedy against Seller and its former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, the "Seller Parties") for any breach, loss or damage, under any theory or for any reason; and upon Seller's payment of the Termination Amount to Buyer, no Person shall have any rights or claims against any of the Seller Parties under this Agreement, whether at law or equity, in contract, in tort or otherwise, and none of the Seller Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge and agree that Seller's right to receive payment of the Seller Termination Amount from Buyer pursuant to this Section 8.3 or the guarantee thereof pursuant to the Limited Guaranty shall be the sole and exclusive remedy available to Seller, its Affiliates and its Subsidiaries against Buyer, Merger Sub, the Guarantor and any of their respective former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, the "Buyer Parties") with respect to this Agreement and the transactions contemplated hereby, including for any breach, loss, or damages hereunder, including any loss or damages suffered as a result of the failure of the Merger to be consummated, under any theory or for any reason; and upon Buyer's payment of the Seller Termination Amount to Seller or Guarantor's payment of the Seller Termination Amount to Seller pursuant to the Limited Guaranty, the Buyer Parties shall have no further liability or obligation under this Agreement or the Limited Guaranty and no Person shall have any rights or claims against any of the Buyer Parties under this Agreement, the Limited Guaranty or the Equity Commitment Letter, whether at law or equity, in contract, in tort or otherwise, and none of the Buyer Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

        8.4    Amendment.    Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger to the Seller Stockholders; provided, however, that after any approval of the transactions contemplated by this Agreement by the Seller Stockholders, no amendment of this Agreement shall be made that by Law or in accordance with the rules of any stock exchange requires further approval by the Seller Stockholders without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.5    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Seller Stockholders' Approval, no extension or waiver of this Agreement or any portion thereof shall be made that by Law requires further adoption and approval by the Seller Stockholders without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No provision of this Agreement requiring any party to use commercially reasonable efforts or to act in good faith in any context shall be interpreted to require a party, as part of such party's duty to use commercially reasonable efforts or to act in good faith in the context in question, to waive any condition to the obligations of such party hereunder or to refrain from exercising any right or power such party may have hereunder.

ARTICLE IX

MISCELLANEOUS

        9.1    Nonsurvival of Representations, Warranties and Agreements.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time or relates to delivery of the Exchange Fund in full.

        9.2    Expenses.    Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

        9.3    Notices.    All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by facsimile transmission (providing confirmation of transmission) addressed as follows:

  If to Buyer, to:

    Cobra Green LLC
    c/o Greenfield Partners, LLC
    50 North Water Street
    South Norwalk, CT 06854
    Facsimile No.: (203) 354-5060
    Attention: Barry P. Marcus

  with required copies to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    Four Times Square
    New York, New York 10036
    Facsimile No.: (212) 735-2000
    Attention: Stephen F. Arcano, Esq.
    Daniel Dusek, Esq.

  If to Seller, to:

    Clayton Holdings, Inc.
    2 Corporate Drive
    Shelton, Connecticut 06484
    Facsimile No.: (203) 926-5757
    Attention: Steven L. Cohen

  with required copies to:

    Goodwin Procter LLP
    Exchange Place
    Boston, Massachusetts 02109
    Facsimile No.: (617) 523-1231
    Attention: John R. LeClaire, Esq.
    Joseph L. Johnson III, Esq.
    Michael S. Turner, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed or otherwise sent as provided above; provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day.

        9.4    Interpretation.    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

        (a)   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

        (b)   Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

        9.5    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.6    Entire Agreement.    This Agreement, together with the Exhibits and Sections hereto, the Confidentiality Agreement, the Limited Guaranty and the Voting Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof, it being understood that the Confidentiality Agreement, the Limited Guaranty and the Voting Agreement shall survive the execution and delivery of this Agreement.

        9.7    Governing Law; Jurisdiction and Venue.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws. Each of Buyer, Merger Sub and Seller hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

        9.8    Severability.    In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

        9.9    Assignment; Reliance of Other Parties.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except (a) as provided in Section 6.7 (Directors' and Officers' Indemnification and Insurance) hereof and Section 8.3(b) hereof and (b) the provisions of Article II concerning payment of the Merger Consideration, which shall inure to the Seller Stockholders after the Effective Time, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

        9.10    Remedies.

        (a)   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Seller in accordance with their specific terms or were otherwise breached. Accordingly, Buyer and Merger Sub shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by Seller and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which Buyer and Merger Sub are entitled at law or in equity.

        (b)   The parties acknowledge that Seller shall not be entitled to enforce specifically the terms and provisions of this Agreement and that the Seller's sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 8.3(a)(v); provided, however, that Seller shall be entitled to specific performance against Buyer or Merger Sub to prevent any breach by Buyer or Merger Sub of Section 6.5(b).

        9.11    Consents and Approvals.    For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

        9.12    Definitions.    Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

        "Acquisition Agreement" shall have the meaning ascribed thereto in Section 6.4(e) hereof.

        "Acquisition Proposal" shall have the meaning ascribed thereto in Section 6.4(j) hereof.

        "Adverse Recommendation Change" shall have the meaning ascribed thereto in Section 6.4(d) hereof.

        "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" shall have the meaning ascribed thereto in the recitals hereof.

        "Amended and Restated Non-Employee Directors' Compensation Plan" shall mean the Amended and Restated Non-Employee Directors' Compensation Plan of Seller adopted on July 25, 2007.

        "Antitrust Laws" shall have the meaning ascribed thereto in Section 6.3(b) hereof.

        "Antitrust Order" shall have the meaning ascribed thereto in Section 6.3(b) hereof.

        "Applicable Requirements" means, with respect to Seller and its Subsidiaries: (A) all material obligations under any Material Contracts pertaining to the servicing of Loans on the Closing Date, (B) all Laws pertaining to the servicing of Loans applicable to Seller or any of its Subsidiaries and (C) other applicable requirements, handbooks, manuals and guidelines of Seller and its Subsidiaries.

        "Appraisal Rights Provisions" shall have the meaning ascribed thereto in Section 2.3(a) hereof.

        "Authorized Seller Restricted Stock Awards" shall have the meaning ascribed thereto in Section 4.2(a) hereof.

        "Book-Entry Share" and "Book-Entry Shares" shall have the meaning ascribed thereto in Section 2.1(c) hereof.

        "Business Day" shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in the State of New York.

        "Buyer" shall have the meaning ascribed thereto in the recitals hereof.

        "Buyer Disclosure Letter" shall have the meaning ascribed thereto in Article III hereof.

        "Buyer Material Adverse Effect" means, with respect to Buyer, an effect, event or change that (a) has a material adverse effect on Buyer's ability to consummate the Merger or perform its obligations under this Agreement or would reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement or prevent or materially impair or delay the ability of Buyer to perform its obligations under this Agreement, or (b) has a material adverse effect on the business, assets or financial condition of Buyer and its Subsidiaries, taken as a whole.

        "Buyer Parties" shall have the meaning ascribed thereto in Section 8.3(b) hereof.

        "Buyer's Advisor" shall have the meaning ascribed thereto in Section 3.4 hereof.

        "Buyer's Closing Certificate" shall have the meaning ascribed thereto in Section 7.3(a)

        "Certificate" and "Certificates" shall have the meaning ascribed thereto in Section 2.1(c) hereof.

        "Certificate of Merger" shall have the meaning ascribed thereto in Section 1.2 hereof.

        "Closing" shall have the meaning ascribed thereto in Section 1.3 hereof.

        "Closing Date" shall have the meaning ascribed thereto in Section 1.3 hereof.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Confidentiality Agreement" shall mean that certain Confidentiality Agreement by and between Buyer and Seller dated as of January 2, 2008.

        "Contract" shall have the meaning ascribed thereto in Section 4.15(a) hereof.

        "Copyrights" shall have the meaning ascribed thereto in Section 4.19(c)(i)(C) hereof.

        "Delaware Courts" shall have the meaning ascribed thereto in Section 9.7 hereof.

        "DGCL" shall have the meaning ascribed thereto in the recitals hereof.

        "Dissenting Shares" shall have the meaning ascribed thereto in Section 2.3(a) hereof.

        "Dissenting Stockholders" shall have the meaning ascribed thereto in Section 2.3(a) hereof.

        "Effect" shall have the meaning ascribed thereto in the definition of Seller Material Adverse Effect.

        "Effective Time" shall have the meaning ascribed thereto in Section 1.2 hereof.

        "Encumbrances" shall mean liens that secure the payment of money, mortgages or deeds of trust, monetary charges that are liens, pledges, charges, hypothecation, security interests or other encumbrances or restrictions on title or transfer of title, except for restrictions arising under any applicable securities Laws.

        "Equity Commitment Letter" shall have the meaning ascribed thereto in Section 3.6(a) hereof.

        "Equity Financing" shall have the meaning ascribed thereto in Section 3.6(a).

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any Person that, together with Seller, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Exchange Fund" shall have the meaning ascribed thereto in Section 2.2(a) hereof.

        "Filed Seller SEC Reports" shall have the meaning ascribed thereto in Article IV hereof.

        "GAAP" shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

        "Governmental Authority" shall mean any United States or foreign, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

        "Guarantor" shall have the meaning ascribed thereto in the recitals hereof.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

        "Indemnified Party" and "Indemnified Parties" shall have the meanings ascribed thereto in Section 6.7(b) hereof.

        "Insurer" means a Person who insures or guarantees all or any portion of the risk of loss on any Loan, including any provider of PMI, standard hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Loan or related mortgaged real property.

        "Intellectual Property Assets" shall have the meaning ascribed thereto in Section 4.19(c)(i) hereof.

        "IRS" shall mean the Internal Revenue Service.

        "Key Employee" shall mean each of Frank Filipps, Keith Johnson, Frederick Herbst, Steven Cohen, John Anderson, Kevin Kanouff, Tim Keast, John Courtney, Tom Cronin, Conrad Vasquez and Peter Kushel, and any of their respective successors.

        "Laws" shall have the meaning ascribed thereto in Section 4.11 hereof.

        "Leases" shall have the meaning ascribed thereto in Section 4.16(a) hereof.

        "Lease Disputes" shall have the meaning ascribed thereto in Section 4.16(a)(vi) hereof.

        "Limited Guaranty" shall have the meaning ascribed thereto in the recitals hereof.

        "Loans" means any loan, loan agreement, note, borrowing arrangement or extension of credit, including letters of credit, leases, credit enhancements, guarantees and similar interest-bearing assets, as well as commitments to extend any of the same.

        "Marks" shall have the meaning ascribed thereto in Section 4.19(c)(i)(B) hereof.

        "Material Contract" shall have the meaning ascribed thereto in Section 4.15(a) hereof.

        "Material Servicing Permits" shall have the meaning ascribed thereto in Section 7.2(e) hereof.

        "Merger" shall have the meaning ascribed thereto in the recitals hereof.

        "Merger Consideration" shall have the meaning ascribed thereto in Section 2.1(c) hereof.

        "Merger Sub" shall have the meaning ascribed thereto in the recitals hereof.

        "Merger Sub Charter" shall have the meaning ascribed thereto in Section 1.5 hereof.

        "Merger Sub Common Stock" shall have the meaning ascribed thereto in Section 2.1(a) hereof.

        "Option Amounts" shall have the meaning ascribed thereto in Section 2.1(d) hereof.

        "Patents" shall have the meaning ascribed thereto in Section 4.19(c)(i)(A) hereof.

        "Paying Agent" shall have the meaning ascribed thereto in Section 2.2(a) hereof.

        "Person" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any governmental agency or political subdivision thereof.

        "PMI" means the default insurance provided by private mortgage insurance companies.

        "Proxy Statement" shall mean the letter to stockholders, notice of meeting and proxy statement that will be provided to Seller Stockholders in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith.

        "Qualified Bidder" shall have the meaning ascribed thereto in Section 6.4(c).

        "Representatives" shall mean the directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives of Seller, Buyer, Merger Sub or any of their respective Subsidiaries, as the case may be.

        "SEC" shall mean the Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Securitization Transaction" means any public or private issuance of securities, whether registered under the Securities Act or issued pursuant to an exemption from the registration requirements thereof, which are secured by a pool of mortgage loans and other related assets and with respect to which Seller or any of its Subsidiaries is acting in the capacity of a servicer or subservicer of such mortgage loans.

        "Seller" shall have the meaning ascribed thereto in the recitals hereof.

        "Seller Benefit Plans" shall have the meaning ascribed thereto in Section 4.13(a) hereof.

        "Seller Charter" shall have the meaning ascribed thereto in Section 1.5 hereof.

        "Seller Common Stock" shall have the meaning ascribed thereto in Section 2.1(b) hereof.

        "Seller Copyrights" shall have the meaning ascribed thereto in Section 4.19(a) hereof.

        "Seller Deferred Stock Units" shall mean awards of deferred stock units for Seller Common Stock issued under any of the Seller Stock Options Plans.

        "Seller Disclosure Letter" shall have the meaning ascribed thereto in Article IV hereof.

        "Seller Employees" shall have the meaning ascribed thereto in Section 6.6(a) hereof.

        "Seller Financial Statements" shall have the meaning ascribed thereto in Section 4.5 hereof.

        "Seller Intellectual Property Assets" shall have the meaning ascribed thereto in Section 4.19(c)(iii) hereof.

        "Seller Marks" shall have the meaning ascribed thereto in Section 4.19(a) hereof.

        "Seller Material Adverse Effect" shall mean, with respect to Seller, a change, event or effect (an "Effect") that, individually or in the aggregate, has a material adverse effect on the business, operations, assets, results of operations, or financial condition of Seller and its Subsidiaries taken as a whole, other than (a) any Effect resulting from (i) general changes in the economy or financial markets of the United States or any other region outside of the United States, (ii) changes in the industries in which Seller or any of its Subsidiaries operates in general, (iii) changes in general legal, regulatory, political, economic or business conditions (including the commencement, continuation or escalation of a war or material armed hostilities, acts of terrorism, or the occurrence of natural disasters) that generally affect industries in which Seller and its Subsidiaries conduct business; provided, that such changes do not affect Seller and its Subsidiaries in a materially disproportionate manner relative to other companies operating in the same industries as Seller and its Subsidiaries, (iv) changes in GAAP that generally affect industries in which Seller and its Subsidiaries conduct business; provided, that such changes do not affect Seller and its Subsidiaries in a materially disproportionate manner relative to other companies operating in the same industries as Seller and its Subsidiaries, (v) the announcement of this Agreement or pendency or consummation of the Merger, (vi) the identity of Buyer, Merger Sub, the Guarantor or any of their Affiliates as the acquiror of Seller, (vii) compliance with the terms of, or the taking of any action required by this Agreement or consented to by Buyer, (viii) the termination by customers of their relationship with Seller or any of its Subsidiaries, or (ix) the termination by employees of their employment with Seller or any of its Subsidiaries, or (b) any decline in the market price, or change in trading volume, of the capital stock of Seller or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period, in each case, in and of itself; provided that the underlying causes of such failure shall be considered in determining whether there was a Seller Material Adverse Effect.

        "Seller Other Plans" shall have the meaning ascribed thereto in Section 4.13(a) hereof.

        "Seller Parties" shall have the meaning ascribed thereto in Section 8.3(b) hereof.

        "Seller Patents" shall have the meaning ascribed thereto in Section 4.19(a) hereof.

        "Seller Pension Plans" shall have the meaning ascribed thereto in Section 4.13(a) hereof.

        "Seller Permits" shall have the meaning ascribed thereto in Section 4.11 hereof.

        "Seller Preferred Stock" shall have the meaning ascribed thereto in Section 4.2(a) hereof.

        "Seller Recommendation" shall have the meaning ascribed thereto in Section 6.2(b) hereof.

        "Seller Restricted Stock Awards" shall mean awards of restricted Seller Common Stock issued under any of the Seller Stock Options Plans.

        "Seller SEC Reports" shall have the meaning ascribed thereto in Section 4.9(a) hereof.

        "Seller Stock Options" shall mean options to purchase Seller Common Stock issued under any of the Seller Stock Options Plans.

        "Seller Stock Option Plans" shall mean Seller's 2005 Stock Option and Grant Plan, as amended, and 2006 Stock Option and Incentive Plan, as amended.

        "Seller Stockholders" shall mean the holders of Seller Common Stock.

        "Seller Stockholders' Approval" shall have the meaning ascribed thereto in Section 4.24 hereof.

        "Seller Stockholders' Meeting" shall have the meaning ascribed thereto in Section 4.3 hereof.

        "Seller Termination Amount" shall have the meaning ascribed thereto in Section 8.3(a)(v) hereof.

        "Seller Trade Secrets" shall have the meaning ascribed thereto in Section 4.19(b)(ix) hereof.

        "Seller's Advisor" shall have the meaning ascribed thereto in Section 4.6 hereof.

        "Seller's Business" shall have the meaning ascribed thereto in Section 4.19(c)(ii) hereof.

        "Servicing Agreement" shall have the meaning ascribed thereto in Section 4.15(a)(x) hereof.

        "Servicing Transaction" means any Contract other than a Securitization Transaction pursuant to which Seller or any of its Subsidiaries is acting as a servicer of mortgage loans on behalf of the beneficial owners of such mortgage loans.

        "Subsequent Determination Notice" shall have the meaning ascribed thereto in Section 6.4(e) hereof.

        "Subsidiaries" shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

        "Superior Proposal" shall have the meaning ascribed thereto in Section 6.4(i) hereof.

        "Surviving Corporation" shall have the meaning ascribed thereto in Section 1.1 hereof.

        "Surviving Corporation Bylaws" shall have the meaning ascribed thereto in Section 1.5 hereof.

        "Surviving Corporation Charter" shall have the meaning ascribed thereto in Section 1.5 hereof.

        "Tax" shall mean: (A) any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and (B) any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any amounts described in clause (A).

        "Tax Return" shall mean any report, return, document, declaration, election or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.

        "Termination Amount" shall have the meaning ascribed thereto in Section 8.3(a)(i) hereof.

        "Termination Date" shall have the meaning ascribed thereto in Section 8.1(c) hereof.

        "Third Party Rights" shall have the meaning ascribed thereto in Section 4.19(b)(iii) hereof.

        "to the Knowledge of Seller" means the actual knowledge of the Key Employees.

        "Trade Secrets" shall have the meaning ascribed thereto in Section 4.19(c)(i)(D) hereof.

        "U.S." shall mean the United States.

        "Voting Agreement" shall have the meaning ascribed thereto in the recitals hereof.

*remainder of page has intentionally been left blank*

        IN WITNESS WHEREOF, Buyer, Merger Sub and Seller have caused this Agreement and Plan of Merger to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

COBRA GREEN LLC
By:	/s/ EUGENE A. GORAB
	Name:	Eugene A. Gorab
	Title:	President
COBRA ACQUISITION CORP.
By:	/s/ EUGENE A. GORAB
	Name:	Eugene A. Gorab
	Title:	President
CLAYTON HOLDINGS, INC.
By:	/s/ FRANK P. FILIPPS
	Name:	Frank P. Filipps
	Title:	Chief Executive Officer

Exhibit A

Execution Copy

LIMITED GUARANTY

        Limited Guaranty (the "Limited Guaranty"), dated as of April 13, 2008, is entered into by and among Greenfield Acquisition Partners V, L.P., a limited partnership (the "Guarantor"), and Clayton Holdings, Inc., a Delaware corporation (the "Seller").

        1.    LIMITED GUARANTY.    To induce Seller to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "Merger Agreement"; capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement), among Cobra Green LLC, a Delaware limited liability company (the "Buyer"), Cobra Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer (the "Merger Sub"), and Seller, the Guarantor absolutely, unconditionally and irrevocably guarantees to Seller the due and punctual payment of (i) the Seller Termination Amount, if and when due pursuant to Section 8.3(a)(v) of the Merger Agreement, or (ii) any awards not to exceed $9,000,000 in the aggregate granted pursuant to a final, non-appealable judgment of a Delaware Court (as defined below) for a claim based on fraud or intentional and material breach by Buyer under Section 8.2 of the Merger Agreement (the "Obligation"). Seller hereby agrees that (i) in no event shall the Guarantor be required to pay to any Person under, in respect of, or in connection with this Limited Guaranty more than the Seller Termination Amount (the "Cap Amount"), and (ii) the Guarantor shall have no obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guaranty other than as expressly set forth herein. Notwithstanding anything to the contrary set forth in this Limited Guaranty, Seller hereby agrees that, to the extent the Buyer does not have any payment obligation under Section 8.3(a)(v) of the Merger Agreement, the Guarantor shall similarly not have any obligations under this Limited Guaranty.

        2.    NATURE OF LIMITED GUARANTY.    This Limited Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment of the Obligation. This Limited Guaranty is in no way conditioned upon any requirement that Seller first attempt to collect the Obligation from Buyer or Merger Sub or resort to any security or other means of collecting payment. Should Buyer or Merger Sub default in the payment of the Obligation, or otherwise are unable for any reason to pay the Obligation as and when due, or if Seller is unable to bring a claim for the Obligation against Buyer or Merger Sub for any reason, the Guarantor's obligation hereunder shall become immediately due and payable to Seller. If any payment in respect of the Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligation up to the rescinded amount as if such payment had not been made. Seller hereby covenants and agrees that it shall not institute, and shall cause its affiliates not to institute, any proceeding or bring any other claim arising under, in connection with or resulting from, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Related Party (as defined below) except for claims against the Guarantor under this Limited Guaranty. Each party hereto hereby covenants and agrees that it shall not institute, and shall cause its affiliates not to institute, any proceeding asserting that the Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms.

        3.    CHANGES IN OBLIGATIONS; CERTAIN WAIVERS.    The Guarantor agrees that Seller may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligation (provided that the foregoing shall be subject to the prior written consent of Buyer to the extent such extension involves an amendment to the Merger Agreement), and may also make any agreement with Buyer or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between Seller on the one hand, and Buyer or Merger Sub, on the other hand, without in any way impairing or affecting this Limited Guaranty. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of Seller to assert any claim or demand or to enforce any right or remedy against Buyer or Merger Sub; (b) any change in the time, place or manner of payment of the Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with the Obligation (provided that any such rescission, waiver, compromise, consolidation or other amendment or modification shall be subject to the prior written consent of Buyer to the extent it involves any amendment of the Merger Agreement); (c) the addition, substitution or release of any other Person interested in the transactions contemplated by the Merger Agreement (provided that any such addition, substitution or release shall be subject to the prior written consent of Buyer to the extent it involves any amendment of the Merger Agreement); (d) any change in the corporate existence, structure or ownership of Buyer or Merger Sub; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or Merger Sub; (f) any lack of validity or enforceability of the Merger Agreement or any agreement or instrument relating thereto; (g) the existence of any claim, set-off or other rights that the Guarantor may have at any time against Buyer, Merger Sub or Seller, whether in connection with the Obligation or otherwise; or (h) the adequacy of any other means Seller may have of obtaining payment of the Obligation. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law that would otherwise require any election of remedies by Seller. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guaranty and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligation incurred and all other notices of any kind, all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Buyer or Merger Sub, and all suretyship defenses generally (other than defenses to the payment of the Obligation that are available to Buyer or Merger Sub under the Merger Agreement). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits.

        4.    NO SUBROGATION.    The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Buyer or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor's obligations under or in respect of this Limited Guaranty or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Seller against Buyer or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Buyer or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligation shall have been indefeasibly paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the indefeasible payment in full in cash of the Obligation, such amount shall be received and held in trust for the benefit of Seller, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to Seller in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligation, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Obligation.

        5.    NO WAIVER; CUMULATIVE RIGHTS.    No failure on the part of Seller to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Seller of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to Seller or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Seller at any time or from time to time.

        6.    REPRESENTATIONS AND WARRANTIES; COVENANTS.    The Guarantor hereby represents and warrants that:

          (a)   the execution, delivery and performance of this Limited Guaranty has been duly authorized by all necessary action and does not contravene any provision of the Guarantor's partnership agreement or certificate of formation, or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

          (b)   all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guaranty by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guaranty;

          (c)   this Limited Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights against the Guarantor generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

          (d)   the Guarantor has the financial capacity to pay and perform its Obligation under this Limited Guaranty, and all funds necessary for the Guarantor to fulfill its Obligation under this Limited Guaranty shall be available to the Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 11 hereof.

        7.    ASSIGNMENT.    Neither this Limited Guaranty nor any rights, interests or obligation hereunder shall be assigned by either party hereto (except by operation of Law) without the prior written consent of the other party hereto; except that during the period commencing on the date hereof through April 23, 2008, if a portion of the Guarantor's commitment under the Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of its Obligation hereunder may be assigned to the same assignee; provided that any such assignee delivers a guarantee to Seller in a form identical to this Limited Guaranty (only with such changes as are necessary to reflect the identity of the assignee and the portion of the Obligation being assumed by such assignee) and upon delivery of such guarantee the Guarantor effecting such assignment shall be relieved of, and shall have no further obligation with respect to, such portion of its Obligation hereunder.

        8.    NOTICES.    All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) addressed as follows:

  If to the Guarantor, to:

    Greenfield Acquisition Partners V, L.P.
    c/o Greenfield Partners, LLC
    50 North Water Street
    South Norwalk, CT 06854
    Facsimile No.: (203) 354-5060
    Attention: Barry P. Marcus

  with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    Four Times Square
    New York, New York 10036
    Facsimile No.: (212) 735-2000
    Attention: Stephen F. Arcano, Esq.
    Daniel Dusek, Esq.

  If to Seller, to:

    Clayton Holdings, Inc.
    2 Corporate Drive
    Shelton, Connecticut 06484
    Facsimile No.: (203) 926-5757
    Attention: Steven L. Cohen

  with a copy to:

    Goodwin Procter LLP
    Exchange Place
    Boston, Massachusetts 02109
    Facsimile No.: (617) 523-1231
    Attention: John R. LeClaire, Esq.
    Joseph L. Johnson III, Esq.

        9.    AMENDMENTS AND WAIVERS.    No amendment or waiver of any provision of this Limited Guaranty shall be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and Seller, or in the case of waiver, by the party against whom the waiver is sought to be enforced.

        10.    NO RECOURSE; RELEASE.    Seller acknowledges that the sole asset of Buyer is cash in a de minimis amount, and that no additional funds are expected to be contributed to Buyer unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Limited Guaranty or any document or instrument delivered contemporaneously or in connection herewith, and notwithstanding the fact that the Guarantor is a partnership, by its acceptance of the benefits of this Limited Guaranty, Seller acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, the Guarantor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, affiliate or assignee of the Guarantor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, affiliate or assignee of any of the foregoing (collectively, but not including Buyer or Merger Sub, each a "Related Party"), through Buyer or Merger Sub or otherwise, whether by or through attempted piercing of the corporate, limited partnership, or limited liability company veil, by or through a claim by or on behalf of Buyer or Merger Sub against the Guarantor or any Related Party (including a claim to enforce the Equity Commitment Letter), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to recover from the Guarantor (but not any Related Party) under and to the extent provided in this Limited Guaranty and subject to the Cap Amount and the other limitations set forth herein. Recourse against the Guarantor under and pursuant to the terms of this Limited Guaranty shall be the sole and exclusive remedy of Seller and all of its affiliates against the Guarantor or any Related Party in respect of any liabilities or obligations arising under, in connection with, the Merger Agreement or the transactions contemplated thereby. Nothing set forth in this Limited Guaranty shall confer or give or shall be construed to confer or give to any Person other than Seller (including any Person acting in a representative capacity) any rights or remedies against any Person, including the

Guarantor, except as expressly set forth herein. By acceptance of the Limited Guaranty, Seller hereby releases the Guarantor and each Related Party from and with respect to any claim, known or unknown, now existing or hereafter arising, other than any claims against the Guarantor under this Limited Guaranty (subject to the Cap Amount). Seller hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its affiliates not to institute, any proceeding or bring any other claim arising under, in connection with, relating to or resulting from the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, against Buyer or the Guarantor or any Related Party except for claims against a Guarantor under this Limited Guaranty (subject to the Cap Amount).

        11.    CONTINUING GUARANTY.    This Limited Guaranty shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns. Notwithstanding the foregoing, in the event that Seller or any of its affiliates asserts in any litigation or other proceeding that the provisions hereof (including, without limitation, Section 1 hereof) limiting the Guarantor's liability or any other provisions of this Limited Guaranty are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Related Party with respect to the transactions contemplated by the Merger Agreement or this Limited Guaranty other than liability of the Guarantor under this Limited Guaranty (as set forth in Section 1), then (i) the obligations of the Guarantor under this Limited Guaranty shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under this Limited Guaranty, the Guarantor shall be immediately entitled to recover such payments from Seller and Seller shall pay such amounts to the Guarantor, and (iii) neither the Guarantor nor any affiliates thereof shall have any liability to Seller with respect to the transactions contemplated by the Merger Agreement or under this Limited Guaranty.

        12.    TERMINATION.    The obligations of the Guarantor under this Limited Guaranty shall terminate at the earliest of (a) the Effective Time, (b) the time at which all amounts payable by the Guarantor under this Limited Guaranty shall be paid in full, (c) the termination of the Merger Agreement in accordance with Section 8.1(a) thereof and (d) the date which is 90 days following the termination of the Merger Agreement if Seller has not presented a claim for payment hereunder to such Guarantor (which claim shall set forth in reasonable detail the basis for such claim) by such 90th day.

        13.    GOVERNING LAW; JURISDICTION AND VENUE.    This Limited Guaranty shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Guarantor and Seller hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Limited Guaranty and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.

        14.    WAIVER OF JURY TRIAL.    THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY OR THE TRANSACTIONS CONTEMPLATED BY THIS LIMITED GUARANTY.

        15.    COUNTERPARTS.    This Limited Guaranty may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        16.    MISCELLANEOUS.    This Limited Guaranty contains the entire agreement of the Guarantor with respect to the matters set forth herein. The invalidity or unenforceability of any one or more sections of this Limited Guaranty shall not affect the validity or enforceability of its remaining provisions.

[Signature Page to Follow]

        IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Limited Guaranty as of the date first written above by its officers thereunto duly authorized.

GREENFIELD ACQUISITION PARTNERS V, L.P.
By:	GAP V Management, L.L.C., its General Partner
By:	/s/ BARRY P. MARCUS
	Name:	Barry P. Marcus
	Title:	Senior Vice President
CLAYTON HOLDINGS, INC.
By:	/s/ FRANK P. FILIPPS
	Name:	Frank P. Filipps
	Title:	Chief Executive Officer

Exhibit B

VOTING AGREEMENT

        THIS VOTING AND PROXY AGREEMENT (this "Agreement") is made and entered into as of April 13, 2008 by and among Cobra Green LLC, a Delaware limited liability company ("Buyer"), and the persons executing this Agreement as "Stockholders" on the signature page hereto (each, a "Stockholder" and collectively, the "Stockholders").

RECITALS

        WHEREAS, concurrently herewith, Buyer, Cobra Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Buyer ("Merger Sub"), and Clayton Holdings, Inc., a Delaware corporation ("Seller"), have entered into an Agreement and Plan of Merger (as amended from time to time, the "Merger Agreement") pursuant to which Buyer will acquire Seller by merging Merger Sub with and into Seller (the "Merger");

        WHEREAS, as of the date hereof, each Stockholder is the record and Beneficial Owner of, and has the sole right to vote and dispose of, that number of shares of Seller Common Stock set forth below such Stockholder's name in the signature page hereto;

        WHEREAS, obtaining Seller Stockholders' Approval is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

        WHEREAS, as an inducement to Buyer and Merger Sub to enter into the Merger Agreement and incurring the obligations therein, Buyer has required that each Stockholder enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I. CERTAIN DEFINITIONS

        Section 1.1    Capitalized Terms.    Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.

        Section 1.2    Other Definitions.    For the purposes of this Agreement:

          (a)   "Beneficial Owner" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

          (b)   "Owned Shares" means, with respect to each Stockholder, the Shares Beneficially Owned by such Stockholder as of the date of this Agreement and set forth below its name on the signature page hereto and, subject to the limitation set forth in Section 2.2 of this Agreement, any Shares acquired by such Stockholder after the date of this Agreement.

          (c)   "Shares" means shares of common stock, $0.01 par value per share, of Seller and all shares or other voting securities into which such shares of common stock may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of such common stock and entitled to vote in respect of the matters contemplated by Article II.

          (d)   "Transfer" means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance or other disposition of such security or the Beneficial Ownership thereof (including by operation of Law), or the entry into any Contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security or other rights in or of such security.

II. AGREEMENT TO VOTE

        Section 2.1    Agreement to Vote.    Subject to the terms and conditions hereof, each Stockholder irrevocably and unconditionally agrees that from and after the date hereof and until the earliest to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms (such earlier occurrence being the "Expiration Time"), at any meeting (whether annual or special, and at each adjourned or postponed meeting) of the Seller Stockholders, however called, each Stockholder will (x) appear at such meeting or otherwise cause its Owned Shares to be counted as present thereat for purposes of calculating a quorum and (y) vote, or instruct to be voted, all of such Stockholder's Owned Shares (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of the approval of any other matter that is required by applicable Law or a Governmental Authority to be approved by the Seller Stockholders to consummate the transactions contemplated by the Merger Agreement, including the Merger, (C) against any Acquisition Proposal other than the Merger or the Merger Agreement, and without regard to the terms of such Acquisition Proposal, (D) against any proposal made in opposition to, or in competition or inconsistent with, the Merger or the Merger Agreement, including the adoption thereof or the consummation thereof, (E) against any action or agreement that may reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VII of the Merger Agreement not being fulfilled, and (F) against any agreement, amendment of any agreement (including the Seller Charter or the Amended and Restated Bylaws of the Seller) or any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or may reasonably be expected to result in a breach of any of the covenants, representations, warranties or other obligations or agreements of Seller, Buyer or Merger Sub under the Merger Agreement, which may reasonably be expected to materially and adversely affect Seller, Buyer or Merger Sub or their respective abilities to consummate the transactions contemplated by the Merger Agreement within the time periods contemplated thereby.

        Section 2.2    Additional Shares.    Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Seller of the number of any new Shares with respect to which Beneficial Ownership is acquired by such Stockholder, if any, after the date hereof and before this Agreement is terminated pursuant to Section 5.1. Any such Shares shall automatically become subject to the terms of this Agreement as though owned by such Stockholder as of the date hereof; provided, however that the terms of this Agreement shall not apply to any Shares acquired by the Stockholders following the date hereof which, when added to the aggregate number of Shares then Beneficially Owned by the Stockholders, would provide the Stockholders with Beneficial Ownership in the aggregate of more than 40% of the Seller's then outstanding Shares (and for the avoidance of doubt, such acquired Shares shall not be deemed Owned Shares for purposes of this Agreement).

        Section 2.3    Restrictions on Transfer, Etc.    Each Stockholder agrees, from the date hereof until this Agreement is terminated pursuant to Section 5.1, not to (i) directly or indirectly Transfer any Owned Shares, (ii) tender any Owned Shares into any tender or exchange offer or otherwise, or (iii) grant any proxy with respect to such Stockholder's Owned Shares, deposit such Stockholder's Owned Shares into a voting trust, enter into a voting agreement with respect to any of such Stockholder's Owned Shares or otherwise restrict the ability of such Stockholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void.

        Section 2.4    Proxies.    Each Stockholder hereby revokes any and all previous proxies granted with respect to such Stockholder's Owned Shares. Each Stockholder will, if requested by Seller, (i) with respect to Owned Shares for which it is the record owner, grant a proxy appointing Eugene A. Gorab and Barry P. Marcus collectively, but each with full power of substitution, as such Stockholder's attorney-in-fact and proxy, for and in such Stockholder's name, to be counted as present and to vote in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, and (ii) with respect to Owned Shares for which it is not the record owner, obtain a "legal proxy" from the record owner to vote in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger. Any proxy granted by each Stockholder pursuant to this Section 2.4 shall be automatically revoked upon termination of this Agreement in accordance with its terms.

III. REPRESENTATIONS AND WARRANTIES

        Section 3.1    Representations and Warranties of Stockholders.    Each Stockholder represents and warrants to Buyer as follows:

          (a)   such Stockholder has the requisite capacity and all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

          (b)   this Agreement has been duly executed and delivered by such Stockholder and the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder;

          (c)   assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms;

          (d)   the execution and delivery of this Agreement by such Stockholder does not conflict with or violate any Law or agreement binding upon it, nor require any consent, notification, regulatory filing or approval; and

          (e)   except for restrictions in favor of Buyer pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the "blue sky" Laws of the various States of the United States, such Stockholder owns, beneficially and of record, all of such Stockholder's Owned Shares free and clear of any proxy, voting restriction or other lien and has sole voting power and sole power of disposition with respect to such Stockholder's Owned Shares, and no Person other than such Stockholder has any right to direct or approve the voting or disposition of any of such Stockholder's Owned Shares.

IV ADDITIONAL COVENANTS OF THE STOCKHOLDERS AND THE COMPANY

        Section 4.1    Disclosure.    Each Stockholder hereby authorizes Buyer, Merger Sub and Seller to publish and disclose in any announcement or disclosure required by the SEC, including the Proxy Statement, such Stockholder's identity and ownership of the Owned Shares and the nature of such Stockholder's obligation under this Agreement.

        Section 4.2    Non-Interference; Further Assurances.    Each Stockholder agrees that prior to the termination of this Agreement, such Stockholder shall not take any action that may reasonably be expected to make any representation or warranty of such Stockholder contained herein untrue or incorrect or may reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Stockholder of its obligations under this Agreement. Each Stockholder agrees, without further consideration but at Buyer's expense, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by Buyer to confirm and assure the rights and obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement.

        Section 4.3    No Solicitation.

          (a)   Upon execution of this Agreement, each Stockholder shall and shall cause its Affiliates and Representatives to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal.

          (b)   No Stockholder shall, and each Stockholder shall cause its Affiliates and its Representatives not to, directly or indirectly, (i) initiate, solicit, or knowingly encourage the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (ii) engage or participate in or knowingly facilitate any discussions or negotiations regarding, or furnish any non-public information to any Person (other than Buyer or Merger Sub) in connection with any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal or (iii) enter into any letter of intent, merger agreement, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or similar agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring any Stockholder to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing.

        Section 4.4    Waiver of Appraisal Rights.    To the extent permitted by applicable Law, each Stockholder hereby waives any rights of appraisal of rights of dissent from the Merger that Stockholder may have.

V. TERMINATION

        Section 5.1    Termination.    Subject to Section 5.2, this Agreement (i) may be terminated by the mutual written consent of the parties hereto or (ii) shall terminate without further action at the Expiration Time.

        Section 5.2    Effect of Termination.    Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of this Section 5.2 and Article VI of this Agreement, which will survive such termination. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any willful breach of this Agreement prior to the time of termination.

VI. GENERAL

        Section 6.1    Notices.    Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile, (i) if to a Stockholder, to the address set forth below such Stockholder's name on the signature page hereto, and (ii) if to Buyer, to the address set forth in Section 9.3 of the Merger Agreement, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (A) if delivered by hand or overnight courier service, when such delivery is made at the address specified in this Section 6.1, or (B) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6.1 and appropriate confirmation is received.

        Section 6.2    No Third Party Beneficiaries, Etc.    This Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement, or to make any Stockholder responsible for any of Buyer's or Merger Sub's obligations under the Merger Agreement.

        Section 6.3    Severability.    The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

        Section 6.4    Assignment.    Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto, in whole or part (whether by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempt to do so will be null and void.

        Section 6.5    Successors.    This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

        Section 6.6    Interpretation.    The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles and Sections refer to Articles and Sections of this Agreement unless the context requires otherwise. The words "include," "includes" and "including" are not limiting and will be deemed to be followed by the phrase "without limitation." The phrases "herein," "hereof," "hereunder" and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "or" shall be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (i) in the case of agreements, documents or instruments, by waiver or consent and (ii) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person will refer to its predecessors and successors and permitted assigns.

        Section 6.7    Amendments.    This Agreement may not be amended except by written agreement signed by all of the parties to this Agreement.

        Section 6.8    Extension; Waiver.    At any time prior to the Effective Time, Buyer, on the one hand, and the Stockholders, on the other hand, may (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (iii) unless prohibited by applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

        Section 6.9    Fees and Expenses.    Except as expressly provided in this Agreement, each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entry into of this Agreement and the consummation of the transactions contemplated hereby.

        Section 6.10    Entire Agreement.    This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

        Section 6.11    Rules of Construction.    The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

        Section 6.12    Remedies Cumulative.    Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

        Section 6.13    Counterparts; Effectiveness; Execution.    This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement will become effective and binding upon each Stockholder when executed by such Stockholder and Seller. This Agreement may be executed by facsimile signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

        Section 6.14    Specific Performance.    The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 6.15    Governing Law; Jurisdiction and Venue.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws. Each of Stockholder and Buyer hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

        Section 6.16    WAIVER OF JURY TRIAL.    THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

        Section 6.17    Action in Stockholder Capacity Only.    The parties acknowledge that this Agreement is entered into by each Stockholder solely in such Stockholder's capacity as the Beneficial Owner of such Stockholder's Owned Shares and nothing in this Agreement, including the restrictions in Section 4.3, shall in any way restrict or limit any action taken by any Affiliates or Representatives of such Stockholder in his capacity as a director or officer of the Company (but solely in such capacities as director or officer of the Company).

[Remainder of page intentionally left blank. Signature Page Follows.]

        IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

COBRA GREEN LLC
By:	/s/ EUGENE A. GORAB
	Name:	Eugene A. Gorab
	Title:	President
TA IX L.P.
By:	TA Associates IX LLC, its General Partner
By:	TA Associates, Inc., its Manager
By:	/s/ ROGER B. KAFKER
	Name:	Roger B. Kafker
	Its:	Managing Director
Owned Shares: 6,297,362
TA/ATLANTIC AND PACIFIC IV L.P.
By:	TA Associates AP IV L.P., its General Partner
By:	TA Associates, Inc., its General Partner
By:	/s/ ROGER B. KAFKER
	Name:	Roger B. Kafker
	Its:	Managing Director
Owned Shares: 1,484,323
TA STRATEGIC PARTNERS FUND A L.P.
By:	TA Associates SPF L.P., its General Partner
By:	TA Associates, Inc., its General Partner
By:	/s/ ROGER B. KAFKER
	Name:	Roger B. Kafker
	Its:	Managing Director
Owned Shares: 128,937

TA STRATEGIC PARTNERS FUND B L.P.
By:	TA Associates SPF L.P., its General Partner
By:	TA Associates, Inc., its General Partner
By:	/s/ ROGER B. KAFKER
	Name:	Roger B. Kafker
	Its:	Managing Director
Owned Shares: 23,142
TA INVESTORS II, L.P.
By:	TA Associates, Inc., its General Partner
By:	/s/ ROGER B. KAFKER
	Name:	Roger B. Kafker
	Its:	Managing Director
Owned Shares: 130,327
TA SUBORDINATED DEBT FUND, L.P.
By:	TA Associates SDF LLC, its General Partner
By:	TA Associates, Inc., its Manager
By:	/s/ ROGER B. KAFKER
	Name:	Roger B. Kafker
	Its:	Managing Director
Owned Shares: 219,136

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

Annex B

April 13, 2008

The Board of Directors
Clayton Holdings, Inc.
2 Corporate Drive
Shelton, Connecticut 06484

Members of the Board of Directors:

        We understand that Clayton Holdings, Inc. ("Clayton") proposes to enter into the Agreement and Plan of Merger, dated as of April 13, 2008 (the "Agreement"), among Clayton, Cobra Green LLC ("Cobra Green"), a newly formed entity formed by Greenfield Acquisition Partners V, L.P. ("Greenfield"), and Cobra Acquisition Corp., a wholly owned subsidiary of Cobra Green ("Merger Sub"), pursuant to which, among other things, Merger Sub will merge with and into Clayton (the "Merger") and each outstanding share of the common stock, par value $0.01 per share, of Clayton ("Clayton Common Stock") will be converted into the right to receive $6.00 in cash (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of Clayton Common Stock of the Consideration to be received by such holders in the Merger.

        In connection with this opinion, we have, among other things:

  (i)
  reviewed certain publicly available business and financial information relating to Clayton;

  (ii)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Clayton furnished to or discussed with us by the management of Clayton, including certain financial forecasts relating to Clayton prepared by the management of Clayton under alternative scenarios reflecting varying assumptions of the management of Clayton as to the timing and degree of recovery for the non-agency subprime and alternative "Alt-A" mortgage-backed securitizations market (such forecasts, the "Clayton Forecasts");

  (iii)
  discussed with members of senior management of Clayton (a) the past and current business, operations, financial condition and prospects of Clayton, including the liquidity needs of, and capital resources available to, Clayton in light of its obligations under its existing credit facility, including certain payments that will become due no later than March 31, 2009 and certain financial covenants which currently have been waived but are scheduled to be reinstated on March 31, 2009, and (b) certain trends and recent developments in, and prospects for, the non-agency mortgage-backed securitizations market, the non-conforming mortgage loan market, the mortgage lending industry and the housing industry, including the potential impact of such trends and developments on Clayton;

  (iv)
  reviewed the trading history for Clayton Common Stock and a comparison of such trading history with the trading histories of other companies we deemed relevant;

  (v)
  compared certain financial and stock market information of Clayton with similar information of other companies we deemed relevant;

  (vi)
  compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

The Board of Directors
Clayton Holdings, Inc.

  (vii)
  considered the results of our efforts to solicit, at the direction of Clayton, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Clayton;

  (viii)
  reviewed the Agreement; and

  (ix)
  performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Clayton that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Clayton Forecasts, we have been advised by the management of Clayton, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Clayton as to the future financial performance of Clayton under the alternative scenarios reflected therein. As you are aware, the Clayton Forecasts reflect assumptions of the management of Clayton as to the future financial performance of Clayton in light of the current downturn and uncertainties in the non-agency subprime and alternative "Alt-A" mortgage-backed securitizations market, which, if different than as assumed by the management of Clayton under the alternative scenarios reflected in the Clayton Forecasts, could have a material impact on our analyses. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Clayton, nor have we made any physical inspection of the properties or assets of Clayton. We have not evaluated the solvency of Clayton under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at Clayton's direction, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Clayton or the contemplated benefits of the Merger.

        We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger (including the payment by Cobra Green of a reverse termination fee in certain events as Clayton's exclusive remedy against Cobra Green, the amount of such reverse termination fee and the decision of Clayton to agree to such terms). Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of Clayton Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of Clayton. In addition, no opinion or view is expressed with respect to the fairness of the amount, nature or any other aspect of the compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Clayton or in which Clayton might engage or as to the underlying business decision of Clayton to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger.

The Board of Directors
Clayton Holdings, Inc.

        We have acted as financial advisor to Clayton in connection with the Merger and will receive a fee for our services, a portion of which was payable as a retainer, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Clayton has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

        We and our affiliates comprise a full service securities firm and commercial bank engaged in securities trading and brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of corporations and individuals. In the ordinary course of our businesses, we and our affiliates may actively trade the debt, equity or other securities or financial instruments (including bank loans or other obligations) of Clayton, certain affiliates of Greenfield and certain portfolio companies of TA Associates, Inc., an affiliate of certain stockholders of Clayton ("TA"), for our own account or for the accounts of customers, and accordingly, we or our affiliates may at any time hold long or short positions in such securities or financial instruments. In addition, we are a customer of Clayton.

        We and our affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Greenfield and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including providing certain cash management and treasury services to certain of its affiliates.

        We and our affiliates also in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to TA and certain of its portfolio companies and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as (i) underwriter in connection with certain offerings of equity or debt securities for certain portfolio companies of TA, (ii) agent, arranger, book runner and/or lender for certain credit facilities of certain portfolio companies of TA and (iii) financial advisor to certain portfolio companies of TA in connection with certain acquisition and disposition transactions.

        It is understood that this letter is for the benefit and use of the Board of Directors of Clayton in connection with and for purposes of its evaluation of the Merger.

        Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Fairness Opinion Review Committee.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Clayton Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

Annex C

Delaware General Corporation Law Section 262

§ 262. Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY COPY—SUBJECT TO COMPLETION

PROXY

CLAYTON HOLDINGS, INC.
2 Corporate Drive
Shelton, Connecticut 06484

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON            ,      , 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Frank P. Filipps, D. Keith Johnson, Frederick C. Herbst and Steven L. Cohen, and each of them individually, the proxies of the undersigned, with full power of substitution in each of them, and authorizes each of them to represent and to vote all shares of common stock, $0.01 par value per share, of Clayton Holdings, Inc., a Delaware corporation ("Clayton"), which the undersigned is entitled to vote at the Special Meeting of Stockholders of Clayton to be held on            ,       , 2008, at        , local time, at the offices of Goodwin Procter LLP, One Exchange Place, Boston, Massachusetts 02109 (the "Special Meeting").

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the proposals set forth on the reverse side hereof. In their discretion, the proxies are each authorized to vote upon any other matters that may properly be brought before the Special Meeting and at any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the board of directors' recommendations need only sign and date this proxy and return it in the enclosed envelope.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND
RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PROXY VOTING INSTRUCTIONS

MAIL—	Date, sign and mail your proxy card in the envelope provided as soon as possible.
-OR-
TELEPHONE—	Call toll free from any touchtone telephone and follow the instructions. Have your proxy card available when you call.
-OR-
INTERNET—	Access and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at or until Eastern Time the day before the meeting date.

        If you have any questions or need assistance in voting, please call D.F. King & Co., Inc., at                    .

-------------------------------Please detach along perforated line and mail in the envelope provided-------------------------------

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1.	To approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of April 13, 2008, among Clayton, Cobra Green LLC and Cobra Acquisition Corp., a wholly-owned subsidiary of Cobra Green LLC, pursuant to which each holder of shares of Clayton common stock will be entitled to receive $6.00 in cash, without interest and less any applicable withholding taxes, for each share of Clayton common stock held by such holder.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Clayton's Board of Directors Recommends a vote FOR Approval and Adoption of the Merger Agreement.
2.	To approve a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the Merger Agreement.	☐	☐	☐
Clayton's Board of Directors Recommends a vote FOR Proposal 2.
3.
To consider and act upon any other business as may properly come before the Special Meeting and any adjournments or postponements thereof, including to consider any procedural matters incident to the conduct of the Special Meeting.

        The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given.

Please be sure to sign and date this proxy.
Date:

Stockholder(s) signature(s):

        Please sign your name exactly as shown hereon. Where there is more than one holder, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.

PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY.

QuickLinks

TABLE OF CONTENTS
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE SPECIAL MEETING OF STOCKHOLDERS
THE MERGER
REGULATORY MATTERS
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
THE MERGER AGREEMENT
APPRAISAL RIGHTS
MARKET PRICE AND DIVIDEND DATA
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
FUTURE STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
  Annex A
Exhibit A
  Execution Copy
LIMITED GUARANTY
Exhibit B VOTING AGREEMENT
RECITALS
I. CERTAIN DEFINITIONS
II. AGREEMENT TO VOTE
III. REPRESENTATIONS AND WARRANTIES
IV ADDITIONAL COVENANTS OF THE STOCKHOLDERS AND THE COMPANY
V. TERMINATION
VI. GENERAL
  Annex B
  Annex C